UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

EQUITY COMMONWEALTH
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒    No fee required
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606
April 25, 2023
Dear Shareholder:
You are cordially invited to the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Equity Commonwealth. The Board of Trustees will hold the Annual Meeting in a virtual-only format. Meeting procedures for the virtual-only format will be disclosed ahead of the meeting, which will include a formal process for shareholders to participate and submit questions.
At the Annual Meeting, you will be asked to (i) consider and vote upon the 8 trustees named in our proxy materials to the Board of Trustees, (ii) approve, on a non-binding advisory basis, the compensation of our named executive officers as described in the Proxy Statement, (iii) consider and vote upon, on a non-binding advisory basis, the frequency with which the advisory vote on executive compensation should be held, (iv) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, (v) consider and vote upon an amendment to the Equity Commonwealth 2015 Omnibus Incentive Plan, and (vi) transact such other business as may properly come before the Annual Meeting. The accompanying Notice of the Annual Meeting describes these matters.
We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules, instead of mailing printed copies of those materials to each shareholder. Our proxy materials are available at www.proxyvote.com. We have sent to our shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials on the Internet. Please read the enclosed information carefully before submitting your proxy.
The Board of Trustees appreciates and encourages your participation in the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by following the instructions contained in our proxy materials. If you do attend the Annual Meeting, you may withdraw your proxy and vote at the Annual Meeting.

Sincerely,

Sam Zell
Chairman of the Board of Trustees

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606
NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 13, 2023
To the Shareholders of Equity Commonwealth:
NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Shareholders, and any adjournments or postponements thereof (the “Annual Meeting”), of Equity Commonwealth, a Maryland real estate investment trust (the “Company”), will be held in a virtual-only format on June 13, 2023 at 1:30 p.m. Central Time. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/EQC2023 and entering your control number included in the notice containing instructions on how to access Annual Meeting materials or your proxy card. The Annual Meeting will be held for the following purposes:
1.    to consider and vote upon the 8 trustees named in our proxy statement to the Board of Trustees (the “Board”);
2.    to consider and vote upon, on a non-binding advisory basis, the compensation of our named executive officers;
3.    to approve, on a non-binding advisory basis, the frequency with which the advisory vote on executive compensation should be held;
4.    to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;
5.    to consider and vote upon an amendment to the Equity Compensation 2015 Omnibus Incentive Plan; and
6.    to transact such other business as may properly come before the Annual Meeting or any postponement(s) or adjournment(s) thereof.
The Board will hold the 2023 Annual Meeting of Shareholders in virtual-only format. Broadridge, a global proxy services firm, will host the virtual-only Annual Meeting. In order to participate in the virtual-only Annual Meeting, vote during the Annual Meeting and submit questions, please log into the meeting platform at: www.virtualshareholdermeeting.com/EQC2023. Meeting procedures for the virtual-only format will be disclosed ahead of the meeting, which will include a formal process for shareholders to participate and submit questions. The virtual-only Annual Meeting will begin promptly at 1:30 p.m. Central Time, on June 13, 2023. Online access will begin at 1:15 p.m. Central Time. We encourage you to access the virtual-only Annual Meeting prior to the start time. Broadridge will have personnel ready to assist you with any technical difficulties you may have accessing the virtual-only Annual Meeting. Shareholders who hold their shares in “street name” through a broker or other financial institution or are registered shareholders may use the 16-digit control number and the instructions previously distributed to them to join the virtual-only Annual Meeting. We know of no other matters to come before the Annual Meeting. Only holders of record of Common Shares at the close of business on April 13, 2023 are entitled to notice of and to vote at the Annual Meeting or at any postponements or adjournments thereof.
Regardless of the number of shares you hold, as a shareholder your role is very important, and the Board strongly encourages you to exercise your right to vote. Pursuant to the U.S. Securities and Exchange Commission’s “notice and access” rules, our Proxy Statement, proxy card and 2022 Annual Report to Shareholders are available online at www.proxyvote.com.
We encourage you to contact the firm assisting us in the solicitation of proxies, D.F. King & Co., Inc. (“D.F. King”), if you have any questions or need assistance in voting your shares. Banks and brokers may call D.F. King collect at (212) 269-5550. Shareholders may call D.F. King toll-free at (800) 967-4607.

By Order of the Board of Trustees,

Orrin S. Shifrin
April 25, 2023	Executive Vice President,
Chicago, Illinois 60606	General Counsel and Secretary
REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE AT YOUR EARLIEST CONVENIENCE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE AT THE ANNUAL MEETING.

i

ii

EQUITY COMMONWEALTH
Two North Riverside Plaza, Suite 2100
Chicago, IL 60606

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Commonwealth, a Maryland real estate investment trust (“Equity Commonwealth,” the “Company” or “EQC”) on or about April 25, 2023 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 13, 2023, at 1:30 p.m., Central Time. The Board will hold the Annual Meeting in a virtual-only format in lieu of an in-person meeting. Meeting procedures for the virtual-only format will be disclosed ahead of the meeting, which will include a formal process for shareholders to participate and submit questions.
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.
Overview
In 2022, we focused our efforts on sourcing and evaluating potential investment opportunities across a range of property types where we could utilize our team’s talents to create long-term value for our shareholders. We are seeking to use the strength and liquidity of our balance sheet for investments in high-quality assets or businesses in a broad range of property types that offer a compelling risk-reward profile in order to create a foundation for long-term growth. We intend to be patient and disciplined in our evaluation of investment opportunities while remaining focused on proactive asset management, leasing and operations at our four remaining properties, some of which we may sell to the extent we determine that is in the best interests of our business objectives. We may also determine to sell, liquidate or otherwise exit our business if we believe doing so will maximize shareholder value.
In 2022, we repurchased $155.5 million of our Common Shares, at a weighted average, dividend adjusted price of $24.64 per share, and we ended the year with $2.6 billion of cash for future investment opportunities. We also made further progress on our Environmental, Social and Governance (“ESG”) initiatives, completing our third annual Global Real Estate Sustainability Benchmark (“GRESB”) real estate assessment, obtaining Leadership in Energy and Environmental Design (“LEED”) certification for our Capitol Tower property located at 206 East 9th Street in Austin, Texas (50% of our properties are now LEED certified), analyzing and disclosing EQC’s climate-related risks, and continuing to implement our diversity, equity and inclusion initiative, including implementing employee unconscious bias training and a vendor diversity initiative.

Since we took over responsibility for EQC in 2014 with a new Board and internalized management team, we have repositioned our Company and now have a small portfolio of higher-quality assets, a strong balance sheet with significant capacity and a track record of consistent execution. Through year-end 2022, we reduced our portfolio to four office properties in three cities, exiting 116 cities, 28 states and Australia:

* EQC Starting Portfolio includes properties classified as discontinued operations as of March 31, 2014 and excludes two land parcels previously classified as properties.
Through December 31, 2022, we have also accomplished the following:
•Completed $7.6 billion of dispositions, including the sale of 164 properties totaling 44 million square feet and three land parcels;
•Repaid debt and preferred equity balances of $3.3 billion;
•Paid $1.3 billion, or $10.50 per Common Share, of distributions to our common shareholders;
•Repurchased $595 million of our Common Shares at a weighted average, dividend adjusted price of $21.77 per share; and
•Accumulated a cash balance of $2.6 billion, or over $23.00 per share.

Use of Disposition Proceeds Through December 31, 2022

EQC
$7.6bn from the sale of 164 assets
Repaid debt and preferred equity of **$3.3bn**
$1.3bn of distributions to common shareholders
$595mm of common share repurchases
$2.6bn of cash*

* includes cash from operations

Through December 31, 2022, we have returned $1.9 billion to shareholders through common share distributions and share repurchases, and had a cash balance of $2.6 billion. Including our March 9, 2023 common share distribution of $468 million, or $4.25 per Common Share, we have returned $2.3 billion to shareholders through common share distributions and share repurchases, while maintaining a significant cash balance of over $2.1 billion for future opportunities.

2022 Performance Highlights
The Company’s significant accomplishments in 2022 included:
•Sourced and evaluated numerous external growth investment opportunities across a range of property types;
•Completed approximately 205,000 square feet of leasing in the four properties we held on December 31, 2022, including new leasing of approximately 109,000 square feet and lease renewals covering approximately 96,000 square feet;
•Continued to advance our ESG initiatives to enhance corporate office and property sustainability as well as social responsibility, including (i) obtaining LEED certification for our Capitol Tower property located in Austin, Texas (50% of our properties are now LEED certified), (ii) completing our third annual GRESB real estate assessment, and (iii) continuing to implement our diversity, equity and inclusion initiative, including implementing employee unconscious bias training and a vendor diversity initiative;
•Repurchased $155.5 million, or 6.1 million of our Common Shares, at a weighted average, dividend adjusted price of $24.64 per share, reducing our Common Shares outstanding by over 5.3%; and
•Fostered an entrepreneurial culture with an emphasis on transparency and open communication, where working passionately and collaboratively is fundamental.
Executive Compensation Highlights
Our executive compensation program is designed to accomplish four key objectives:
1.    Align the long-term interests of our executive officers with the interests of the Company and the Company’s shareholders;
2.    Reward financial and operating performance and leadership excellence;
3.    Fairly compensate executive officers who create long-term value for the Company’s shareholders; and
4.    Retain and motivate executives to remain at the Company for the long-term.
To advance these objectives, our executive compensation program is centered on pay-for-performance principles that are aligned with the interests of our shareholders, including the following key components:
•Pay-for-Performance Alignment – We maintain strong pay-for-performance alignment with 64% of 2022 target compensation for our CEO and 59% for our other named executive officers being at-risk compensation that is contingent upon Company performance.
•Performance-Based Annual Cash Incentives – For 2022, 67% of our named executive officers’ annual cash bonus targets are based on the achievement of corporate performance goals established at the beginning of the year, with the remaining 33% of annual cash bonus targets being based on individual performance goals. Our cash bonus program may result in significant fluctuations in payouts depending on our financial and operating success each year.
•Focus on Long-Term Performance and Alignment with Our Shareholders – 60% of target compensation for our CEO and an average of 50% for our other named executive officers is paid in long-term equity awards that further enhance our named executive officers’ alignment with shareholders. 67% of our long-term equity awards consist of performance awards subject to forfeiture based upon a primary metric of three-year relative total shareholder return (“TSR”), with a secondary metric of absolute TSR if the Company’s TSR is negative, reducing any earned performance award by 25%. The remaining 33% of our long-term equity awards are time-based and subject to vesting over a four-year period with half vesting in the fourth year.
•Commitment to Strong Compensation Governance – Our executive compensation program is designed to achieve an appropriate balance between risk and reward by employing both good compensation governance and appropriate risk mitigation features, including:
◦Compensation clawback policy that covers all incentive-based compensation (cash and equity) for our named executive officers that the Company intends to amend in a timely manner to comply with the recently effective SEC rules once the NYSE rules are finalized and become effective;
◦Equity ownership requirements (including 6x base salary for our CEO), with executives required to hold all equity awards until the guidelines are met;
◦Anti-hedging and anti-pledging policies applicable to all of our named executive officers;
◦Long-term vesting requirements on equity awards;

◦Caps on short-term annual incentive program and long-term incentive compensation payouts;
◦Multiple performance factors that provide for a range of payouts (not all or nothing); and
◦Double-trigger change in control provisions and no excise tax gross-ups.
Corporate Governance Highlights
We are committed to a corporate governance approach that promotes transparency as well as alignment with and accountability to our shareholders. We consistently look to improve our corporate governance policies and practices, including:

✔	Majority voting in uncontested trustee elections
✔	Annual trustee elections, with shareholder approval required to stagger the Board
✔	Lead independent trustee with robust duties
✔	Separate Chairman and Chief Executive Officer
✔	6 of 8 trustees are independent
✔	Regular executive sessions of independent trustees
✔	All members of Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent
✔	All members of Audit Committee are financially literate with two of three being audit committee financial experts under SEC rules
✔	Annual board and committee review and self-evaluations
✔	Code of Business Conduct and Ethics that covers trustees and employees as well as the Company’s relationships with its vendors
✔	Meaningful share ownership guidelines for our trustees (4x annual cash retainer), Chief Executive Officer (6x salary) and other named executive officers (3x salary)
✔	Opted out of Maryland business combination and control share acquisition statutes
✔	No shareholder rights plan (commonly known as a “poison pill”)
✔	Active shareholder engagement
✔	Shareholders have ability to amend the Company’s bylaws by majority vote
Our Board reviews our corporate governance practices regularly, and we strive to operate the Company on a foundation of strong corporate governance principles. For additional information, see pages 27-35 below regarding our corporate governance policies.

Proposal/Voting Overview

Proposal	Board Vote Recommendation	Page # for Additional Information
Election of 8 Trustees	FOR each nominee	10
Advisory vote on executive compensation	FOR	14
Advisory vote on the frequency of the advisory vote on executive compensation	FOR ONE YEAR	15
Ratification of the appointment of independent registered public accounting firm	FOR	16
Approval of an amendment to the Equity Commonwealth 2015 Omnibus Incentive Plan	FOR	18
Annual Meeting Information

Date & Time:	June 13, 2023, at 1:30 p.m. Central Time
Place:	Virtual meeting at www.virtualshareholdermeeting.com/EQC2023
Record Date:	April 13, 2023
How to Vote

Online:	Vote at www.proxyvote.com using the shareholder identification number provided in the Proxy Notice
Telephone:	If you received printed materials, follow the “Vote by Phone” instructions on the proxy card
Mail:	If you received printed materials, mark, sign and date the proxy card and return it in the pre-paid envelope
Trustee Nominees

Name	Age as of Annual Meeting	Trustee Since	Independent
Sam Zell	81	2014
Ellen-Blair Chube	42	2020	X
Martin L. Edelman	82	2014	X
David A. Helfand	58	2014
Peter Linneman	72	2014	Lead Independent Trustee
Mary Jane Robertson	69	2014	X
Gerald A. Spector	76	2014	X
James A. Star	62	2014	X

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this Proxy Statement?
This Proxy Statement is furnished by the Board of Equity Commonwealth, a Maryland real estate investment trust, in connection with the Board’s solicitation of proxies for the Annual Meeting, and any adjournments or postponements thereof, to be held in a virtual-only format on June 13, 2023, at 1:30 p.m., Central Time. This Proxy Statement is first being made available to shareholders on or about April 25, 2023. Unless the context requires otherwise, references in this Proxy Statement to “Equity Commonwealth,” “we,” “our,” “us” and the “Company” refer to Equity Commonwealth, together with its consolidated subsidiaries.
Why didn’t I automatically receive a paper copy of the Proxy Statement, proxy card and Annual Report?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials via the Internet. Accordingly, rather than paper copies of our proxy materials, we are sending a Notice of Internet Availability of Proxy Materials (the “Proxy Notice”) to our shareholders.
How can I receive electronic access to the proxy materials?
The Proxy Notice includes instructions on how to access our proxy materials over the Internet at www.proxyvote.com and how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.
In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of our annual meetings. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and the proxy voting site. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.
What am I being asked to vote on?
You are being asked to consider and vote upon the following proposals:
●    Proposal 1 (Election of Trustees): the election of the 8 trustees named in this Proxy Statement to our Board;
●    Proposal 2 (Advisory Vote on Executive Compensation): on a non-binding advisory basis, the compensation of our named executive officers, as described in this Proxy Statement;
●    Proposal 3 (Advisory Vote on Frequency of Advisory Vote on Executive Compensation): on a non-binding advisory basis, of the frequency with which the advisory vote on executive compensation should be held;
●    Proposal 4 (Ratification of the Appointment of Ernst & Young LLP): the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
●    Proposal 5 (Amendment to the 2015 Omnibus Incentive Plan): an amendment to the Equity Commonwealth 2015 Omnibus Incentive Plan.
Our Board knows of no other matters to be brought before the Annual Meeting.
What are the Board’s voting recommendations?
The Board recommends that you vote as follows:
●    Proposal 1 (Election of Trustees): “FOR” each of the Board’s nominees for election as trustee;
●    Proposal 2 (Advisory Vote on Executive Compensation): “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers;
●    Proposal 3 (Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation): “ONE YEAR,” on a non-binding advisory basis, for the frequency of holding advisory votes on executive compensation;
●    Proposal 4 (Ratification of the Appointment of Ernst & Young LLP): “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and
●    Proposal 5 (Amendment to the 2015 Omnibus Incentive Plan): “FOR” the amendment to the Equity Commonwealth 2015 Omnibus Incentive Plan.

Who is entitled to vote at the Annual Meeting?
The close of business on April 13, 2023 has been fixed as the record date (the “Record Date”) for the Annual Meeting. Only shareholders of record of our Common Shares of beneficial interest, $0.01 par value per share (“Common Shares”), at the close of business on the Record Date are entitled to notice of, to attend, and to vote at the Annual Meeting. On April 13, 2023, we had 109,701,592 Common Shares outstanding.

What are the voting rights of shareholders?
Each Common Share is entitled to one vote on each matter to be voted on.
How do I vote?
If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the shareholder of record with respect to those shares and the Proxy Notice was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card (the “Proxy Agents”) how to vote your Common Shares in one of the following ways:
●    Vote online. You can access proxy materials and authorize a proxy to vote your shares at www.proxyvote.com. To vote online, you must have the shareholder identification number provided in the Proxy Notice.
●    Vote by telephone. If you received printed materials, you also have the option to authorize a proxy to vote your shares by telephone by following the “Vote by Phone” instructions on the proxy card.
●    Vote by regular mail. If you received printed materials and would like to authorize a proxy to vote your shares by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.
Proxies submitted over the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern Time, on June 12, 2023.
If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Proxy Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.
How are proxy card votes counted?
Proxies submitted properly via one of the methods discussed above will be voted in accordance with the instructions contained therein. If the proxy is submitted but voting instructions are not made, the proxy will be voted “FOR” each of the 8 trustee nominees, “FOR” approval, on a non-binding advisory basis, of the compensation of our named executive officers, “FOR” one year as the frequency of holding advisory votes on executive compensation, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, “FOR” the amendment to the Equity Commonwealth 2015 Omnibus Incentive Plan, and in such manner as the Proxy Agents, in their discretion, determine upon such other business as may properly come before the Annual Meeting. If the proxy is submitted and voting instructions are made for some, but not all, of the proposals, as to matters in which instructions are given, the proxy will be voted in accordance with those instructions, and for all other proposals, the proxy will be voted as described in the prior sentence.
If your Common Shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our Common Shares are traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold Common Shares for a beneficial owner do not receive voting instructions from that owner at least 10 days prior to the Annual Meeting, the broker may only vote on the proposal if it is considered a “routine” matter under the NYSE’s rules. On non-routine matters, nominees do not have discretionary voting power and cannot vote without instructions from the beneficial owners, resulting in a so-called “broker non-vote.” Pursuant to the rules of the NYSE, the election of trustees, the approval of the compensation of our named executive officers, the frequency of holding advisory votes on executive compensation, and the amendment to the Equity Commonwealth 2015 Omnibus Incentive Plan, are each a “non-routine” matter and brokerage firms may not vote without instructions from their client on these matters, resulting in a broker non-vote. In contrast, ratification of the appointment of an independent registered public accounting firm is considered a “routine” matter under NYSE’s rules, which means that brokers have discretionary voting authority to the extent they have not received voting instructions from their client on the matter.

How many votes are needed for each of the proposals to pass?
The proposals to be voted on at the Annual Meeting have the following voting requirements:
●    Proposal 1 (Election of Trustees): You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees or vote “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. Pursuant to our Articles of Amendment and Restatement of Declaration of Trust (our “Declaration of Trust”), in an uncontested election, a majority of votes cast at the Annual Meeting is required to elect each trustee. “Majority of votes cast” means that the number of shares voted “FOR” a trustee’s election exceeds 50% of the total number of votes cast with respect to that trustee’s election, with votes “cast” including all votes “FOR” and “WITHHOLD.” There is no cumulative voting in the election of trustees. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.
●    Proposal 2 (Advisory Vote on Executive Compensation): You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 2. The affirmative vote of a majority of votes cast at the Annual Meeting is required to adopt a resolution approving, on a non-binding advisory basis, the compensation of our named executive officers described in this Proxy Statement. For purposes of the vote on Proposal 2, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions and broker non-votes will count toward the presence of a quorum. While the vote on Proposal 2 is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the compensation of our named executive officers.
●    Proposal 3 (Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation): You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on Proposal 3. The affirmative vote of a majority of votes cast at the Annual Meeting by shareholders will be the frequency selected (on a non-binding advisory basis) by the shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option recommended by shareholders. For purposes of the vote on Proposal 3, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions and broker non-votes will count toward the presence of a quorum. While the vote on Proposal 3 is advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.
●    Proposal 4 (Ratification of the Appointment of Ernst & Young LLP): You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 4. The affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. For purposes of the vote on Proposal 4, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote, although abstentions will count toward the presence of a quorum. Broker non-votes are not expected for this proposal.
●    Proposal 5 (Amendment to the 2015 Omnibus Incentive Plan): You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal 5. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve the amendment to the Equity Commonwealth 2015 Omnibus Incentive Plan. For purposes of the vote on Proposal 5, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote, although abstentions and broker non-votes will count toward the presence of a quorum.
What will constitute a quorum at the Annual Meeting?
A quorum of shareholders is required for shareholders to take action at the Annual Meeting, except that the Annual Meeting may be adjourned if less than a quorum is present. The presence, through the virtual meeting platform or by proxy, of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Shares that are voted “FOR,” “AGAINST,” “WITHHOLD” or “ABSTAIN” will be treated as being present at the Annual Meeting for purposes of establishing a quorum. Accordingly, if you have returned a valid proxy or attend the Annual Meeting through the virtual meeting platform, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters. Broker non-votes will also be counted as present for purposes of determining the presence of a quorum.
Who can attend the Annual Meeting?
Only shareholders as of the close of business on the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Shareholders may be asked to provide proof of stock ownership as of the close of business on the Record Date. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the close of business on the Record Date, such as your most recent account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or other similar evidence of ownership.
If I plan to attend the Annual Meeting, should I still vote by proxy?
Yes. Voting in advance does not affect your right to attend the virtual-only Annual Meeting. If you send in your proxy card and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you want to change your vote. Ballots will be available at the meeting for shareholders of record as of the close of business on the Record Date. If you are not a shareholder of record as of the close of business on the Record Date, but hold shares through a broker or nominee (i.e., in street name), you may vote your shares at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Will any other matters be voted on?
The proposals set forth in this Proxy Statement constitute the only business that the Board intends to present at the Annual Meeting. The proxy does, however, confer discretionary authority upon the Proxy Agents or their substitutes to vote on any other business that may properly come before the meeting. If the Annual Meeting is postponed or adjourned, the Proxy Agents can vote your shares on the new meeting date as well, unless you have revoked your proxy.

May I change my vote after I have voted?
You may revoke your proxy at any time prior to its use by (i) delivering a written notice of revocation to our Secretary at Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, (ii) filing a duly executed proxy bearing a later date with us, or (iii) attending and voting at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a previously authorized proxy unless you vote again. If your Common Shares are held by a broker, bank or any other persons holding Common Shares on your behalf, you must contact that institution to revoke a previously authorized proxy.
Who is soliciting the proxies and who pays the costs?
The enclosed proxy for the Annual Meeting is being solicited by the Board. Proxies also may be solicited, without additional compensation, by our trustees and officers by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our Common Shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained D.F. King to assist in the solicitation of proxies, for which we will pay a fee of $10,000 plus reimbursement of expenses. We have agreed to indemnify D.F. King against certain liabilities arising out of our agreement with D.F. King.
No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this Proxy Statement does not imply that the information herein has remained unchanged since the date of this Proxy Statement.
Whom should I call if I have questions or need assistance voting my shares?
Please call the firm assisting us in the solicitation of proxies, D.F. King, if you have any questions or need assistance in voting your shares. Banks and brokers may call D.F. King collect at (212) 269-5550. Shareholders may call D.F. King toll-free at (800) 967-4607.

PROPOSAL 1: ELECTION OF TRUSTEES
The Board has set the number of trustees at 8. The 8 individuals named below, each of whom currently serves on our Board, have been recommended by our Nominating and Corporate Governance Committee and nominated by our Board to serve on the Board until our 2024 Annual Meeting of Shareholders and until their respective successors are elected and qualified. Based on its review of the relationships between the trustee nominees and the Company, the Board has determined that all of our trustees, other than Sam Zell and David Helfand, are independent under applicable SEC and NYSE rules.
The Board has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve as a member of the Board if elected. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Under these circumstances, the Board also may, as permitted by our bylaws, decrease the size of the Board.
The Nominating and Corporate Governance Committee has set forth in a written policy the minimum qualifications that a trustee candidate must possess. See “Corporate Governance and Board Matters—Trustee Nominee Selection Process.”
Trustee Nominees
The table below sets forth the names, ages and years of service of the trustees nominated for election at the Annual Meeting, as well as the positions and offices held.

Name	Position With the Company	Age as of the Annual Meeting	Years of Service
Sam Zell	Chairman of the Board	81	9
Ellen-Blair Chube	Trustee	42	3
Martin L. Edelman	Trustee	82	9
David A. Helfand	President, Chief Executive Officer and Trustee	58	9
Peter Linneman	Lead Independent Trustee	72	9
Mary Jane Robertson	Trustee	69	9
Gerald A. Spector	Trustee	76	9
James A. Star	Trustee	62	9
Set forth below is certain biographical information of our trustee nominees.
Sam Zell has been our trustee and Chairman of the Board since May 2014. Mr. Zell is also the founder and has served as the Chairman of Equity Residential (NYSE: EQR), a multifamily real estate investment trust, and Equity LifeStyle Properties, Inc. (NYSE: ELS), a real estate investment trust focused on manufactured home communities, since 1993. Mr. Zell is also the Chairman of Equity Group Investments (“EGI”), a private entrepreneurial investment firm he founded more than 50 years ago. He is also founder and Chairman of Equity International, a private investment firm focused on real estate-related companies outside the U.S., which introduced the first Brazilian and Mexican real estate companies, respectively, to NYSE. Previously, Mr. Zell also served as Chairman of the Board of Equity Distribution Acquisition Corp., a special purpose acquisition company, from its formation in 2020 to its dissolution in September 2022. Mr. Zell also previously served as Chairman of the Board of Covanta Holding Corporation, a world leader in providing sustainable waste and energy solutions, from 2005 to 2021, when it was acquired by EQT Infrastructure. In addition, Mr. Zell founded and served as Chairman of Equity Office Properties Trust (“EOP”), which was sold in February 2007 for $39 billion in the largest private equity transaction at the time. Mr. Zell also previously served as Chairman of Anixter International Inc., a leading global provider of communications, security, and wire and cable products, from 1985 to 2020. Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business, the Zell Fellows Program at Northwestern University’s Kellogg School of Management, and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC). The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support. Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton Real Estate Center. Mr. Zell was recognized in 2017 by Forbes as one of the 100 Greatest Living Business Minds. He holds a J.D. and a B.A. from the University of Michigan.

Our Board determined that Mr. Zell should serve on our Board based on his experience of over 40 years as a chairman, director and executive of various companies, his management of billions of dollars in global investments, his strong track record of stewarding companies towards the maximization of their potential and being recognized as a founder of the modern real estate investment trust (“REIT”) industry and a leading driver for increased transparency and strong corporate governance.

Ellen-Blair Chube became a trustee in September 2020. Ms. Chube has served as a Partner, Managing Director and Client Service Officer for the Investment Bank for William Blair since 2015. Ms. Chube is responsible for high-level engagement with clients, including the development of a global client service platform to obtain insights and feedback from the firm’s clients on their individual and collective interactions. Prior to joining William Blair, Ms. Chube was Vice President and Chief of Staff to the Chairman and CEO at Ariel Investments. In that role, she was responsible for providing strategic and operational support, as well as translating the firm’s short and long-term vision into actionable strategies. Before Ariel, Ms. Chube spent nearly a decade in Washington, DC working on financial services policy in both the House of Representatives and the U.S. Senate. She served as the Staff Director for the Senate Banking Subcommittee on Security, International Trade and Finance, and Senator Evan Bayh’s chief adviser on all Banking Committee and economic issues. She was responsible for his legislative priorities (specifically on corporate governance) in the Dodd-Frank financial regulatory reform bill enacted in July 2010. Ms. Chube serves on the board of Oil-Dri Corporation of America (NYSE: ODC), where she serves as chair of the Nominating Committee and is a member of the Compensation Committee. She is a trustee of the Museum of Contemporary Art in Chicago (Chair, Audit Committee; Finance, Executive Committee) and is on the board of Uniting Voices Chicago (Chair, Nominating and Governance Committee; Executive Committee). Ms. Chube holds a J.D. from Georgetown University Law Center and a B.A. in political science from Northwestern University.
Our Board determined that Ms. Chube should serve on our Board based on her leadership experience in investment management, her extensive knowledge and background in financial regulation and policymaking and her significant experience serving on the boards of public and private companies.
Martin L. Edelman has been our trustee since July 2014. Mr. Edelman has served as Of Counsel in the Real Estate practice of Paul Hastings LLP, an international law firm, since 2000. Mr. Edelman has been a real estate advisor to Grove Investors and is a partner at Fisher Brothers, a real estate partnership. Mr. Edelman is a Director of Blackstone Mortgage Trust, Inc. (NYSE: BXMT), Aldar Properties PJSC (ADX: ALDAR) and GlobalFoundries (NASDAQ: GFS). He served as a Director of Morgans Hotel Group Co. (NASDAQ: MHGC) from 2014 to 2015, as a Director of Avis Budget Group, Inc. (NASDAQ: CAR) from 1997 to 2013, as a Director of Ashford Hospitality Trust, Inc. (NYSE: AHT) from 2003 to 2014 and also served on the Board of Directors of Advanced Micro Devices, Inc. (NYSE: AMD) from 2012 to 2017. He also currently serves on the boards of various nongovernmental organizations. Mr. Edelman has more than 40 years of experience and concentrates his practice on real estate and corporate mergers and acquisitions transactions. The focus of Mr. Edelman’s practice has been large, complex transactions, including cross-border transactions. He has been involved in all stages of legal development of pioneering financial structures, including participating debt instruments, institutional joint ventures in real estate, and joint ventures between U.S. financial sources and European real estate companies. He has also done extensive work in Europe, Canada, Mexico, Japan, the Middle East, and Latin America. Mr. Edelman holds an A.B. from Princeton University and an LL.B. from Columbia Law School.
Our Board determined that Mr. Edelman should serve on our Board based on his experience advising companies in complex real estate and corporate transactions, his extensive legal and financial background with over 40 years of experience in the legal profession and his considerable experience in complex negotiations involving acquisitions, dispositions and financing.
David A. Helfand has been our trustee, President and Chief Executive Officer since May 2014. Mr. Helfand serves as an Advisor to EGI, a private investment firm, where he previously served as Co-President, overseeing EGI’s real estate activities. Prior to EGI, Mr. Helfand was Founder and President of Helix Funds LLC (“Helix Funds”), a private real estate investment management company, where he oversaw the acquisition, management and disposition of more than $2.2 billion of real estate assets. While at Helix Funds, he also served as Chief Executive Officer for American Residential Communities LLC (“ARC”), a Helix Funds portfolio company. Before founding Helix Funds, Mr. Helfand served as Executive Vice President and Chief Investment Officer for EOP, the largest REIT in the U.S. at the time, where he led approximately $12 billion of mergers and acquisitions activity. Prior to working with EOP, Mr. Helfand served as a Managing Director and participated in the formation of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He was also the President and Chief Executive Officer of Equity LifeStyle Properties (NYSE: ELS), an operator of manufactured home communities, and served as Chairman of the board’s audit committee. His earlier career included investment activity in a variety of asset classes, including retail, office, parking and multifamily. In February 2021, Mr. Helfand joined the board of JAWS Mustang (NYSE: JWSM), a special purpose acquisition company focused on non-real estate investments in leading companies across a variety of industries. He also serves as a Director of the Ann & Robert H. Lurie Children’s Hospital of Chicago, on the National Association of Real Estate Investment Trusts (“Nareit”) Advisory Board of Governors, on the Executive Committee of the Samuel Zell and Robert Lurie Real Estate Center at the Wharton School of the University of Pennsylvania, on the Executive Committee of the Kellogg Real Estate Center at Northwestern University, and on the Board of Visitors at the Weinberg College of Arts and Sciences at Northwestern University. Mr. Helfand holds an M.B.A. from the University of Chicago Graduate School of Business and a B.A. from Northwestern University.
Our Board determined that Mr. Helfand should serve on our Board based on his over 25 years of extensive experience managing real estate investments and his executive leadership of domestic and international real estate-related companies in the residential and commercial space.

Dr. Peter Linneman has been our trustee since May 2014. Dr. Linneman has been the Founding Principal of Linneman Associates, a real estate advisory firm, since 1979. Dr. Linneman has served as the Chief Executive Officer of American Land Funds and KL Realty Fund, private real estate acquisition firms, since 2010. Dr. Linneman previously served as Senior Managing Director of Equity International, a private investment firm focused on real estate-related companies outside the U.S., from 1998 to 1999, and Vice Chairman of Amerimar Realty, a private real estate investment company, from 1996 to 1997. Dr. Linneman has served on over 20 public and private company boards, including having served as Chairman of the Board of Rockefeller Center Properties, Inc., a real estate investment trust, where he led the successful restructuring and sale of Rockefeller Center in the mid-1990s, and having served on the Board of Directors of Atrium European Real Estate, a public European real estate company. Dr. Linneman currently serves on the Board of Directors of Regency Centers Corporation (NASDAQ: REG), AG Mortgage Investment Trust, Inc. (NYSE: MITT) and Paramount Group Inc. (NYSE: PGRE), each of which is a public real estate investment trust. He has experience as a financial consultant and has served on numerous audit committees. He is the author of the Linneman Letter, Real Estate Finance and Investments: Risks and Opportunities and over 100 scholarly publications. Dr. Linneman is also the Emeritus Albert Sussman Professor of Real Estate, Finance and Public Policy at the Wharton School of the University of Pennsylvania, where he was a professor of Real Estate, Finance and Public Policy from 1979 to 2011 and was the founding co-editor of The Wharton Real Estate Review. He also served as the Director of Wharton’s Samuel Zell and Robert Lurie Real Estate Center for 13 years. Dr. Linneman holds both Master’s and Doctoral degrees in economics from the University of Chicago and a B.A. from Ashland University.
Our Board determined that Dr. Linneman should serve on our Board based on his active involvement in real estate investment, strategy and operation for nearly 40 years and his extensive experience serving on the boards of public companies.

Mary Jane Robertson has been our trustee since July 2014. Ms. Robertson was the Executive Vice President, Chief Financial Officer and Treasurer of Crum & Forster Holdings Corp. (“C&F”), an insurance holding company and a wholly-owned subsidiary of Fairfax Financial Holdings Limited (TSX: FFH), from 1999 to 2014. C&F was an SEC reporting company from 2004 to 2010. Prior to joining C&F, from 1998 to 1999, Ms. Robertson was Managing Principal, Chief Financial Officer and Treasurer of Global Markets Access Ltd. (Bermuda), a company that was formed to act as a financial guaranty reinsurer. Ms. Robertson also served as Senior Vice President and Chief Financial Officer of Capsure Holdings Corp. (“Capsure”), a former NYSE-traded insurance holding company, from 1993 to 1997 and was Executive Vice President and Chief Financial Officer of United Capitol Insurance Company, a specialty excess and surplus lines insurer in Atlanta acquired by Capsure in 2010, from its founding in 1986 to 1993. She is a Certified Public Accountant with 10 years of public accounting experience at Coopers & Lybrand. From 2009 to 2014, Ms. Robertson served as a Director of C&F and, from 1999 to 2014, she served as a Director of substantially all of C&F’s direct and indirect wholly owned subsidiaries. Ms. Robertson previously served on the Board of Directors of Russell Corporation, a former NYSE-listed public company, from July 2000 to August 2006 and was Chair of its audit committee from 2002 to 2006. Ms. Robertson holds a Bachelor of Commerce from the University of Toronto. She is currently engaged in charitable activities and serves on not-for-profit boards.
Our Board determined that Ms. Robertson should serve on our Board based on her 30 years of experience as Chief Financial Officer of public and private companies and her accounting background.
Gerald A. Spector has been our trustee since July 2014. From June 1993 through June 2019, Mr. Spector served on the Board of Trustees of Equity Residential, a real estate investment and management company focusing on apartment communities, including as the Vice Chairman from 2007 through June 2019 and as a member of the audit committee. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009, following the Tribune’s 2008 Chapter 11 bankruptcy. Mr. Spector was Executive Vice President of Equity Residential from March 1993 and was Chief Operating Officer of Equity Residential from February 1995 until his retirement in December 2007. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector holds a B.S.B.A. from Roosevelt University. Mr. Spector is a Certified Public Accountant.
Our Board determined that Mr. Spector should serve on our Board based on his extensive management and financial experience acquired through more than 45 years of managing and operating real estate companies through various business cycles, his experience in driving operational excellence and development of strategic changes in portfolio focus and his demonstrated leadership skills at the corporate board and executive levels.

James A. Star has been our trustee since July 2014. Mr. Star is Executive Chairman (previously having served, since 2003, as President and Chief Executive Officer) of Longview Asset Management (“Longview”), a multi-strategy investment firm which assesses, implements and oversees a wide variety of publicly traded and private equity investments across multiple industries and countries, for which he had been a portfolio manager since 1998. He has also served since 1994 as a Vice President of Henry Crown and Company, a private family investment firm affiliated with Longview. Mr. Star began his investment career in 1991 as a securities analyst after practicing corporate and securities law as a member of the Illinois bar. Mr. Star has been a member of the investment committees for the retirement plans of Henry Crown and Company since 1995, Great Dane Limited Partnership since 1997 and, since 2014, Gillig LLC, Provisur Technologies, Inc. and Trail King Industries, Inc. He has also served as a manager of Longview Trust Company since 2006. Since May 2019, Mr. Star has served on the Board of Directors of Chewy, Inc. (NYSE: CHWY), a leading online retailer of pet food and products. Mr. Star previously served on the Board of Directors of the parent company of PetSmart, a leading retailer of pet supplies and services, from 2014 to 2019. Mr. Star also previously served on the Boards of Directors of Allison Transmission Holdings, Inc. (NYSE: ALSN) from May 2016 to May 2018, and Teaching Strategies, a software company focused on the education market, from 2014 until its sale in 2021. He is a non-executive chairman of Atreides Management, a technology-focused investment firm, a director of a private company focused on ESG-rated securities, a director of a private educational content company that provides reading readiness materials for schoolchildren, and serves on advisory boards related to Paragon Biosciences (a drug discovery company), Valor Equity Partners (a growth capital firm) and Kabouter Management (an international equities manager). Mr. Star received a B.A. from Harvard University and holds a J.D. from Yale Law School and a Masters of Management from Kellogg Graduate School of Management at Northwestern University.
Our Board determined that Mr. Star should serve on our Board based on his significant investment management experience and his experience serving on boards of trustees.

Vote Required and Recommendation
Trustees are elected by a majority of votes cast in an uncontested election (meaning an election in which the number of nominees for election equals or is less than the number of trustees to be elected). The current election is uncontested and therefore, a majority of votes cast for each trustee nominee is required to elect a trustee nominee. For purposes of this proposal, “a majority of votes cast” means that the number of shares voted “FOR” a trustee’s election exceeds 50% of the total number of votes cast with respect to that trustee’s election, and votes “cast” means votes “FOR” and “WITHHOLD.” There is no cumulative voting in the election of trustees. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” ELECTION OF EACH OF THE NOMINEES SET FORTH ABOVE.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act, we are presenting this proposal, commonly known as a “say-on-pay” proposal, to provide shareholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as described in this Proxy Statement.
We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain effective executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying compensation to the achievement of key operating objectives that we believe enhance shareholder value over the long term and by encouraging executive share ownership so that a portion of each executive’s compensation is tied directly to shareholder value.
For these reasons, we are recommending that our shareholders vote “FOR” the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2022, as disclosed in the “Compensation Discussion and Analysis,” the compensation tables and the related narrative executive compensation disclosure contained in the Proxy Statement.”
While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our named executive officers.
Vote Required and Recommendation
The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the matter is required to approve (on a non-binding advisory basis) the compensation of the Company’s named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are presenting this proposal, commonly referred to as a “say‑on‑frequency” proposal, to provide shareholders the opportunity to cast a non‑binding advisory vote on how frequently a “say‑on‑pay” proposal (similar to Proposal 2) should be included in our proxy statement. As a shareholder, you may vote to hold the Company’s say‑on‑pay vote every one, two or three years, or you may abstain from voting on this proposal.

The Company’s shareholders voted in 2017, in a similar advisory vote, in favor of conducting a say‑on‑pay vote each year, and the Company adopted this approach. After careful consideration, our Board believes that continuing to conduct a say‑on‑pay vote every year is the most appropriate frequency for the Company. Our Board believes that a yearly vote is consistent with our philosophy on executive compensation and will allow shareholders to provide their most direct input on our executive compensation philosophy, policies and practices as disclosed in our proxy statement each year. For these reasons, our Board is asking the Company’s shareholders to indicate their support for conducting a say‑on‑pay vote every year.

As an advisory vote, this proposal will not bind us to adopt any particular frequency. However, our Board values the opinions expressed by the shareholders and intends to carefully consider the shareholder vote resulting from the proposal in deciding how frequently we hold our say‑on‑pay votes.

Vote Required and Recommendation

The frequency of the “say‑on‑pay” vote of one year, two years or three years that receives a majority of votes cast by shareholders will be the frequency selected by the shareholders (on a non‑binding advisory basis). In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option recommended by shareholders. For purposes of this proposal, abstentions and other shares not voted (whether by broker non‑vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE “ONE YEAR” ALTERNATIVE FOR THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm selected to audit our consolidated financial statements. The Audit Committee has selected and appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2023. Ernst & Young LLP has been engaged as the Company’s independent registered public accounting firm since 1986.
In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent registered public accounting firm. In selecting Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, the Audit Committee carefully considered Ernst & Young LLP’s qualifications, including the firm’s performance as independent registered public accountants for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. Further, the Audit Committee and its Chair were directly involved in the selection of Ernst & Young LLP’s lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders.
Although shareholder approval is not required, we desire to obtain from our shareholders an indication of their approval of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2023. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, the Audit Committee may, in its discretion, change that appointment at any time during the year should it determine such a change would be in our and our shareholders’ best interests. If our shareholders do not ratify this appointment, the Audit Committee may consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.
A representative of Ernst & Young LLP will not be making a statement at the Annual Meeting but will be present and available to respond to appropriate questions.
Vote Required and Recommendation
The affirmative vote of a majority of votes cast at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Therefore, for purposes of this proposal, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote, although abstentions will count toward the presence of a quorum.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.
Principal Accountant Fees and Services
Ernst & Young LLP acted as our independent registered public accounting firm for 2022 and 2021. The fees and expenses for services provided by Ernst & Young LLP to us for the last two fiscal years are listed in the table below:

	2022	2021
Audit fees	$643,500	$814,926
Audit related fees	$—	$152,000
Tax fees	$—	$—
Subtotal*	$643,500	$966,926
All other fees**	$3,600	$2,000
Total fees	$647,100	$968,926
*    Of the 2021 “Audit” and “Audit related fees” outlined above, $327,000 is related to the work performed in connection with the potential acquisition of Monmouth, which was subsequently reimbursed by Monmouth after the merger agreement terminated.
**    “All other fees” related to subscription fees incurred for Ernst & Young LLP’s online accounting and reporting research tool.

Pre-Approval Policies and Procedures
The Audit Committee has established policies and procedures to review and approve the engagement of the Company’s independent auditor to provide any audit or non-audit services to the Company, either pursuant to the Audit Committee’s Policy Regarding Pre-Approval of Audit and Non-Audit Services (the “Pre-Approval Policy”) or through a separate pre-approval by the Audit Committee, which policies and procedures are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence.
Under these policies and procedures, no services may be undertaken by the independent registered public accounting firm unless the engagement is specifically approved by the Audit Committee or the services are included within a category that has been pre-approved in the Pre-Approval Policy. The maximum charge for services is established by the Pre-Approval Policy or by the Audit Committee when the specific engagement or the category of services is approved.
All services for which we engaged our independent registered public accounting firm in 2022 and 2021 were approved by the Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2022 and 2021 are set forth above. The Audit Committee approved the engagement of Ernst & Young LLP to provide the non-audit services because it determined that Ernst & Young LLP providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

PROPOSAL 5: APPROVAL OF AMENDMENT TO EQUITY COMMONWEALTH 2015 OMNIBUS INCENTIVE PLAN
We are asking our shareholders to approve an amendment (the “Plan Amendment”) to the Equity Commonwealth 2015 Omnibus Incentive Plan (the “2015 Omnibus Plan”). The 2015 Omnibus Plan was approved by the Board and our shareholders on March 18, 2015 and June 16, 2015, respectively, and was subsequently amended by our Board and shareholders on March 13, 2019 and June 20, 2019, respectively.
The Plan Amendment is intended to amend the 2015 Omnibus Plan to increase the number of Common Shares authorized thereunder by 1,650,000 shares which equates to approximately 1.5% of our Common Shares and OP Units (as defined below) outstanding.
A copy of the Plan Amendment is attached to this Proxy Statement as Exhibit A, and a full copy of the 2015 Omnibus Plan, as amended by the Plan Amendment, is attached hereto as Exhibit B.
The closing price of a Common Share on April 13, 2023 was $20.93.
Rationale for Share Increase
The Board believes that the approval of the Plan Amendment is in the best interests of the Company because our continued ability to grant equity-based awards is critical in attracting, motivating, and retaining talented employees (including key executives), trustees and other service providers, aligning employee and shareholder interests, linking employee compensation with performance, and maintaining a culture based on employee share ownership. Without giving effect to the Plan Amendment, 5,750,000 Common Shares are reserved for issuance under the 2015 Omnibus Plan, of which 457,988 remain available for future grant as of February 7, 2023. If the Plan Amendment is not approved by our shareholders, the Company’s ability to continue to grant equity-based awards will be limited.
Our compensation links the interests of our employees and trustees with those of our shareholders and motivates our employees as owners of the business.
In determining whether to approve the Plan Amendment, our Board received input from Ferguson Partners Consulting, L.L.C., (“FPC”) (the Compensation Committee’s independent compensation consultant) who confirmed that the request was reasonable and consistent with current market practices and trends. FPC’s input was based in part on the following:
Reasonable Plan Cost
• Reasonable number of additional shares requested: 1,650,000 shares which equates to approximately 1.5% of our Common Shares and OP Units outstanding.
• Awards would not have a substantially dilutive effect (issuance of all awards is approximately 1.9% of shares outstanding).
Responsible Grant Practices
• Our 0.49% three-year average burn rate is well below the Institutional Shareholder Services (“ISS”) industry benchmark of 1.15%.
• Equity awards granted to our employees and Chairman are 67% performance-based with robust hurdles subject to forfeiture based upon a primary metric of three-year relative TSR, with a secondary metric of absolute TSR if the Company’s TSR is negative, reducing any earned performance award by 25%.
• The use of the relative TSR metric for a significant portion of our long-term incentive compensation is intended to, and results in, our long-term equity incentive compensation being tied to our performance and aligned with the interests of our shareholders.
• All equity awards granted to our employees and Chairman vest over a period of four years.
• Significant stock ownership guidelines in place for our Chief Executive Officer (6x salary) and other named executive officers (3x salary), as well as for our non-employee trustees (4x annual cash retainer).
• Clawback policy that covers all incentive-based compensation (cash and equity) for our named executive officers that the Company intends to amend in a timely manner to comply with the recently effective SEC rules once the NYSE rules are finalized and become effective.
• Except in connection with certain corporate transactions involving the Company, no repricing of stock options or stock appreciation rights.
• Shareholder approval required to increase the number of shares authorized to be issued under the 2015 Omnibus Plan.
• The Compensation Committee consisting of only independent directors administers the 2015 Omnibus Plan.

Burn Rate: Our three-year average burn rate is 0.49% as shown in the table below:

	Restricted Shares, RSUs and LTIP Units[1]	Weighted Average Common Shares	Burn Rate
2022	352,131	111,845,571	0.31%
2021	778,741	121,400,547	0.64%
2020	625,192	121,850,611	0.51%
3-Year Average			0.49%
1    Includes time-based restricted shares or time-based LTIP Units, as applicable (as described in the section “Compensation Discussion and Analysis – Long-Term Equity Compensation”), granted in each year. Performance-based RSUs or performance-based LTIP Units, as applicable, are included in the burn rate when they are earned rather than when they are granted.
Overhang and Dilution: The estimated overhang, based on outstanding equity-based awards (2,473,459), and the estimated dilution, based on outstanding equity-based awards plus the new requested shares pursuant to the Plan Amendment (1,650,000) and shares currently available for future grants (457,988), are approximately 2.3% and 4.2%, respectively, as of February 7, 2023. See the table below for the reconciliation of estimated share overhang based on our outstanding equity-based awards as of February 7, 2023.

Restricted Shares, RSUs and LTIP Units
Balance at December 31, 2022	2,212,152
Granted in 2023	804,794
Vested	(407,276)
Forfeited in 2023[1]	(136,211)
Balance at February 7, 2023	2,473,459
1    We granted 213,538 RSUs in 2020. At the maximum level of performance this would equal 532,243 RSUs to be issued. Only 396,032 were earned. Therefore, 136,211 shares were “recycled” in the first quarter of 2023.
Plan Duration: If we continue to make equity grants consistent with our 2022 practice (which is not necessarily reflective of grants made per our three-year historical burn rate), we estimate that the 2015 Omnibus Plan, after taking into account the increase in shares pursuant to the Plan Amendment, will last approximately 2 years.
Plan Cost: Based on generally accepted evaluation methodologies, we conclude that the number of shares under the 2015 Omnibus Plan (after giving effect to the Plan Amendment) is well within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.
Vote Required and Recommendation
Shareholder approval of the Plan Amendment is necessary in order for the Company to meet the NYSE shareholder approval requirements. The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve the Plan Amendment. Pursuant to NYSE rules, for purposes of the vote on this Proposal 5, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. However, both abstentions and broker non-votes will count toward the presence of a quorum.
In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, our Board believes the approval of the Plan Amendment is in the best interests of our shareholders and the Company.
THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE EQUITY COMMONWEALTH 2015 OMNIBUS INCENTIVE PLAN.
Summary of the 2015 Omnibus Plan
General. References in this summary to the “2015 Omnibus Plan” reflect the terms of the plan after giving effect to the Plan Amendment. The 2015 Omnibus Plan permits the grant of awards of stock options, stock appreciation rights (“SARs”), restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, OP Units (as defined below), other rights or interests that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to Common Shares, and cash payments that may be based on one or more criteria that are unrelated to the value of Common Shares, to any employee, officer, or director (trustee) of the Company or an affiliate of the Company, a consultant or adviser currently providing services to the Company or an affiliate of the Company, or any other person whose participation in the 2015 Omnibus Plan is determined by the Compensation Committee to be in the best interests of the Company. A total of 7,400,000 Common Shares have been reserved for issuance pursuant to the 2015 Omnibus Plan, and any of the Common Shares available for issuance under the 2015 Omnibus Plan may be used for any type of award under the 2015 Omnibus Plan. Each award granted under the 2015 Omnibus Plan will be evidenced by an award agreement in such form or forms as may be determined by the Compensation Committee that sets forth the terms and conditions of the award. This summary is qualified in its entirety by the detailed provisions of the 2015 Omnibus Plan, which is attached as Exhibit B to this Proxy Statement.

Administration of the 2015 Omnibus Plan. The 2015 Omnibus Plan will be administered by the Compensation Committee, and the Compensation Committee will determine all terms of awards under the 2015 Omnibus Plan. Each member of the Compensation Committee that administers the 2015 Omnibus Plan will be (i) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) an independent director in accordance with the rules of any stock exchange on which the Company’s shares are listed. The Compensation Committee will also determine who will receive awards under the 2015 Omnibus Plan, the type of award and its terms and conditions and the number of Common Shares subject to the award, if the award is equity-based. The Compensation Committee will also interpret and construe the provisions of the 2015 Omnibus Plan. During any period of time in which there is not a Compensation Committee, the 2015 Omnibus Plan will be administered by our Board or another committee appointed by the Board. References below to the Compensation Committee include a reference to our Board or another committee appointed by our Board for those periods in which our Board or such other committee appointed by the Board is acting.

Eligibility. All employees and officers of the Company and its affiliates are eligible to receive awards under the 2015 Omnibus Plan. In addition, non-employee directors (trustees) of the Company or any affiliate of the Company, consultants and advisors (who are natural persons) currently providing services to the Company or an affiliate of the Company, or any other individual whose participation in the 2015 Omnibus Plan is determined by the Compensation Committee to be in the best interests of the Company may receive awards under the 2015 Omnibus Plan. As of April 13, 2023, the Company had approximately 22 employees (including our named executive officers), our Chairman of the Board, 6 independent trustees and a limited number of consultants/advisors eligible to receive awards under the 2015 Omnibus Plan. As of April 13, 2023, the Company had one consultant/advisor with unvested awards under the 2015 Omnibus Plan.

Stock Authorization. The number of Common Shares that may be issued under the 2015 Omnibus Plan is a total of 7,400,000. In connection with stock splits, distributions, recapitalizations, spin-offs, stock dividends and certain other events, the Compensation Committee will make proportionate adjustments that it deems appropriate in the aggregate number and kind of shares of stock that may be issued under the 2015 Omnibus Plan and the number and kind of shares of stock that are subject to outstanding awards. If any shares covered by an award are not purchased or are forfeited or expire, or if any award otherwise terminates without delivery of any shares subject to such award or is settled in cash in lieu of shares, then the shares subject to such award will again be available for making awards under the 2015 Omnibus Plan. The number of shares available for issuance under the 2015 Omnibus Plan will not be increased by the number of shares (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option, (ii) deducted or delivered from payment of an award in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from option exercises, or (iv) subject to a SAR granted under the 2015 Omnibus Plan that is settled in shares that were not issued upon the net settlement or net exercise of such SAR.

The maximum number of Common Shares subject to options or SARs that may be granted under the 2015 Omnibus Plan to any person in any one calendar year is 1,000,000. The maximum number of Common Shares that may be granted under the 2015 Omnibus Plan to any person in any one calendar year, other than pursuant to options or SARs, is 1,000,000. The maximum amount that may be paid as a cash-settled performance-based award in respect of a performance period of twelve months or less to any one person is $5,000,000.

Share Usage. Common Shares that are subject to awards will be counted against the 2015 Omnibus Plan share limit as one share for every one share subject to the award.

Minimum Vesting Period. Except with respect to a maximum of 5% of the Common Shares authorized for issuance under the 2015 Omnibus Plan, as described above, any award that vests on the basis of the participant’s continued service will not provide for vesting which is any more rapid than vesting on the first anniversary of the grant date and any award that vests upon the attainment of performance goals will provide for a performance period of at least 12 months.

No Repricing. Except in connection with certain corporate transactions involving the Company, (i) no amendment or modification may be made to an outstanding option or SAR that would reduce the exercise price of the option or SAR, (ii) outstanding options or SARs may not be canceled in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs, (iii) outstanding options or SARs may not be canceled in exchange for cash or other awards (other than cash or other awards with a value equal to the excess of the fair market value of the stock subject to such options or SARs at the time of cancellation over the exercise price for such stock), and (iv) outstanding options or SARs with an exercise price above the current stock price may not be canceled in exchange for cash or other securities.

Options. The 2015 Omnibus Plan provides for the grant of options to purchase one or more Common Shares. The term of an option generally cannot exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may become exercisable in installments. The exercise price of each option granted under the 2015 Omnibus Plan cannot be less than the fair market value of a share of the Company’s stock on the grant date of such option. All options granted under the 2015 Omnibus Plan will be non-qualified stock options for U.S. federal income tax purposes.

The exercise price for any option generally is payable (i) in cash or cash equivalents, (ii) to the extent the award agreement provides and subject to certain limitations set forth in the 2015 Omnibus Plan, by the tender of Common Shares (or attestation of ownership of such shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price, (iii) to the extent the award agreement provides, by payment through a broker-assisted sale of the Common Shares received upon the exercise of the option in accordance with procedures established by us, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable laws, including net exercise or settlement.

Stock Awards and Stock Units. The 2015 Omnibus Plan provides for the grant of stock awards (which include awards of unrestricted stock and awards of restricted stock) and stock units. An award of Common Shares or stock units may be subject to restrictions on transferability and other restrictions as the Compensation Committee may determine. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Compensation Committee may determine. A participant who receives restricted stock will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares, except that the Compensation Committee may require any dividends to be reinvested in shares, which may or may not be subject to the same vesting conditions and restrictions as applicable to such restricted stock. A participant who receives stock units will have no such rights, provided that the Compensation Committee may provide in an award agreement evidencing a grant of stock units that the participant will be entitled to receive dividend equivalent payments in respect of such stock units. Dividend equivalents paid on stock units which vest or are earned based upon the achievement of performance goals will not vest unless such performance goals are achieved. During the period, if any, when stock awards or stock units are non-transferable or forfeitable, a participant is generally prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating or otherwise encumbering or disposing of his or her stock awards or stock units.

Stock Appreciation Rights. The 2015 Omnibus Plan provides for the grant of SARs, which provide the recipient with the right to receive, upon exercise of the SAR, cash, Common Shares or a combination of the two. The amount that the recipient will receive upon exercise of the SARs generally will equal the excess of the fair market value of the Common Shares underlying the award on the date of exercise over the fair market value of the Common Shares on the date of grant. SARs will become exercisable in accordance with terms determined by the Compensation Committee. SARs may be granted in tandem with an option grant or independently from an option grant. The term of an SAR cannot exceed 10 years from the date of grant.

Performance-Based Awards. The 2015 Omnibus Plan provides for the grant of performance-based awards, which are awards of options, SARs, restricted stock, stock units, performance shares, OP Units (as defined below) or other awards made subject to the achievement of performance goals over a performance period specified by the Compensation Committee. The Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance-based award. Performance goals may relate to financial performance, the participant’s performance or such other criteria determined by the Compensation Committee. If the performance goals are met, performance-based awards will be paid in cash, Common Shares or a combination thereof.

OP Units. The 2015 Omnibus Plan provides for the grant of awards in the form of undivided fractional limited partnership interests in any partnership entity through which the Company conducts its business and that has elected to be treated as a partnership for federal income tax purposes (the “Operating Partnership”), of one or more classes of units established pursuant to the Operating Partnership’s agreement of limited partnership (“OP Units”). Awards of OP Units will be valued by reference to, or otherwise determined by reference to or based on, Common Shares. OP Units awarded under the 2015 Omnibus Plan may be (i) convertible, exchangeable or redeemable for other limited partnership interests in the Operating Partnership (including OP Units of a different class or series) or Common Shares, or (ii) valued by reference to the book value, fair value or performance of the Operating Partnership. Awards of OP Units are intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43, with respect to a recipient who is rendering services to or for the benefit of the Operating Partnership, including its subsidiaries.

The Compensation Committee will determine the restrictions and conditions (including vesting conditions) applicable to any OP Units granted under the 2015 Omnibus Plan. The award agreement or other award documentation in respect of an award of OP Units may provide that the recipient be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of Common Shares underlying the award or other distributions from the Operating Partnership prior to vesting, as determined at the time of grant by the Compensation Committee, and the Compensation Committee may provide that such amounts (if any) will be deemed to have been reinvested in additional Common Share or OP Units.

Dividend Equivalents. The 2015 Omnibus Plan provides for the grant of dividend equivalents in connection with the grant of certain equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash, Common Shares or a combination of the two. The Compensation Committee will determine the terms of any dividend equivalents. No dividend equivalent rights can be granted in tandem with an option or SAR.

Recoupment. Award agreements for awards granted pursuant to the 2015 Omnibus Plan may provide that the award is subject to mandatory repayment by the recipient to us of any gain realized by the recipient to the extent the recipient is in violation of or in conflict with certain agreements with us (including but not limited to an employment or a non-competition agreement) or any obligation to us (including but not limited to a confidentiality obligation). Awards are also subject to mandatory repayment to the extent the grantee is or becomes subject to (i) any clawback or recoupment policy adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (ii) any law, rule or regulation which imposes mandatory recoupment.

Change in Control. Except as otherwise provided in the applicable award agreement, if the Company experiences a Change in Control (as defined below) in which outstanding awards will not be assumed or continued by the surviving entity: (i) all restricted stock, stock units, OP Units and dividend equivalent rights will vest and the underlying shares will be delivered immediately before the Change in Control, and (ii) at the Compensation Committee’s discretion one or both of the following two actions will be taken: (x) all options and SARs will become exercisable 15 days before the Change in Control and terminate upon the consummation of the Change in Control, and/or (y) any options, SARs, restricted stock, stock units, OP Units and/or dividend equivalent rights may be canceled and cashed out in connection with the Change in Control for an amount in cash or securities having a value, in the case of restricted stock, stock units, OP Units and dividend equivalent rights, equal to the formula or fixed price per share paid to the shareholders pursuant to such Change in Control and, in the case of options or SARs, equal to the product of the number of shares subject to such options or SARs multiplied by the amount, if any, by which the formula or fixed price per share paid to shareholders pursuant to such Change in Control exceeds the exercise price applicable to such shares. In the event the option exercise price or SAR exercise price of an award exceeds the price per share paid to shareholders in the Change in Control, such options and SARs may be terminated for no consideration. In the case of performance-based awards, actual performance to date will be determined as of the date of the consummation of the Change in Control as determined by the Compensation Committee, and such level of performance will be treated as achieved immediately prior to the occurrence of the Change in Control.

A Change in Control under the 2015 Omnibus Plan means the occurrence of any of the following:

(a) a Person (as defined below) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either the then outstanding Common Shares or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in clause (c)(i) below;

(b) the following individuals cease for any reason to constitute a majority of the number of trustees then serving: individuals who, on the effective date of the 2015 Omnibus Plan, constitute the Board and any new trustee whose appointment, election, or nomination to the Board was approved or recommended by a vote of at least two-thirds of the trustees then in office who either were trustees on the effective date of the 2015 Omnibus Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any subsidiary of the Company with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(d) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(e) there is consummated a complete liquidation or dissolution of the Company.

For purposes of the foregoing definition of Change in Control, “Person” will have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term will not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, and (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

Amendment or Termination. The Compensation Committee may amend, suspend or terminate the 2015 Omnibus Plan at any time; provided that no amendment, suspension or termination may impair rights or obligations under any outstanding award without the participant’s consent or violate the 2015 Omnibus Plan’s prohibition on repricing. The shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. The shareholders also must approve any amendment that changes the no-repricing provisions of the 2015 Omnibus Plan. The 2015 Omnibus Plan has a term of 10 years from the plan’s effective date of March 18, 2015, but may be terminated earlier by the Compensation Committee at any time, as described above.

U.S. Federal Income Tax Consequences

The information set forth below is a summary of the principal U.S. federal income taxation consequences to us and our employees only and does not purport to be complete. This summary does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and, therefore, is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each recipient should consult the recipient’s tax advisor regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of Common Shares acquired as a result of an award. The 2015 Omnibus Plan is not qualified under the provisions of Section 401(a) of the Internal Revenue Code, as amended (the “Code”), and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness and the satisfaction of our tax reporting obligations.

Options. Under current law the grant of an option generally will have no U.S. federal income tax consequences for the participant or the Company. Upon the exercise of an option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares on the exercise date over the exercise price. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and potentially subject to the limit on deductibility under Section 162(m) of the Code, as described below.

Stock Appreciation Rights. Under current law, the grant of a SAR generally will have no U.S. federal income tax consequences for the participant. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash paid and the fair market value of any Common Shares delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and potentially subject to the limit on deductibility under Section 162(m) of the Code, as described below.

Restricted Stock. Under current law, the grant of restricted stock generally will have no U.S. federal income tax consequences to the participant or the Company. The participant will generally recognize ordinary income on the date the award vests, in an amount equal to the value of the shares on the vesting date. Under Section 83 of the Code, a participant may elect to recognize income on the date of grant rather than the date of vesting in an amount equal to the fair market value of the shares on the date of grant (less the purchase price for such shares, if any). Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and potentially subject to the limit on deductibility under Section 162(m) of the Code, as described below.

Restricted Stock Units and Performance-Based Awards. Under current law, the grant of a restricted stock unit award or a performance-based award generally will have no U.S. federal income tax consequences to the participant or the Company. The participant generally will recognize ordinary income when payment is actually or constructively received by the participant in satisfaction of the restricted stock unit award or performance-based award, in an amount equal to the amount of cash paid and the fair market value of any shares delivered to the participant. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and potentially subject to the limit on deductibility under Section 162(m) of the Code, as described below.

Unrestricted Stock. Under current law, upon the grant of an award of unrestricted stock, a participant will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of grant, reduced by the amount, if any, paid for such shares. Upon a participant’s disposition of such shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the participant as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the participant held the shares for more than one year (otherwise, the capital gain or loss will be short-term). Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and potentially subject to the limit on deductibility under Section 162(m) of the Code, as described below.

OP Units. OP Units are taxed under partnership taxation rules, and the participant generally will have no tax consequences until distributions are made with respect to the OP Units.

Dividend Equivalents. Under current law, the grant of dividend equivalents generally will have no U.S. federal income tax consequences for the participant. Generally, the participant will recognize ordinary income on the amount distributed to the participant pursuant to the award of dividend equivalent rights. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes such income for tax purposes, if the Company complies with applicable reporting requirements and potentially subject to the limit on deductibility under Section 162(m) of the Code, as described below.

Section 162(m) of the Code. Under Section 162(m) of the Code, a publicly-held corporation (including the Company) generally is limited to a $1 million annual tax deduction for compensation paid to each of its “covered employees,” which limitation would apply to the Company to the extent the real estate investment trust’s distributive share of any compensation paid to its covered employees by our operating partnership exceeds the $1 million threshold (other than compensation attributable to certain grandfathered equity grants).

Section 280G of the Code. Certain payments made to employees and other service providers (collectively, “service providers”), in connection with a Change in Control may constitute “parachute payments” within the meaning of Section 280G of the Code subject to tax penalties imposed on both the Company and the recipient under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the service provider’s “base amount” (as defined below), the service provider is subject to a 20% nondeductible excise tax on the parachute payments made in excess of the service provider’s base amount and the Company is denied a tax deduction for such payments. The “base amount” is generally defined as the service provider’s average compensation for the five calendar years prior to the date of the Change in Control. The value of accelerated vesting of restricted stock, options, or other awards in connection with a Change in Control can constitute a parachute payment. The 2015 Omnibus Plan contains a modified form of a “safe harbor cap,” which automatically reduces the amount of potential parachute payments that a recipient may receive if such cutback results in larger after-tax payments to the recipient.

New Plan Benefits. Because benefits under the 2015 Omnibus Plan (after giving effect to the Plan Amendment) are discretionary and will depend on the actions of the Compensation Committee, the performance of the Company and the value of Common Shares, it is not possible to determine the benefits that will be received if shareholders approve the Plan Amendment. However, please refer to the “Executive Compensation” section in this Proxy Statement, which provides information on the grants made in the last fiscal year, and the “Trustee Compensation” section in this Proxy Statement, which provides a description of grants made to our trustees in the last fiscal year.

Existing Plan Benefits

The following table sets forth, for each of the individuals and groups indicated, the number of Common Shares subject to awards granted (even if not currently outstanding), which includes Common Shares, OP Units, LTIC Shares, LTIC RSUs (at target, or for earned LTIC RSUs, the number of shares earned), Time-Based LTIP Units and Performance-Based LTIP Units (at target, or for earned Performance-Based LTIP Units, the number of units earned) under the 2015 Omnibus Plan since its original effectiveness and through April 13, 2023.

Name & Position	Number of Common Shares
David A. Helfand, President, Chief Executive Officer and Trustee	1,179,138
William H. (Bill) Griffiths, Executive Vice President, Chief Financial Officer and Treasurer	113,413
David S. Weinberg, Executive Vice President and Chief Operating Officer	598,066
Orrin S. Shifrin, Executive Vice President, General Counsel and Secretary	373,675
All current executive officers as a group	2,264,292
All current trustees who are not executive officers as a group	879,703
Each nominee for election as a trustee:
Sam Zell, Trustee Nominee	734,417
Ellen-Blair Chube, Trustee Nominee	9,831
Martin L. Edelman, Trustee Nominee	27,091
Peter Linneman, Trustee Nominee	27,091
Mary Jane Robertson, Trustee Nominee	27,091
Gerald A. Spector, Trustee Nominee	27,091
James A. Star, Trustee Nominee	27,091
Each associate of any trustees, executive officer or nominees	—
Each other person who received or is to receive 5% of awards	—
All employees, including current officers who are not executive officers, as a group	930,449

Additional Information

For additional information about the 2015 Omnibus Plan, please refer to the “Equity Compensation Plan Information” section.

As an additional point of reference, the following table includes further information regarding awards outstanding and shares available for future awards under the 2015 Omnibus Plan as of February 7, 2023, as well as the impact of the proposed Plan Amendment.

	2015 Omnibus Plan Number of Common Shares	Total as a percentage of the Company’s Common Shares outstanding as of February 7, 2023
Total shares subject to outstanding awards as of February 7, 2023 (A)	2,473,459	2.3%
Total shares available for future awards as of February 7, 2023 (B)	457,988	0.4%
Proposed additional shares available for future awards (C)	1,650,000	1.5%
Total of (A), (B) and (C) above	4,581,447	4.2%

AUDIT COMMITTEE REPORT
The Audit Committee is currently composed of Ms. Robertson, Ms. Chube and Mr. Linneman. The members of the Audit Committee are appointed by and serve at the discretion of the Board. All members of the Audit Committee are independent under applicable NYSE and SEC rules.
One of the principal purposes of the Audit Committee is to assist the Board in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the Company’s accounting policies, internal audit function, system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2022 with our management.
The Audit Committee also is responsible for assisting the Board in the oversight of the qualification, independence and performance of the Company’s independent auditor. The Company’s independent auditor is currently Ernst & Young LLP. The Audit Committee reviewed the audited financial statements for the year ended December 31, 2022 with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, Communications with Audit Committees, and SEC rules and regulations, including Rule 2-07, Communication with Audit Committees, of Regulation S-X.
The independent auditor has provided to the Audit Committee the written disclosures regarding the independent auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee has discussed with the independent auditors their independence.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Mary Jane Robertson, Chair
Ellen-Blair Chube
Peter Linneman

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Profile
Our corporate governance is structured in a manner that our Board believes closely aligns its interests with those of our shareholders. Some notable features of our corporate governance structure include the following:
●    our Declaration of Trust requires that in uncontested trustee elections, each trustee must be elected by at least a majority of votes cast in his or her election;
●    our Board is not staggered, each of our trustees are subject to re-election annually, and the Board cannot elect to stagger the Board without shareholder approval;
●    our Board has a lead independent trustee with robust duties;
●    we have separate Chairman and Chief Executive Officer positions;
●    6 of the 8 persons who serve on our Board, or 75% of our trustees, have been determined by our Board to be independent for purposes of the NYSE’s corporate governance listing standards and Rule 10A-3 under the Exchange Act;
●    our independent trustees hold regular executive sessions;
●    all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under applicable NYSE and SEC rules;
●    all members of our Audit Committee are financially literate and two of three qualify as audit committee financial experts under SEC rules;
●    we review the performance of our Board and committees annually, and our Board conducts annual self-evaluations;
●    our trustees and employees are bound by our Code of Business Conduct and Ethics, which also applies to our relationships with our vendors;
●    we have meaningful share ownership guidelines for our trustees (4x annual cash retainer), Chief Executive Officer (6x salary) and other named executive officers (3x salary);
●    we have opted out of the Maryland business combination and control share acquisition statutes;
●    we do not have a shareholder rights plan (commonly known as a “poison pill”);
●    our trustees and executive officers are bound by our anti-hedging and anti-pledging policies;
●    incentive compensation granted to our named executive officers is subject to a compensation clawback policy that the Company intends to amend in a timely manner to comply with the recently effective SEC rules once the NYSE rules are finalized and become effective;
●    we actively engage with our shareholders throughout the year;
●    our shareholders have the ability to amend the Company’s bylaws by majority vote; and
●    our Board and committees actively oversee and manage the Company’s risk.
Our Declaration of Trust and bylaws provide that the number of trustees constituting the Board may be increased or decreased by a majority vote of the entire Board, provided the number of trustees may not be greater than 13 and may not be decreased to fewer than three.
There are no family relationships among our executive officers and trustees. Our Board has affirmatively determined that all of our trustee nominees except Mr. Zell, the Chairman of the Board, and Mr. Helfand, our President and Chief Executive Officer, are independent under applicable NYSE and SEC rules.
Board Leadership Structure
Sam Zell has served as Chairman of the Board and David Helfand has served as our President and Chief Executive Officer since May 2014. Our Board does not have a policy requiring the separation of the roles of Chief Executive Officer and Chairman of the Board. However, our Board evaluated the combined role of Chairman and Chief Executive Officer, and determined that based on Messrs. Zell and Helfand’s combined experience, it is in the best interests of our shareholders to separate the roles.

To strengthen the role of our independent trustees and encourage independent Board leadership, our Board has established the position of lead independent trustee. Currently, Mr. Linneman serves as our lead independent trustee. In accordance with our Corporate Governance Guidelines, the responsibilities of the lead independent trustee include, among others:
●    serving as liaison among (i) management, including the Chief Executive Officer, (ii) our other independent trustees, (iii) employees reporting misconduct that by its nature cannot be brought to management, and (iv) interested third parties and the Board;
●    presiding at executive sessions of the independent trustees;
●    serving as the focal point of communication to the Board regarding management plans and initiatives;
●    ensuring that the division of roles between Board oversight and management operations is respected;
●    providing the medium for informal dialogue with and among independent trustees, allowing for free and open communication within that group; and
●    serving as the communication conduit for third parties who wish to communicate with the Board.
Our lead independent trustee will be selected on an annual basis by a majority of the independent trustees then serving on the Board.
Executive Sessions
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, our Board devotes a portion of each regularly scheduled board meeting to executive sessions without management participation to promote open discussion among non-management trustees. In addition, our Corporate Governance Guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent trustees, at which the lead independent trustee presides.
Attendance of Trustees at 2022 Board Meetings and Annual Meeting of Shareholders
During the year ended December 31, 2022, our Board held four meetings and took seven actions by unanimous written consent. In 2022, each trustee attended 75% or more of the aggregate of all meetings of the Board and the committees on which he or she served. All 8 of our trustees attended our 2022 annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, the Company’s policy is for trustees to attend board meetings, meetings of committees on which they serve and the annual meeting of shareholders.
Committees of the Board
Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees must be comprised entirely of independent trustees, as that term is defined in the NYSE listing standards, and have at least three members. Our Board may from time to time establish other committees to facilitate the management of our Company.

The table below provides membership information for each of the Board committees as of the date of this Proxy Statement:

Trustee	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ellen-Blair Chube	X	X		X
Martin L. Edelman	X			X
Peter Linneman	Lead Independent Trustee	X*	X
Mary Jane Robertson	X	Chair*
Gerald A. Spector	X		Chair
James A. Star	X		X	Chair
* Audit committee financial expert
The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each operate under written charters adopted by the Board. These charters are available on our website at www.eqcre.com.

Audit Committee
The Audit Committee consists of Ms. Robertson, Ms. Chube and Mr. Linneman, with Ms. Robertson serving as its Chair. The Audit Committee Charter requires that all members of the committee meet the independence, experience and financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act and applicable rules and regulations of the SEC. Our Board has determined that all of the members of the Audit Committee meet the foregoing requirements. The Board also has determined that Ms. Robertson and Mr. Linneman each qualifies as an audit committee financial expert, as defined by the applicable SEC regulations and NYSE corporate governance listing standards.
The Audit Committee Charter sets forth the principal functions of the Audit Committee, which include overseeing:
●    our accounting and financial reporting processes;
●    the integrity and audits of our consolidated financial statements and financial reporting process;
●    our systems of disclosure controls and procedures and internal control over financial reporting;
●    our compliance with financial, legal and regulatory requirements;
●    the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
●    the performance of our internal audit function;
●    the review of all related party transactions in accordance with our related party transactions policy; and
●    our overall risk profile.
The Audit Committee also is responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the audit committee report required by SEC regulations to be included in our annual proxy statement.
During the year ended December 31, 2022, our Audit Committee held eight meetings.
Compensation Committee
The Compensation Committee consists of Messrs. Spector, Linneman and Star, with Mr. Spector serving as its Chair. The Compensation Committee Charter requires that all members of the committee meet the independence requirements of the NYSE, applicable rules and regulations of the SEC and any other applicable rules relating to independence as well as qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. Our Board has determined that all of the current members of the Compensation Committee meet the foregoing requirements.
The Compensation Committee Charter sets forth the principal functions of the Compensation Committee, which include:
●    reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;
●    reviewing and approving the compensation of our other executive officers;
●    reviewing our executive compensation policies and plans;
●    determining the number of shares underlying, and the terms of, equity awards to be granted to our trustees, executive officers and other employees pursuant to these plans;
●    assisting management in complying with our proxy statement and annual report disclosure requirements;
●    producing a report on executive compensation to be included in our annual proxy statement;
●    reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees; and
●    having sole authority to retain any outside legal or other advisors as it deems necessary, including compensation consultants.

The Compensation Committee Charter permits the committee to delegate its authority to its members as the committee deems appropriate, provided that any delegate must report any actions taken by the delegate to the full committee at its next regularly scheduled meeting. The Compensation Committee has not delegated its authority to any member of the committee.
During the year ended December 31, 2022, our Compensation Committee held six meetings.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee consists of Messrs. Star and Edelman and Ms. Chube, with Mr. Star serving as its Chair. The Nominating and Corporate Governance Committee Charter requires that all members of the committee meet the independence requirements of the NYSE, applicable rules and regulations of the SEC and any other applicable rules relating to independence. Our Board has determined that all of the members of the Nominating and Corporate Governance Committee meet the foregoing requirements.
The Nominating and Corporate Governance Committee Charter sets forth the principal functions of the Nominating and Corporate Governance Committee, which include:
●    identifying, recruiting and recommending to the full Board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at each annual meeting of shareholders;
●    developing and recommending to the Board Corporate Governance Guidelines, including the committee’s selection criteria for trustee nominees, and implementing and monitoring such guidelines;
●    reviewing and making recommendations on matters involving the general operation of the Board, including board size and composition, and committee composition and structure;
●    recommending to our Board nominees for each committee of the Board;
●    annually facilitating the assessment of our Board’s performance as a whole and of the individual trustees, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
●    overseeing our Board’s evaluation of management.
During the year ended December 31, 2022, our Nominating and Corporate Governance Committee held four meetings.
Trustee Nominee Selection Process
Our Corporate Governance Guidelines set forth minimum qualifications that trustee candidates must possess. At a minimum, a trustee candidate must possess:
●    integrity;
●    an ability to exercise sound judgment;
●    an ability to make independent analytical inquiries;
●    an ability and willingness to devote adequate time and resources to diligently perform Board duties;
●    appropriate and relevant business experience and acumen; and
●    a reputation, both personal and professional, consistent with our image and reputation.
We believe that the culture we foster at EQC is an important contributor to our success. As a part of our culture, we seek differing perspectives in order to effectively manage risk and create value. Diversity of all types brings varying perspectives, and we will continue to seek out talented individuals of varying backgrounds to serve as trustees of the Company. While our Board does not have a formal policy specifying how diversity should be applied in identifying or evaluating trustee candidates, each trustee candidate’s background and personal experience will be significant in the Board’s candidate identification and evaluation process to help ensure that the Board is well situated to pursue our business objectives.
The Nominating and Corporate Governance Committee will seek to identify trustee candidates based on input provided by a number of sources, including (i) members of the Nominating and Corporate Governance Committee, (ii) our trustees and (iii) our shareholders. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm, or pay a fee to any other third party, to locate qualified trustee candidates.
As part of the candidate identification process, the Nominating and Corporate Governance Committee will evaluate the skills, expertise and diversity possessed by our current Board, and whether there are additional skills, expertise or diversity that should be added to complement the composition of our existing Board. The Nominating and Corporate Governance Committee also will take into account whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the

Nominating and Corporate Governance Committee then will evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating and Corporate Governance Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Nominating and Corporate Governance Committee’s process of recommending trustee candidates. The Nominating and Corporate Governance Committee evaluates the performance of each current trustee and considers the results of such evaluation when determining whether to recommend the nomination of such trustee for an additional term. Pursuant to our Corporate Governance Guidelines, all trustee candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the advance notice and other requirements and procedures set forth in our bylaws have been followed. At an appropriate time prior to each annual meeting at which trustees are to be elected or re-elected, the Nominating and Corporate Governance Committee recommends to the Board for nomination by our Board such candidates as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve.
After a vacancy arises on the Board or a trustee advises the Board of his or her intention to resign, the Nominating and Corporate Governance Committee will recommend to our Board for election by the Board to fill such vacancy such prospective member of our Board as the Nominating and Corporate Governance Committee, in the exercise of its judgment, has found to be well-qualified and willing and available to serve. In determining whether a prospective member is qualified to serve, the Nominating and Corporate Governance Committee will consider the factors listed above.
Pursuant to our bylaws, any nominee for trustee that is not elected by the vote required by our bylaws and who is an incumbent trustee will promptly tender his or her resignation to the Board for consideration. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, or whether other action should be taken.

Set forth below is a snapshot of the composition of our Board’s skills as well as the gender and racial/ethnic diversity of our Board members:

Board of Trustees Skills
	Sam Zell	Ellen-Blair Chube	Martin L. Edelman	David A. Helfand	Peter Linneman	Mary Jane Robertson	Gerald A. Spector	James A. Star
Real Estate Industry	✔		✔	✔	✔		✔
Transactional	✔		✔	✔	✔		✔	✔
Property Operations	✔			✔			✔
Financial Literacy	✔	✔	✔	✔	✔	✔	✔	✔
Legal / Regulatory	✔	✔	✔			✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔
Executive Compensation	✔		✔	✔	✔	✔	✔	✔
Risk Management	✔		✔		✔	✔	✔
Sustainability / ESG	✔	✔	✔				✔
Capital Markets / Investment Banking	✔	✔		✔	✔	✔	✔	✔
Public Board Experience	✔	✔	✔	✔	✔	✔	✔	✔

Gender Diversity 25% Women	Racial / Ethnic Diversity 13% Diverse

Our vision of diversity includes race, gender, age, sexual orientation, physical ability and ethnicity, among others. Our Nominating and Corporate Governance Committee Charter emphasizes diversity as the first of various characteristics the Nominating and Corporate Governance Committee considers when assessing Board nominees. Two members of our Board identify as women, and one of those female members identifies as Black/African American.
 Board Oversight of Risk Management
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight as follows:
●    Audit Committee: The Audit Committee, which meets at least quarterly and reports its findings to the Board, performs a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and our compliance with legal and regulatory requirements. Our Audit Committee reviews periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also annually reviews, approves and oversees an internal audit plan developed by our internal auditor with the goal of helping us systematically evaluate the effectiveness of our risk management, control and governance processes, and periodically meets with our internal auditing personnel to review the results of our internal audits, and directs or recommends to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management. Our Audit Committee, in consultation with the Company’s executive officers, also periodically reviews the Company’s risk management policies and procedures, including for example credit risk, liquidity risk, market risk and cybersecurity risk, and periodically reports its findings to the Board.

As part of its cybersecurity oversight role, the Audit Committee meets regularly with the Company’s executive officers and senior information technology (“IT”) personnel to discuss the Company’s policies, procedures and other measures put in place to protect its business systems and information against cyber-related attacks and risk as well as to discuss recent cyber and IT trends. The Company addresses potential cyber breaches or disclosure of confidential information by implementing a variety of security measures intended to protect the confidentiality and security of its information, including: (i) employing a variety of reputable and recognized hardware, software and other security measures in the design and maintenance of our information technology and data security systems; (ii) conducting periodic testing and verification of information and data security systems, including performing third-party penetration testing of our systems to discover any vulnerabilities; (iii) confirming annually with our critical vendors whether they have had any cyber breaches involving Company information; and (iv) providing onboarding and other periodic employee awareness training relating to phishing and other scams, malware and other cyber risks. The Company also has cyber liability insurance coverage for its corporate office and portfolio properties covering, among other claims, cyber extortion, business interruption, data restoration, privacy liability and cyber breach response costs. In addition, the Company maintains a business continuity plan and disaster recovery plan for its IT systems.
●    Compensation Committee: The Compensation Committee, in consultation with the Company’s executive officers, reviews the Company’s policies and procedures with respect to risk assessment and risk management for compensating all employees of the Company, including non-executive employees, on an annual basis and periodically reports its findings to our Board. The Compensation Committee does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.
●    Nominating and Corporate Governance Committee: The Nominating and Corporate Governance Committee monitors the general operations of our Board and the effectiveness of our Corporate Governance Guidelines, including whether they are successful in assuring adherence to good corporate governance principles.
Our Board believes that the composition of its committees and the distribution of the particular expertise of each committee’s members make this an appropriate structure to effectively monitor the risks discussed above.

Corporate Governance Guidelines
Our Corporate Governance Guidelines reflect our Board’s commitment to monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with the goal of enhancing shareholder value over the long term. The Corporate Governance Guidelines address, among other things:
●    the responsibilities and qualifications of trustees, including trustee independence;
●    the functioning of the Board;
●    the responsibilities, composition and functioning of the Board committees;
●    the appointment and role of the lead independent trustee;
●    principles of trustee compensation; and
●    management succession and review.
A copy of the Corporate Governance Guidelines is available on our website at www.eqcre.com.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics applies to the Company’s and its subsidiaries’ trustees, officers and employees as well as the Company’s relationships with its vendors, suppliers and consultants. Among other matters, the code is intended to deter wrongdoing and promote:
●    honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
●    full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
●    compliance with applicable governmental laws, rules and regulations;
●    prompt internal reporting of violations of the code to appropriate persons identified in the code; and
●    accountability for adherence to the code.
Our Code of Business Conduct and Ethics also promotes and protects workforce and labor rights among our employees, prohibiting unlawful discrimination as well as any sexual, racial and other unlawful harassment in the workplace and providing clear channels for reporting violations of employment practices (including violations related to child labor laws or forced or compulsory labor). The code expressly provides that we will not tolerate undue influence, offensive behavior, sexual harassment, intimidation or other disrespectful conduct between employees or with respect to customers or suppliers.

Any waiver of any provision of the Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Nominating and Corporate Governance Committee or another committee of our Board comprised solely of independent trustees or a majority of our independent trustees. Any such waiver for our executive officers or trustees will be disclosed to shareholders within four business days of such waiver. We intend to disclose any changes in or waivers from the Code of Business Conduct and Ethics by posting such information on our website. A copy of the Code of Business Conduct and Ethics is available on our website at www.eqcre.com.
As one part of our business conduct and ethics initiatives, we supplement our banks’ Anti-Money Laundering (AML) processes and Know Your Customer (KYC) programs by confirming the identities of various vendors with whom we transact. This vendor verification program includes verifying information against the IRS’ Taxpayer Identification Number (TIN) Matching Program to validate TIN and name combinations and verbally confirming payment instructions.

ESG at EQC
Our Company believes that sustainability, social responsibility and strong corporate governance are key contributors to our success. Our approach to Environmental, Social and Governance (“ESG”) matters is all-inclusive, addressing our effect on the environment, our social impact and our relationships with all of our stakeholders, including our shareholders, tenants, employees and vendors. We seek to operate our properties efficiently from both an economic and environmental perspective.
Our commitment to the principles of ESG starts at the top: our Board oversees our ESG program and initiatives, our management team regularly reports to our Board on that program and our executive officers are evaluated and compensated, in part, on the Company’s efforts with respect to ESG initiatives. Our CEO directly oversees our sustainability activities and performance and our CEO and General Counsel regularly update our Board on sustainability initiatives.
We have an ESG team focused on ESG risks and initiatives that reports directly to our CEO and General Counsel. This team is co-managed by our Senior Vice President of Engineering, Construction and Operations and our Senior Vice President - Legal. The team comprises and leverages a variety of subject matter experts within the Company (e.g., human resources, engineering, IT, leasing, legal, asset management and finance) as well as a variety of third-party consultants.
The Company is a member of GRESB, a globally recognized independent organization that provides validated ESG performance data and peer benchmarks of more than 1,500 real estate portfolios worldwide. The Company received an overall score of 72 in 2022. GRESB is also aligned with many of the standards set forth in the Task Force on Climate-Related Financial Disclosures (“TCFD”).
While our corporate governance structure and policies are described above in the Proxy’s Corporate Governance and Board Matters section, our environmental and social responsibility initiatives and achievements include the following:
Environmental
The Company’s ESG program actively manages environmental impacts and climate-related risks and opportunities. Our environmental and climate strategic planning and initiatives, combined with our targeted capital investments, are aimed at reducing carbon emissions, mitigating risks and potentially realizing climate-related opportunities that benefit our stakeholders.
Our 2022 accomplishments with respect to environmental initiatives include the following:
●    obtained LEED certification for our Capitol Tower property located at 206 East 9th Street in Austin, Texas (50% of our properties are now LEED certified);
●    completed and posted a climate-related risk assessment, in line with recommendations made by TCFD and GRESB, with respect to our properties and corporate headquarters; this assessment and other disclosures are available in the investor relations section of our website at www.eqcre.com;
●    invested in energy efficiency projects by upgrading older, pneumatic Variable Air Volume (“VAV”) boxes to direct digital control and connecting them to existing Building Automation Systems as part of ongoing tenant improvements at two of our properties; and
●    enhanced our portfolio lease forms by incorporating additional energy conservation, energy consumption data sharing and sustainability-related clauses.
We have commissioned an independent third party to provide assurance of our greenhouse gas (“GHG”) emissions inventory and environmental data regarding indirect emissions from purchased electricity and water usage for calendar year 2022. We anticipate this assurance will be performed to a limited level of assurance based on the qualitative materiality of the verifier’s professional judgment, using the independent third party’s verification procedure and the requirements of ISAE 3000 for GHG emissions.
Social Responsibility
We believe in a shared commitment to diversity, ethics, integrity and community engagement, which commitment serves as the foundation of our corporate purpose. Diversity of all types brings varying perspectives, encouraging differing viewpoints in order to effectively manage risk and create value.
We have continued to focus our efforts in the areas of diversity, equity and inclusion (“DE&I”), as well as employee health and well-being. Our President and CEO David Helfand signed the CEO Action for Diversity & Inclusion Pledge in 2021 as a signal that we will put DE&I into action by creating a culture of involvement, respect and connection, where all employees’ voices are heard. Our goal is to create and sustain an inclusive environment where diversity thrives and employees want to work. Our vision of diversity includes race, gender, age, sexual orientation, physical ability and ethnicity, among others, and celebrating diversity is one of our core values.

The Company acknowledges that improving DE&I in our business will require a long-term, sustained effort. Toward that end, we launched an online weekly microlearning platform focused on diversity, inclusion and leadership development, surveyed vendors regarding the diversity of their team members and enhanced our parental leave policy to provide paid time off for primary and secondary caregivers. We also conducted stakeholder engagement surveys for both our employees and our portfolio tenants.
In our October 2022 employee survey, we had a 91% overall response rate, with 85% of the participants reporting they are “very happy” to be working at EQC. Additionally, 85% praised EQC’s open and honest two-way communication and 80% of the participants indicated that their perspective and opinions are heard and valued. Overall, the survey provided meaningful feedback and an opportunity to discuss and address employee concerns. These surveys form an important part of our ongoing focus on engagement and overall employee experience.
Our commitment to community brings active engagement, both as individuals and in our corporate capacity. We are involved with local organizations and community outreach programs, including the Greater Chicago Food Depository and other Chicago-based, grass-roots organizations.
We seek to maintain the highest standards of integrity and ethics. We have implemented a set of rules that governs our conduct and can be found in our Code of Business Conduct and Ethics, which covers our employees, officers and trustees and applies to the Company’s relationships with its vendors, suppliers and consultants. This Code remains a cornerstone in fostering a respectful and ethical work experience at the Company, setting forth our anti-bribery policy, our standards with respect to compliance with the United States Foreign Corrupt Practices Act and similar governance-related matters.
For further information on our Company’s efforts with respect to ESG, please visit our ESG at EQC page in the investor relations section of our website at www.eqcre.com.
Communications with the Board
As described in our Corporate Governance Guidelines, shareholders and other interested parties may communicate with the Board by communicating directly with our lead independent trustee by sending written correspondence to the “Lead Independent Trustee” c/o the Chief Financial Officer of Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. The Chief Financial Officer will directly forward such correspondence to the lead independent trustee, and the lead independent trustee will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is or has ever been an officer or employee of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related party transactions. No executive officer serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee. Accordingly, during 2022 there were no interlocks with other companies within the meaning of the SEC’s proxy rules.

EXECUTIVE OFFICERS
The following are the ages, positions and offices held by our executive officers. The business address of each of our executive officers is c/o Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606.

Name	Position With the Company	Age as of the Annual Meeting
David A. Helfand	President, Chief Executive Officer and Trustee	58
William H. (Bill) Griffiths	Executive Vice President, Chief Financial Officer and Treasurer	50
David S. Weinberg	Executive Vice President and Chief Operating Officer	54
Orrin S. Shifrin	Executive Vice President, General Counsel and Secretary	56
Our executive officers serve at the discretion of the Board. Please see “Proposal 1: Election of Trustees—Biographies of Trustee Nominees” for the biography of David Helfand.
William H. (Bill) Griffiths has been our Executive Vice President, Chief Financial Officer and Treasurer since February 14, 2022, when he was promoted from his position as Senior Vice President, Chief Financial Officer and Treasurer, to which he was appointed on April 1, 2021. Prior to that, Mr. Griffiths served as our Senior Vice President - Capital Markets since June 2014. Prior to joining EQC, Mr. Griffiths served in a similar role as part of the asset management and investment teams at EQX Real Estate Partners, L.P. (“EQX”), a private investment firm, and EGI from January 2014. Prior to his tenure at EQX and EGI, Mr. Griffiths had similar responsibilities for Helix Funds, where he financed over $2.2 billion in real estate assets and participated in the acquisition, management and disposition of those assets. Prior to joining Helix Funds, Mr. Griffiths worked at EOP, where he served as Director of Business Development and was actively involved in more than $12 billion of investment activity that included EOP’s mergers with Cornerstone and Spieker. Earlier in his career, Mr. Griffiths was an Associate in the Real Estate Investment Banking group at J.P. Morgan in New York, where he was involved in a wide variety of M&A, equity and debt financing, and asset sale assignments. Mr. Griffiths holds an M.B.A. from Stanford University’s Graduate School of Business and B.A. in both Mathematical Methods in the Social Sciences and Economics from Northwestern University.
David S. Weinberg has been our Executive Vice President and Chief Operating Officer since May 2014. Prior to joining us, Mr. Weinberg served as the Chief Investment Officer of EQX from January 2014 and worked on real estate and real estate-related investments for EGI from January 2012 to December 2013. Prior to joining EGI, from 2007 through 2011, Mr. Weinberg was responsible for investments in the multifamily and office sectors at Helix Funds and oversaw Helix Funds’ dispositions for ARC. Mr. Weinberg also served as Vice President of Investments and Asset Management at EOP where he worked from 2003 to 2007. In this role, he participated in over $6 billion of investment activity and oversaw EOP’s 16 million-square-foot office portfolio in Southern California. Earlier in his career, Mr. Weinberg was Vice President of Acquisitions at LaSalle Investment Management and an attorney at the law firm of Sidley Austin LLP. Mr. Weinberg received his J.D. from Northwestern University School of Law and graduated with highest honors with a B.S. from the University of Illinois.
Orrin S. Shifrin has been our Executive Vice President, General Counsel and Secretary since May 2014. Prior to joining us, Mr. Shifrin served as General Counsel, Secretary and Chief Compliance Officer of EQX from January 2014 and handled legal matters for EGI’s real estate investment activity. Mr. Shifrin currently serves as the General Counsel and Secretary for Helix Funds where he participated in the acquisition, management and disposition of over $2.2 billion in real estate assets. Mr. Shifrin also previously served as the General Counsel for ARC. Prior to joining Helix Funds, Mr. Shifrin served as a Principal at Terrapin Properties, LLC, a privately-held real estate investment and development company, where he worked from October 2002 to April 2005 and where his role involved general counsel duties, business development and operations. While there, Mr. Shifrin was involved in over $200 million of residential and commercial real estate-related transactions. Prior to that, Mr. Shifrin was a Partner at the law firm of Katten Muchin Rosenman, where he worked for over 10 years. Mr. Shifrin received his J.D. from Northwestern University School of Law and graduated with highest honors with a B.S. from the University of Illinois.
Messrs. Helfand, Griffiths, Weinberg and Shifrin have each been an employee of or otherwise involved in the operation of EGI and Helix Funds and are expected to have limited involvement in their activities.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Overview
This Compensation Discussion and Analysis provides a detailed description of the Company’s executive compensation philosophy and programs, the compensation decisions the Compensation Committee has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis discusses the compensation of the following individuals, who were the Company’s named executive officers for 2022:

Name	Title
David A. Helfand	President and Chief Executive Officer
William H. (Bill) Griffiths	Executive Vice President, Chief Financial Officer and Treasurer
David S. Weinberg	Executive Vice President and Chief Operating Officer
Orrin S. Shifrin	Executive Vice President, General Counsel and Secretary
Overview of Company Performance during 2022
EQC continued to work to create value for our shareholders by evaluating a variety of investment opportunities, strengthening our balance sheet, improving leasing and operations, advancing our ESG initiatives and fostering a cohesive culture to serve as the foundation for value creation for our shareholders. We accomplished the following in 2022:
Sourced and evaluated numerous external growth investment opportunities across a range of property types
●    Evaluated a broad range of investment opportunities across a range of property types, focusing on high-quality assets or businesses that offer a compelling risk-reward profile; and
●    Cultivated relationships with senior executives in the real estate and investment communities to raise EQC’s profile and maximize investment opportunities.
Strengthened Balance Sheet
●    Repurchased $155.5 million of our Common Shares, at a weighted average, dividend adjusted price of $24.64 per share, reducing our Common Shares outstanding by over 5.3%; and
●    Preserved a cash balance of $2.6 billion, or over $23.00 per Common Share, to provide flexibility for future value creation.
Improved Leasing and Operations
●    Completed new leasing of approximately 109,000 square feet and renewed leases covering approximately 96,000 square feet in our four-property portfolio; and
●    Created value through investments in our assets and lease execution.
Advanced ESG initiatives
●    Completed our third annual GRESB assessment with a score of 72;
●    Obtained LEED certification for our Capitol Tower property located at 206 East 9th Street in Austin, Texas (50% of our properties are now LEED certified);
●    Undertook an analysis to understand and subsequently disclosed EQC's climate-related risks;
●    Continued to implement our diversity, equity & inclusion initiative, including implementing employee unconscious bias training and a vendor diversity initiative; and
●    Sponsored community outreach programs, including with the Greater Chicago Food Depository and another local Chicago-based, grass-roots organization.
Fostered a Corporate Culture to Serve as Foundation for Value Creation
●    Fostered an entrepreneurial culture with an emphasis on transparency and open communication, where working passionately and collaboratively is fundamental;
●    Engaged with our institutional investors through conferences and video/telephone calls; and
●    Reduced payroll by approximately $1.2 million annually.

Performance Over One, Three, and Five Years
The work-from-home/hybrid working trends following the COVID-19 virus continue to directly impact the office sector, with the sector confronting headwinds as return to office for many U.S. companies is faced with uncertainty. Our Company continues to measure our relative total return performance compared to the FTSE Nareit Office Index (“Nareit Office Index”), which we believe is an appropriate performance metric for us:
•Our Company’s total return for the five-year period ended December 31, 2022 was 16.4%, significantly outperforming the Nareit Office Index return of -30.3%.
•Our Company’s shorter-term total returns for the three-year and one-year periods ended December 31, 2022 were -10.4% and 0.4%, respectively, versus the Nareit Office Index returns of -37.9% and -37.6%, respectively.
Since we took over responsibility for EQC in 2014 through year-end 2022, we returned $1.9 billion to shareholders through Common Share distributions and share repurchases. In addition, we repaid debt and preferred equity balances of $3.3 billion, and we increased our cash balance to $2.6 billion, or over $23.00 per Common Share, significantly improving our balance sheet and positioning us well for future opportunities.

Through year-end 2022, we have reduced our portfolio to four office properties in three cities, exiting 116 cities, 28 states and Australia. Our year-end 2022 portfolio totaled 1.5 million square feet and was 82.8% leased. We now have a portfolio of higher-quality properties in better markets and have created substantial value. We have generated a significant amount of cash through asset dispositions, which we are looking to deploy through investments across a range of property types, in an effort to create long-term value. Alternatively, we may determine to sell, liquidate or otherwise exit our business if we believe doing so will maximize shareholder value.

Compensation Objectives and Philosophy
Our executive compensation program, as approved by the Compensation Committee for 2022, is designed to accomplish four key objectives:
1.    align the long-term interests of our executive officers with the interests of the Company and the Company’s shareholders;
2.    reward financial and operating performance and leadership excellence;
3.    fairly compensate executive officers who create long-term value for the Company’s shareholders; and
4.    retain and motivate executives to remain at the Company for the long-term.
Our executive compensation program has the following components: (1) base salary, (2) annual cash incentive compensation, (3) long-term, at-risk time and performance-based equity compensation, and (4) health and welfare benefits that are made available to all of our employees.
We maintain an ongoing dialogue with investors and are open to investor feedback on executive compensation.
Compensation Snapshot

	Objectives	Key Features
Base Salary	•Recognize ongoing performance of job responsibilities and leadership excellence •Provide a regular source of income so executives can focus on day-to-day responsibilities	•Fixed compensation paid in cash •Based on competitive pay, taking into account job scope, position, knowledge, skills and experience
Short-Term Annual Incentive Program (“STIP”)
•Motivate the achievement of Company and individual objectives on an annual basis
•Reward financial and operating performance and leadership excellence
•Balance objectivity with subjectivity in an effort to support the Company’s business objectives
•Variable cash compensation based on achievement of pre-defined annual performance goals •Based upon corporate goals (67% of target opportunity) and individual goals (33% of target opportunity)
Long-Term Incentive Compensation Program (LTIC Program)
•Encourage executives to achieve multi-year strategic and financial objectives to create shareholder value
•Align the long-term interests of executives with the interests of the Company and the Company’s shareholders
•Provide a retention mechanism with vesting over a multi-year period to motivate our executives to remain at the Company for the long-term

•Long-term equity compensation with 67% of vesting based on the achievement of pre-defined forward-looking performance goals and the remaining 33% of vesting based on continued service to the Company
•Performance awards are a four-year program based on a primary metric of TSR measured over a three-year performance period (compared to the TSRs of the companies that comprise the Nareit Office Index) with a secondary metric of absolute TSR if the Company’s TSR is negative, reducing any earned performance award by 25%
•For the time-based and performance-based awards, vesting is back-end loaded (50% vests on the fourth anniversary)

We believe that the structure of our executive compensation program, as outlined above, is both aligned with the interests of our shareholders and serves to attract and retain talented executives. With a majority of each executive’s compensation opportunity “at risk,” our executive compensation program is intended to, and results in, our executives’ compensation being tied to our performance.

For 2022, the following charts illustrate the target mix of compensation components for our Chief Executive Officer and the average target mix of our other named executive officers.
For our Chief Executive Officer and other named executive officers:
•The majority, 64% and 59%, respectively, of their total target compensation is at-risk, performance-based compensation (i.e., the annual cash bonus and performance-based equity); and
•The majority, 60% and 50%, respectively, of their total target compensation is allocated to long-term incentive (equity) pay subject to various additional performance and vesting criteria while a minority portion is cash-based, further enhancing our named executive officers’ alignment with our shareholders.
The following chart illustrates that, with respect to our Long-Term Incentive Compensation Program (the “LTIC Program”), a significant portion is subject to future performance based on relative TSR versus our peers while a limited portion is based solely on continued service to the Company. The allocation of performance-based and time-based awards is consistent between our Chief Executive Officer and other named executive officers.

LTIC Program Target Pay Allocation

We believe this structure encourages performance and promotes retention during a period in which we are undergoing significant change at our organization.

Executive Compensation Program Highlights
The table below highlights certain practices that we have utilized and others that we have avoided because we believe doing so is in the best interests of our shareholders:

✓
Pay for Performance. Compensation paid under our annual short-term incentive program and our LTIC Program is based on a mixture of performance metrics that span both annual (short-term) and multi-year (long-term) performance periods. The primary metric is our relative TSR compared to the TSRs of the companies that comprise the Nareit Office Index, with a secondary metric of absolute TSR if the Company’s TSR is negative, reducing any earned performance award by 25%.
✗
No Single Trigger Change in Control Provisions. Upon a change in control, if awards are assumed by buyer as part of the change in control transaction, a qualified termination must occur for award acceleration to occur (window period of 6 months prior to or 2 years following, or otherwise in connection with or anticipation of, a change in control).

✓
Pay for Performance Compensation Mix. The overall compensation opportunity that is fixed is limited while a significant portion is at-risk and can only be earned based on the achievement of certain criteria.
		✗	No Executive Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other executive perquisites.
✓
Stock Ownership Guidelines. We have stock ownership guidelines in place for our Chief Executive Officer (6x salary) and other named executive officers (3x salary), as well as for our non-employee trustees (4x annual cash retainer).
		✗	Limited Retirement Benefits. We do not have a defined benefit plan, any supplemental executive retirement plans or any nonqualified deferred compensation plans.
✓
Clawback Policy. Our clawback policy covers all incentive-based compensation (cash and equity) and applies to our named executive officers in the event of a material restatement of the Company’s financials as a result of misconduct. We intend to amend our policy in a timely manner to comply with the recently effective SEC rules once the NYSE rules are finalized and become effective.
		✗	No Hedging or Pledging of Company Stock. Our anti-hedging and anti-pledging policies prohibit our trustees and executive officers from engaging in hedging and pledging activities.
✓	Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, FPC, with expertise in the REIT industry.	✗
No Gross-Ups. We do not have any arrangements requiring us to gross-up compensation to cover taxes owed by our executive officers, including excise taxes payable by the executives in connection with a change in control.

✓	Compensation Risk Assessment. The Compensation Committee conducted a compensation risk assessment to ensure that the executive compensation program does not encourage excessively risky behaviors.	✗
No Dividends Equivalents on Unearned Performance Awards. We will not pay dividend equivalents with respect to performance-based awards unless and until the awards are earned, at which time each holder of an earned award will receive an amount in cash equal to the aggregate amount of dividends that would have been paid in respect of the Common Shares underlying the award had such shares been issued to the holder on the first day of the performance period. Thereafter, dividend equivalents will be paid currently on earned awards.

Compensation Determination Process
Role of the Compensation Committee and Management
The Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation of the Company’s named executive officers on an annual basis. The Compensation Committee evaluates the performance of each named executive officer in light of these goals and objectives and, on the basis of such evaluation, determines and approves the compensation for each named executive officer. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of the named executive officers other than the Chief Executive Officer.
In determining the appropriate compensation for the Company’s named executive officers, the Compensation Committee considers the Company’s performance and shareholder return, the amount of compensation payable, including incentive awards, to similarly situated officers at comparable companies, our shareholder vote on compensation and any other factors the Compensation Committee deems necessary or appropriate in its discretion. The Compensation Committee seeks to ensure that our compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business objectives and do not encourage excessive or unnecessary risk taking. In addition, the Compensation Committee seeks to ensure that our programs attract and retain talented executives, encourage high performance, promote accountability and align our named executive officers’ interests with those of our shareholders.
Advisory Vote on Named Executive Officer Compensation
Our shareholders overwhelmingly approved the compensation of our named executive officers in the non-binding advisory vote that we conducted at the 2022 annual meeting of shareholders, with approximately 91.0% of the votes cast in favor of this proposal. The Compensation Committee considered the voting result as supportive of our executive compensation philosophy.
The Role of the Compensation Consultant
Under its charter, the Compensation Committee has the sole authority to retain and terminate outside legal or other advisors to the Compensation Committee as it deems necessary and appropriate in its sole discretion, including compensation consultants. The Compensation Committee has engaged FPC to advise it on matters related to the compensation of our executive officers and our compensation plans. FPC is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to retain or terminate FPC and to approve the consultant’s fees and other retention terms. FPC provides no other services to the Company. The Compensation Committee has reviewed the independence of FPC in light of SEC rules and NYSE listing standards regarding compensation consultants, and the Compensation Committee has concluded that FPC’s work is independent and does not raise any conflict of interest.
The Compensation Committee has retained FPC to, among other things: (i) assist in benchmarking our executive compensation against our peers; (ii) analyze trends in compensation in the marketplace generally and compensation program design changes among our peers specifically; (iii) provide updates with respect to new legislative matters related to compensation; and (iv) provide general guidance with respect to appropriate compensation levels and structures.
Use of Benchmarking and Peer Group Data
The Compensation Committee uses peer group data as one tool in assessing and determining pay for our executive officers. Competitive market data is intended to provide a framework for current market pay practices, trends, best practices and overall industry performance.
Each year, the Company reviews its peer group based on a variety of factors and, in consultation with its compensation consultant, determines if any changes are appropriate. In connection with these efforts, a variety of factors were utilized to determine our peer group’s members, including: (1) REITs that are comparable to us based on size and (2) REITs that are comparable to us based on asset class (office).
The Compensation Committee utilized the 2021 peer group to make compensation decisions in early 2022 related to the 2022 fiscal year. As part of its ongoing compensation program review process, in September 2022, the Compensation Committee reviewed and revised the peer group.

The following table contains the name of each company within the current peer group, all of which are public office REITs.

Current Public REIT Peer Group
Brandywine Realty Trust
Corporate Office Properties Trust*
Cousins Properties, Incorporated*
Douglas Emmett, Inc.
Easterly Government Properties, Inc.*
Empire State Realty Trust, Inc.*
Highwoods Properties, Inc.
Hudson Pacific Properties, Inc.
Paramount Group, Inc.
Piedmont Office Realty Trust, Inc.
SL Green Realty Corp.*
*Additions to Peer Group.

The names of the companies removed from the prior peer group, as a result of not being of comparable size, focusing on non-office assets or being acquired, include: Alexandria Real Estate Equities, Inc., Boston Properties, Inc., Camden Property Trust, Columbia Property Trust, Inc., PS Business Parks, Inc., Regency Centers Corporation, Weingarten Realty Investors, and W.P. Carey Inc.
Elements of Compensation
2022 Target Pay Mix
For fiscal year 2022, the total target compensation, as determined in January 2022, for our Chief Executive Officer was allocated 40% to cash compensation and 60% to long-term equity incentive compensation, the average total target compensation for Messrs. Griffiths, Weinberg, and Shifrin was allocated 50% to cash compensation and 50% to long-term equity incentive compensation. For 2022, total target compensation for our named executive officers remained unchanged from fiscal year 2021, with the exception of Mr. Griffiths as noted below, and, in the aggregate, was below the median compensation for our peer group.
Base Salary
We pay our named executive officers base salaries to provide them with a predictable and stable source of cash income in order to compensate them for performing the requirements of their respective positions and to retain and motivate them.
The Compensation Committee reviews each named executive officer’s annual base salary on an annual basis, and any adjustments to an executive’s base salary are based on the Compensation Committee’s evaluation of the executive’s performance in light of the corporate goals and objectives established by the Compensation Committee each year with respect to the compensation of the executive officers. In determining the appropriate annual base salary for each named executive officer, the Compensation Committee also considers the executive’s contribution to the Company, the Company’s performance and shareholder return, the amount of compensation payable to similarly situated executives at comparable companies (including any increases in such compensation), any shareholder vote on compensation and any other factors that the Compensation Committee deems necessary or appropriate in its discretion.

Base salaries for our named executive officers for fiscal year 2022 remained unchanged from fiscal year 2021, with the exception of Mr. Griffiths, as set forth below:

Named Executive Officer	2021 Base Salary	2022 Base Salary
David A. Helfand	$824,000	$824,000
William H. (Bill) Griffiths	$383,112	$500,000
David S. Weinberg	$643,750	$643,750
Orrin S. Shifrin	$566,500	$566,500
Mr. Griffiths’ salary increase reflects the Compensation Committee’s review of market data, an adjustment to account for his appointment to the role of Chief Financial Officer in April 2021, as well as an adjustment to account for his promotion to Executive Vice President effective February 14, 2022.

Annual Cash Incentive Compensation
The Company’s named executive officers are eligible to receive annual cash bonuses under the Company’s STIP based on the achievement of certain performance criteria for the applicable fiscal year, as determined annually by the Compensation Committee based on the Company’s then-applicable business objectives. The purpose of the STIP is to encourage outstanding Company and individual performance by motivating the Company’s executives to achieve short-term Company and individual goals by rewarding performance measured against key annual objectives. STIP bonuses are paid 100% in cash.
In January 2022, the Compensation Committee approved corporate and individual performance goals for determining the amount of cash bonuses to be awarded to our named executive officers for the 2022 fiscal year under the STIP. In setting these goals, the Compensation Committee determined that it was appropriate that (i) 67% of the annual bonus target under the 2022 STIP be based upon achievement of the corporate performance metrics listed below (with threshold, target and maximum values established by the Compensation Committee at what it believed to be appropriately rigorous and challenging levels for each metric), and (ii) 33% of the annual bonus target be based upon achievement of individual objectives.
The Compensation Committee identified the following corporate performance metrics:
•Same property leased occupancy – the Compensation Committee linked our named executive officers’ annual bonuses to this objective by quantifying their effectiveness in retaining and attracting tenants to the Company’s assets, which is captured in the measurement of same property leased occupancy; and
•Same property cash net operating income – the Compensation Committee linked our named executive officers’ annual bonuses to this objective to measure their ability to impact the performance of our assets by capturing both rent fluctuations and whether expenses are being controlled.
The Compensation Committee selected these metrics, as they believed that they are key indicators of whether we are successfully executing our business objectives. The Compensation Committee established the threshold, target and maximum values for each metric listed below, which it believed to be appropriately rigorous and challenging levels for each metric.
In 2022, the Company fell short of target for one metric and exceeded the maximum value for the other metric:

Performance Metric	Percentage	Threshold	Target	Maximum	Actual
Same Property Leased Occupancy[1]	50.00%	500 Basis Points below Target	2022 Budget of 83.54%	500 Basis Points above Target	70 Basis Points below Target
Same Property Cash Net Operating Income[1]	50.00%	500 Basis Points below Target	2022 Budget of $33.61 Million	500 Basis Points above Target	736 Basis Points above Target

1    The same property portfolio includes the results of four properties continuously owned from January 1, 2022 through December 31, 2022. Cash Net Operating Income is net operating income, or “NOI,” excluding the effects of any straight-line rent adjustments, lease value amortization, and lease termination fees. Please see Item 7 on page 30 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for a description of NOI.
As shown in the table above, for fiscal year 2022, the Company achieved between threshold and target for the Same Property Leased Occupancy metric established by the Compensation Committee, and interpolated between those levels for purposes of determining the 2022 bonus payouts. The Company achieved the Same Property Cash NOI metric in excess of the maximum value established by the Compensation Committee for such metric, and therefore the Compensation Committee awarded maximum credit for such metric for purposes of determining the 2022 bonus payouts.
The Company exceeded the maximum value of the Same Property Cash NOI metric by such a large margin because: (i) the Company significantly outperformed expectations in terms of parking revenue with significantly higher demand than anticipated, and (ii) a strategic decision made during the year to defer costs related to preparing office space for leasing.
As described above, 33% of the annual bonuses target opportunity under the 2022 STIP were based on the achievement of individual performance goals that the Compensation Committee established for each of our named executive officers. The 2022 individual goals for our named executive officers included, among others:
•For Mr. Helfand, providing leadership to create value for all of our stakeholders, leading the underwriting and evaluation of future growth opportunities, facilitating effective board and senior management communication and teamwork, promoting a corporate culture grounded in our core values, nurturing a work environment where employees are challenged and rewarded for their success, cultivating relationships with senior executives in the real estate and investment communities to raise our profile and maximize investment opportunities, and providing leadership in connection with our ESG initiatives;
•For Mr. Griffiths, providing leadership for and developing our accounting, finance and treasury professionals, facilitating effective communication with the Board, the Audit Committee and the Compensation Committee, actively managing the balance sheet, cultivating and improving relationships with institutional investors and analysts, and continuing to develop and implement our ESG initiatives;

•For Mr. Weinberg, seeking out and evaluating acquisition opportunities, enhancing property valuations, overseeing efficient and effective capital allocation, developing our investment professionals, asset managers and financial analysts, and continuing to develop and implement our ESG initiatives; and
•For Mr. Shifrin, providing valuable legal advice on real estate, public market and transaction-related matters, proactively supporting property operations and leasing while promoting compliance with laws and regulations, facilitating effective board and senior management leadership with a high level of ethical integrity, including by maintaining a rigorous corporate governance and compliance environment, encouraging an effective risk management culture, and continuing to develop and implement our ESG initiatives.
The threshold, target and maximum annual bonus amounts for our named executive officers under the STIP as determined at the beginning of the fiscal year 2022, as a percentage of their respective annual base salaries, were as follows:

Named Executive Officer	Threshold	Target	Maximum
David A. Helfand	75%	150%	225%
William H. (Bill) Griffiths	50%	100%	150%
David S. Weinberg	50%	100%	150%
Orrin S. Shifrin	50%	100%	150%
On January 26, 2023, the Compensation Committee approved the following cash bonus awards under the STIP for the then-current named executive officers for fiscal year 2022:

Named Executive Officer	Threshold (0.5x Target)	Target (1.0x Target)	High (1.5x Target)	Actual
David A. Helfand	$618,000	$1,236,000	$1,854,000	$1,617,986
William H. (Bill) Griffiths	$250,000	$500,000	$750,000	$654,525
David S. Weinberg	$321,875	$643,750	$965,625	$842,701
Orrin S. Shifrin	$283,250	$566,500	$849,750	$741,577
The actual bonus payout was calculated as follows: (1) for, and based upon a review of, the individual goals, the Compensation Committee determined that an achievement multiple of 1.5 times the target bonus opportunity allocated to individual performance was appropriate for the named executive officers, and (2) for the corporate goals, a composite total of 121.5% of target was achieved, based on the following: (i) for the Same Property Cash Net Operating Income metric, achievement above maximum, resulting in a payout of 150%, and (ii) for the Same Property Leased Occupancy metric, achievement between threshold and target with interpolation between these levels for a payout of 93% of target.
The bonus amount awarded to each of our named executive officers is between the target and high bonus amounts that were established for the executive. The Compensation Committee determined the bonus amounts based on the level of achievement of the applicable corporate performance metrics (with each metric weighted equally) and its assessment of each executive’s achievement of the applicable individual performance goals. The Compensation Committee reached these determinations based on a review of each executive officer’s accomplishments relative to his individual goals for the year, including their management of the Company, its properties and its employees.
Long-Term Equity Compensation
For 2022, the Company’s named executive officers were eligible to receive annual equity awards with time-based vesting requirements and annual equity awards with a combination of time and performance-based vesting requirements, in each case under the LTIC Program. The purpose of the LTIC Program is to attract and retain talented executives and key employees, to motivate future performance and to link compensation to performance of the Company’s stock over a multi-year period. The Compensation Committee believes that it is appropriate to use a combination of time and performance-based awards in order to attract and retain talented executives and key employees, and to link compensation to performance of the Company’s stock over a multi-year period. LTIC Program awards are granted to our named executive officers, as well as other employee LTIC Program participants, in January of each fiscal year. The size of awards granted to each executive is determined based on his performance and the Company’s performance during the prior fiscal year. We grant equity awards under the 2015 Omnibus Plan.
The Company’s named executive officers (and other employees who are eligible to receive long term incentive compensation as part of their annual compensation package) were given the option to elect to receive their 2021 LTIC Program awards (which were granted in January 2022) in the form of (i) restricted shares with time-based vesting requirements (“LTIC Shares”) and restricted share units with both time-based and performance-based vesting requirements (“LTIC RSUs”), or (ii) time-based and performance-based LTIP Units, which are discussed in more detail in the next paragraph.

LTIP Units are a special class of interests in EQC Operating Trust (the “Operating Trust”) that may be issued to employees, officers or trustees of the Operating Trust, the Company or their subsidiaries (“LTIP Units”). The Operating Trust is the entity through which we now conduct our business following our conversion to an UPREIT in 2016. LTIP Units are structured to qualify as “profits interests” for tax purposes. Each LTIP Unit will convert automatically into an OP Unit on a one-for-one basis when the LTIP Unit becomes vested and upon equalization of its capital account with the per-unit capital account of the OP Units (such equalization referred to as, a “Book-Up Event”). Holders of OP Units (other than the Company) generally have the right, commencing six months from the date of issuance of such OP Units, to cause the Operating Trust to redeem their OP Units in exchange for cash or, at the option of the Company, Common Shares on a one-for-one basis.
Each of the named executive officers elected to receive his 2021 LTIC Program awards in the form of LTIC Shares and LTIC RSUs, which were granted on January 26, 2022.
The following illustrations show the performance periods and vesting schedules for the LTIC Program awards. The duration of the LTIC Program awards is four years from start to finish including performance criteria and further vesting.
Performance-Based Awards (67% of LTIC Program Awards)
 Time-Based Awards (33% of LTIC Program Awards)
Time-Based Awards. For each of our named executive officers, 33% of his target LTIC Program award in 2022 consisted of time-based LTIC Shares. In January 2022, each of our named executive officers received a grant of LTIC Shares, which, based on the closing price per share of our Common Shares of $25.50 on January 26, 2022, had the following value on the grant date:

Named Executive Officer	Number of LTIC Shares	Value of LTIC Shares
David A. Helfand	40,667	$1,037,009
William H. (Bill) Griffiths	5,306	$135,303
David S. Weinberg	21,548	$549,474
Orrin S. Shifrin	13,146	$335,223
The LTIC Shares will vest 25% on the “Measurement Date” (as defined below) in February of the calendar year during which the second anniversary of the grant date occurs, 25% on the Measurement Date in February of the calendar year during which the third anniversary of the grant date occurs and 50% on the Measurement Date in February of the calendar year during which the fourth anniversary of the grant date occurs, subject to the executive’s continued employment with the Company through the applicable vesting date. The term “Measurement Date” means either (i) the date in February of the applicable calendar year on which the Compensation Committee meets to determine the level of achievement of the performance criteria with respect to any performance-based awards or, (ii) if there are no such awards for which performance is required to be measured during the applicable calendar year, the first date in February of such calendar year on which the Compensation Committee meets or takes an action by unanimous written consent. Each LTIC Share entitles the named executive officer to receive any dividends declared on the Common Shares beginning on the grant date of the LTIC Share.
Performance-Based Awards. For each of our named executive officers, the other 67% of his target LTIC Program award for 2022 consisted of LTIC RSUs, which have time-based and performance-based vesting requirements. Each LTIC RSU represents the right to receive one Common Share. In January 2022, our named executive officers received grants of the following LTIC RSUs, reflecting the number of LTIC RSUs that each executive will earn if the applicable performance measure is achieved at the target level, which, based on the closing price per Common Share of $25.50 on January 26, 2022, had the following values on the grant date:

Named Executive Officer	Number of LTIC RSUs	Value of LTIC RSUs
David A. Helfand	82,567	$2,105,459
William H. (Bill) Griffiths	10,773	$274,712
David S. Weinberg	43,748	$1,115,574
Orrin S. Shifrin	26,691	$680,621
The actual number of LTIC RSUs that each executive will earn will be between 0% and 249.25% of the number of units granted to him, depending on the achievement of the applicable performance criteria. Since the number of LTIC RSUs that will be earned, if any, will not be determined until the end of the three-year performance period, the actual value of the LTIC RSUs could be higher or lower than the foregoing target levels, depending on the Company’s achievement of the applicable performance criteria.
The primary performance measure for the LTIC RSUs is the TSR of the Common Shares over a three-year performance period relative to the TSRs of the companies that comprise the Nareit Office Index over the same period of time, provided that only companies that are public throughout the entire performance period will be included for purposes of calculating the relative TSR comparison. The secondary performance measure for the LTIC RSUs is absolute TSR if the Company’s TSR is negative.
After the Company’s TSR percentile is determined, the number of LTIC RSUs that will be earned by an executive will be determined by multiplying the number of units that was granted to the executive by the applicable percentage listed in the following table.

Company TSR Relative to Nareit Office Index TSRs over Performance Period	% of Granted LTIC RSUs Earned*
90th Percentile and Above	249.5%
80th Percentile	212.0%
70th Percentile	174.5%
60th Percentile	137.0%
50th Percentile (Target)	100.0%
40th Percentile	68.5%
30th Percentile	37.5%
25th Percentile	25.5%
Below 25th Percentile	0.0%
* The actual number of LTIC RSUs earned will be the number of units awarded to each named executive officer, which is the target number of units that can be earned, multiplied by the applicable percentage listed in the table above. The actual number of LTIC RSUs will be determined at the end of the three-year performance period. The percentages listed in the table above are rounded to the nearest 0.5%.

If the Company’s total TSR for the performance period is negative, any LTIC RSUs deemed earned based on the table above will be reduced by 25%. To the extent performance falls between two levels in the table above, linear interpolation will apply in determining the percentage of the LTIC RSUs that are earned. Any LTIC RSUs that do not become earned at the end of the performance period will be forfeited.
The LTIC RSUs will vest, if at all, as follows: (i) 50% following the conclusion of the performance period on the date that the Compensation Committee determines whether and to what extent the performance criteria have been achieved, and (ii) 50% on the Measurement Date in February of the calendar year during which the fourth anniversary of the grant date occurs, subject in each case to the executive’s continued employment with the

Company through such date. Earned LTIC RSUs will generally be paid out as soon as practicable following the applicable vesting date. The Compensation Committee believes that subjecting 50% of any earned LTIC RSUs to an additional one-year vesting period further serves to help retain our named executive officers.
The named executive officers will not be entitled to receive any dividends with respect to the Common Shares underlying the LTIC RSUs unless and until the LTIC RSUs are earned, at which time each executive will be entitled to receive an amount in cash equal to the aggregate amount of dividends that would have been paid in respect of the Common Shares underlying the executive’s earned LTIC RSUs had such Common Shares been issued to the executive on the first day of the performance period. Following the performance period, each executive will be entitled to receive, in respect of each earned LTIC RSU held by the executive, whether or not vested, an amount in cash equal to the per share amount of any dividend paid by the Company to the shareholders, which amount will be paid to the executive within 60 days following the date that the dividend is paid to the shareholders.

To the extent a named executive officer elects to receive his award under the LTIC Program in the form of LTIP Units, the named executive officer would receive an award consisting of (i) LTIP Units (equal to 33% of the target value of the LTIC award) subject to time-vesting requirements generally consistent with the vesting terms applicable to LTIC Shares (the “Time-Based LTIP Units”) and (ii) LTIP Units (equal to 67% of the target value of the LTIC award) subject to time-vesting and performance-vesting requirements generally consistent with the vesting terms applicable to LTIC RSUs (the “Performance-Based LTIP Units”). A Time-Based LTIP Unit generally entitles the holder thereof to receive the same per unit distributions as the other OP Units of the Operating Trust. A holder of Performance-Based LTIP Units will not be entitled to participate in distributions with respect to his Performance-Based LTIP Units until expiration of the applicable performance period, at which time he generally will become entitled to receive a special catch-up distribution in respect of his earned Performance-Based LTIP Units, if any, for the periods prior to such time.
Achievement of Performance-Based Awards. The chart below illustrates the performance for the outstanding LTIC RSUs and Performance-Based LTIP Units as of December 31, 2022 that were granted to our named executive officers from 2014 through 2019, compared to the grant date fair value of such awards. The target fair value amounts represent the grant date fair value of the performance-based awards based on the Monte Carlo simulation model conducted at the times the awards were granted. With respect to the LTIC RSUs granted to our named executive officers in 2014, 2015, 2016, 2017, 2018 and 2019, the chart shows the value of such LTIC RSUs that were earned in 2017, 2018, 2019, 2020, 2021 and 2022 based on actual performance measured at the end of their respective three-year performance periods (including, for this purpose, grants to the person appointed Chief Financial Officer at the time of grant).
Measured Awards
Note: Actual performance values are based on the share price at the time of measurement and first vesting. All performance-related values exclude accrued catch-up distributions.

With respect to the LTIC RSUs granted to our named executive officers in 2020, 2021 and 2022, the chart below shows the value of each such grant that would be earned assuming a performance measurement date of, and the share price at, December 31, 2022 (including, for this purpose, grants to the person appointed Chief Financial Officer at the time of grant). The actual number of LTIC RSUs in each such grant that will become earned will be determined at the end of the applicable performance period using relative TSR compared to our peers, and therefore the chart is not representative of the actual amount to be earned.
Unmeasured Awards
Note: All performance-related values exclude accrued catch-up distributions.
The use of the relative TSR metric for a significant portion of our long-term incentive compensation ensures that our compensation is aligned with the interests of our shareholders.
The target fair value amounts shown in the charts above represent the total accounting expense for each grant, which we recognize ratably over the applicable vesting period. We do not adjust this recorded expense either during the performance period or based on actual value received at the end of such period. Through December 31, 2022, the value of the awards that have completed their performance period is, in the aggregate, greater than the target fair value reported as an expense for such awards. For the awards that have not completed their performance period as of December 31, 2022, the value of the awards, assuming a performance measurement date of December 31, 2022, would be, in the aggregate, greater than the target fair value recorded as an expense for such awards. The ultimate value of the 2020, 2021 and 2022 awards will be determined at their actual measurement date in the future, which may result in a value different than shown above. As discussed below, the performance of the 2020 awards was determined by the Compensation Committee on February 7, 2023.
Calculation of Three-Year Measurement for January 29, 2019 Performance-Based Awards. On February 9, 2022, the Compensation Committee approved the level of achievement of the performance measure with respect to the performance-based awards that were granted to our named executive officers on January 29, 2019. The Compensation Committee determined that the TSR of the Common Shares over the three-year performance period commencing on January 29, 2019 and ending on January 29, 2022, relative to the TSRs of the companies that comprised the Nareit Office Index over the same period of time, was in the 47th percentile. Accordingly, approximately 91.72% of the target performance-based awards granted to each executive became earned (59,017, 4,405, 31,270, and 19,078 RSUs for Messrs. Helfand, Griffiths, Weinberg, and Shifrin, respectively). 50% of such earned performance-based awards vested on February 9, 2022, when the Compensation Committee approved the performance measurement, and 50% vested on February 7, 2023.
Calculation of Three-Year Measurement for January 27, 2020 Performance-Based Awards. On February 7, 2023, the Compensation Committee approved the level of achievement of the performance measure with respect to the performance-based awards that were granted to our named executive officers on January 27, 2020. The Compensation Committee determined that the TSR of the Common Shares over the three-year performance period commencing on January 27, 2020 and ending on January 27, 2023, relative to the TSRs of the companies that comprised the Nareit Office Index over the same period of time, was in the 89th percentile. Accordingly, approximately 185.46% of the target performance-based awards granted to each executive became earned (115,547, 8,882, 61,223, and 37,352 RSUs for Messrs. Helfand, Griffiths, Weinberg, and Shifrin, respectively). 50% of such earned performance-based awards vested on February 7, 2023, when the Compensation Committee approved the performance measurement, and 50% are scheduled to vest on the Measurement Date in February of 2024, subject to the terms and conditions of the applicable award agreements.

The treatment of the LTIC Shares, Time-Based LTIP Units, LTIC RSUs and Performance-Based LTIP Units upon a termination of the executive’s employment and/or a change in control of the Company is described below in the section entitled “Potential Payments Upon Termination or Change in Control.”
Employment Agreements or Severance Plans
Each of Messrs. Helfand, Griffiths, Weinberg, and Shifrin, is party to a Change in Control Agreement as described below in the section entitled “Change in Control Agreements.” The Company does not have any employment agreements or severance arrangements with any of our named executive officers, other than the acceleration of all or a portion of their outstanding equity awards upon certain terminations of employment or in connection with a change in control of the Company, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”
Other Employee Benefits and Perquisites
We provide to all our employees, including our named executive officers, broad-based health and welfare benefits that are intended to help attract and retain employees. Our named executive officers are eligible to receive the same benefits, including life and health benefits and vacation, holiday and sick time, that are available to all employees. We do not provide executive perquisites to our named executive officers.
Other Compensation Practices and Policies
Stock Ownership Guidelines
We believe that equity ownership by our officers helps align their interests with our shareholders’ interests. To that end, we have adopted formal stock ownership guidelines applicable to all of our named executive officers with the following key terms:
•    Our Chief Executive Officer is required to own our securities equal in value to at least six times his base salary;
•    Each of our other named executive officers is required to own our securities equal in value to at least three times his base salary;
•    Each named executive officer has five years to comply with the ownership requirement and is required to hold shares at this level while serving in his position; and
•    Mandatory holding period that requires named executive officers to retain all net securities (after payment of applicable taxes) earned from any equity award until the applicable stock ownership requirement is achieved.
All of our named executive officers are in compliance with our stock ownership guidelines as of the date of this Proxy Statement. See the section below entitled “Trustee Compensation – Stock Ownership Guidelines” for a discussions of the stock ownership guidelines applicable to non-employee trustees.
Anti-Hedging and Anti-Pledging Policies
Our Board has adopted restrictions on hedging and pledging securities issued by the Company pursuant to the Company’s Policy on Inside Information and Insider Trading. With respect to hedging, our trustees, employees (including executive officers) and their family members who reside with them are prohibited from trading in any interest relating to the future price of the Company’s securities, such as a put, call or short sale. With respect to pledging, trustees, employees (including executive officers) and their family members who reside with them are prohibited from holding securities issued by the Company in a margin account or pledging these securities as collateral for a loan. The Board may grant exceptions to this anti-pledging policy for trustees and executive officers and the Company’s Compliance Officer may grant such exceptions to other employees. No such exceptions have been granted for trustees, executive officers or their family members since the implementation of the policy on July 31, 2014.

Tax Deductibility of Executive Compensation
Under Section 162(m) of the Code, a publicly-held corporation (including the Company) generally is limited to a $1 million annual tax deduction for compensation paid to each of its “covered employees,” which limitation would apply to the Company to the extent the real estate investment trust’s distributive share of any compensation paid to its covered employees by our operating partnership exceeds the $1 million threshold (other than compensation attributable to certain grandfathered equity grants).
While the Compensation Committee will consider the impact of Section 162(m) on its compensation arrangements going forward, it is only one of many factors, and it is anticipated that Compensation Committee will, in its discretion and when it deems appropriate, enter into compensation arrangements with those executives considered “covered employees” under which payments may not be fully deductible under Section 162(m).

Clawback Policy
The Compensation Committee adopted a clawback policy in 2014, pursuant to which, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document, and (ii) any profits realized from the sale of its securities during those 12 months. In March 2017, the Compensation Committee modified the clawback policy to apply to all of our named executive officers. The Company intends to amend this policy in a timely manner to comply with the recently effective SEC rules once the NYSE rules are finalized and become effective.
2023 Compensation Actions
2023 Base Salaries

On January 26, 2023, the Compensation Committee approved a 15.3% and 20% increase in annual base salary for Messrs. Helfand and Griffiths, respectively, for the 2023 fiscal year, and each of Messrs. Weinberg and Shifrin received an increase of 5% for the 2023 fiscal year. The Compensation Committee approved these increases in recognition of each named executive officer’s contribution to the Company, the Company’s performance and relative shareholder return, and the amount of compensation payable to similarly situated executives at comparable companies. The salary increases for Mr. Helfand and Mr. Griffiths reflect a market adjustment as part of an effort to bring their overall compensation opportunities in line with the median overall compensation opportunities provided to similarly situated executives at comparable companies. The salary increase for Mr. Griffiths also reflects an adjustment to take into account his appointment, in April 2021, to the role of Chief Financial Officer, as well as his promotion to Executive Vice President effective February 14, 2022. With respect to the salary increases for Messrs. Helfand, Weinberg and Shifrin, the Compensation Committee also considered that each of their salaries had remained the same since 2020.

Named Executive Officer	2022 Base Salary	2023 Base Salary	Percentage Change in Base Salary
David A. Helfand	$824,000	$950,000	15.3%
William H. (Bill) Griffiths	$500,000	$600,000	20%
David S. Weinberg	$643,750	$675,938	5%
Orrin S. Shifrin	$566,500	$594,825	5%

2023 STIP Performance Goals
Also, on January 26, 2023, the Compensation Committee determined that, consistent with fiscal years 2018 through 2022, 67% of award determinations under the STIP for fiscal year 2023 will be based on the achievement of corporate performance metrics, and 33% of award determinations under the STIP for fiscal year 2023 will be based on the achievement of individual performance goals. The threshold, target and maximum annual bonus amounts under the STIP for fiscal year 2023, as a percentage of their respective annual base salaries, remained the same as the corresponding amounts for fiscal year 2022 for Messrs. Helfand, Griffiths, Weinberg and Shifrin, with such amounts set as follows: 75%, 150% and 225%, respectively, for Mr. Helfand; and 50%, 100% and 150%, respectively, for each of Messrs. Griffiths, Weinberg and Shifrin.

2022 LTIC Program Awards
Since the current Board and management team took over in 2014, the Company has adopted an annual LTIC Program that has remained relatively unchanged. On January 26, 2023, the Compensation Committee approved the grant of equity awards to our named executive officers for fiscal year 2022 performance and to motivate future performance and further align the interests of our named executive officers and our shareholders pursuant to the LTIC Program. The named executive officers (and other employees who are eligible to receive long-term incentive compensation as part of their annual compensation package) were given the option to elect to receive their 2022 LTIC Program awards in the form of (i) LTIC Shares and LTIC RSUs or (ii) LTIP Units. Each of our named executive officers elected to receive his 2022 LTIC Program awards in the form of LTIC Shares and LTIC RSUs.
For each of our current named executive officers, 33% of the executive’s target LTIC Program award consists of LTIC Shares and 67% consists of LTIC RSUs. The table below lists the 2022 LTIC Program awards that were granted by the Compensation Committee to each named executive officer in January 2023, which were all granted under the 2015 Omnibus Plan.

Named Executive Officer	Time-Based LTIC Shares	Performance-Based LTIC RSUs
David A. Helfand	47,754	96,955
William H. (Bill) Griffiths	10,894	22,119
David S. Weinberg	21,455	43,561
Orrin S. Shifrin	13,090	26,576
LTIC Shares. Based on the closing price per Common Share of $25.61 on January 26, 2023, the LTIC Shares granted to Messrs. Helfand, Griffiths, Weinberg and Shifrin had a grant date value of $1,222,980, $278,995, $549,463 and $335,235, respectively.

LTIC RSUs. Based on the closing price per Common Share of $25.61 on January 26, 2023, the number of LTIC RSUs that will be earned by the executives if the Company’s performance is at the target level had a value on the grant date of $2,483,018, $566,468, $1,115,597 and $680,611 for Messrs. Helfand, Griffiths, Weinberg and Shifrin, respectively. The actual number of LTIC RSUs that each executive will earn will be between 0% and 249.25% of the number of LTIC RSUs granted to him, depending on the achievement of the applicable performance criteria. Since the number of LTIC RSUs that will be earned, if any, will not be determined until the end of the three-year performance period, the actual value of the LTIC RSUs could be higher or lower than the foregoing target levels, depending on the Company’s achievement of the applicable performance criteria.
The LTIC Shares and LTIC RSUs granted in 2023 have the same terms and conditions as the LTIC Shares and LTIC RSUs granted in 2022, as described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation.” The treatment of the LTIC Shares and LTIC RSUs granted in 2023 upon a termination of the executive’s employment and/or a change in control of the Company is the same as the treatment of the LTIC Shares and LTIC RSUs granted in 2022 in such circumstances, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the Company’s 2023 Annual Meeting of Shareholders, and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Gerald A. Spector, Chair
Peter Linneman
James A. Star

EXECUTIVE COMPENSATION
Summary Compensation Table
The following Summary Compensation Table includes the 2022, 2021, and 2020 compensation data for our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David A. Helfand President, Chief Executive Officer and Trustee	2022	824,000	—	3,935,936[1]	1,617,986[4]	8,000[5]	6,385,922
	2021	824,000	—	3,859,442[2]	1,582,791[4]	8,000[5]	6,274,233
	2020	824,000	—	3,509,479[3]	1,025,839[4]	8,000[5]	5,367,318
William H. (Bill) Griffiths Executive Vice President, Chief Financial Officer and Treasurer	2022	500,000	—	513,543[1]	654,525[4]	8,000[5]	1,676,068
	2021	383,112	—	264,167[2]	410,000[4]	8,000[5]	1,065,279

David S. Weinberg Executive Vice President and Chief Operating Officer	2022	643,750	—	2,085,466[1]	842,701[4]	8,000[5]	3,579,917
	2021	643,750	—	2,044,949[2]	824,370[4]	8,000[5]	3,521,069
	2020	643,750	—	1,859,510[3]	534,291[4]	8,000[5]	3,045,551
Orrin S. Shifrin Executive Vice President, General Counsel and Secretary	2022	566,500	—	1,272,344[1]	741,577[4]	8,000[5]	2,588,421
	2021	566,500	—	1,247,645[2]	725,446[4]	8,000[5]	2,547,591
	2020	566,500	—	1,134,499[3]	470,176[4]	8,000[5]	2,179,175
1    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to the named executive officer on January 26, 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the effect of estimated forfeitures for purposes of computing the value of the LTIC RSUs, and based on the assumptions described in Note 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of the LTIC Shares ($1,037,009 for Mr. Helfand, $135,303 for Mr. Griffiths, $549,474 for Mr. Weinberg, and $335,223 for Mr. Shifrin) is equal to the closing price per Common Share on the date of grant, $25.50, multiplied by the number of shares granted (40,667 for Mr. Helfand, 5,306 for Mr. Griffiths, 21,548 for Mr. Weinberg, and 13,146 for Mr. Shifrin). The grant date fair value of the LTIC RSUs ($2,898,927 for Mr. Helfand, $378,240 for Mr. Griffiths, $1,535,992 for Mr. Weinberg, and $937,121 for Mr. Shifrin) is based on a Monte Carlo simulation model, representing the number of LTIC RSUs that would be earned by the executive if the target level of performance is achieved (82,567 for Mr. Helfand, 10,773 for Mr. Griffiths, 43,748 for Mr. Weinberg, and 26,691 for Mr. Shifrin), as such level of achievement represents the probable outcome as of the grant date. The number of LTIC RSUs that would be earned by the executive if the maximum level of performance is achieved is 205,798 for Mr. Helfand, 26,852 for Mr. Griffiths, 109,042 for Mr. Weinberg, and 66,527 for Mr. Shifrin.
2    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to the named executive officer on January 25, 2021, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the LTIC RSUs, and based on the assumptions described in Note 10 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of the LTIC Shares ($1,037,029 for Mr. Helfand, $70,992 for Mr. Griffiths, $549,463 for Mr. Weinberg, and $335,243 for Mr. Shifrin) is equal to the closing price per Common Share on the date of grant, $28.25, multiplied by the number of shares granted (36,709 for Mr. Helfand, 2,513 for Mr. Griffiths 19,450 for Mr. Weinberg, and 11,867 for Mr. Shifrin). The grant date fair value of the LTIC RSUs ($2,822,413 for Mr. Helfand, $193,175 for Mr. Griffiths, $1,495,486 for Mr. Weinberg, and $912,402 for Mr. Shifrin) is based on a Monte Carlo simulation model, representing the number of LTIC RSUs that would be earned by the executive if the target level of performance is achieved (74,529 for Mr. Helfand, 5,101 for Mr. Griffiths, 39,490 for Mr. Weinberg, and 24,093 for Mr. Shifrin), as such level of achievement represents the probable outcome as of the grant date. The number of LTIC RSUs that would be earned by the executive if the maximum level of performance is achieved is 185,764 for Mr. Helfand, 12,714 for Mr. Griffiths, 98,429 for Mr. Weinberg, and 60,052 for Mr. Shifrin.
3    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to the named executive officer on January 27, 2020, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the LTIC RSUs, and based on the assumptions described in Note 12 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The grant date fair value of the LTIC Shares ($1,006,808 for Mr. Helfand, $533,458 for Mr. Weinberg, and $325,475 for Mr. Shifrin) is equal to the closing price per Common Share on the date of grant, $32.81, multiplied by the number of shares granted (30,686 for Mr. Helfand, 16,259 for Mr. Weinberg, and 9,920 for Mr. Shifrin). The grant date fair value of the LTIC RSUs ($2,502,671 for Mr. Helfand, $1,326,052 for Mr. Weinberg, and $809,024 for Mr. Shifrin) is based on a Monte Carlo simulation model, representing the number of LTIC RSUs that would be earned by the executive if the target level of performance is achieved (62,302 for Mr. Helfand, 33,011 for Mr. Weinberg, and 20,140 for Mr. Shifrin), as such level of achievement represents the probable outcome as of the grant date. The number of LTIC RSUs that would be earned by the executive if the maximum level of performance is achieved is 155,288 for Mr. Helfand, 82,280 for Mr. Weinberg, and 50,199 for Mr. Shifrin.
4    Represents the amount of the annual cash bonus earned by the executive under the STIP for fiscal years 2022, 2021, and 2020, as applicable. See the section above entitled “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive Compensation” for additional information about the STIP for 2022.
5    For each executive, represents employer matching contributions to the Company’s 401(k) plan.

Grants of Plan-Based Awards
The following table sets forth information with respect to grants of plan-based awards to the named executive officers during the fiscal year ended December 31, 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
David A. Helfand	1/26/22	618,000	1,236,000	1,854,000
	1/26/22				20,947	82,567	205,798		2,898,927[4]
	1/26/22							40,667[3]	1,037,009[5]
William H. (Bill) Griffiths	1/26/22	250,000	500,000	750,000
	1/26/22				2,733	10,773	26,852		378,240[4]
	1/26/22							5,306[3]	135,303[5]
David S. Weinberg	1/26/22	321,875	643,750	965,625
	1/26/22				11,099	43,748	109,042		1,535,992[4]
	1/26/22							21,548[3]	549,474[5]
Orrin S. Shifrin	1/26/22	283,250	566,500	849,750
	1/26/22				6,772	26,691	66,527		937,121[4]
	1/26/22							13,146[3]	335,223[5]
1    These amounts represent potential payouts under our STIP with respect to fiscal year 2022 performance, with the “maximum” amount representing 1.5x the Executive’s target bonus opportunity, which does not account for special circumstances. The annual cash bonus amounts earned by the named executive officers under the STIP for fiscal year 2022, which are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above, are as follows: (i) Mr. Helfand, $1,617,986; (ii) Mr. Griffiths, $654,525; (iii) Mr. Weinberg, $842,701; and (iv) Mr. Shifrin, $741,577.
2    The amount in the “Target” column represents the number of LTIC RSUs granted to Messrs. Helfand, Griffiths, Weinberg and Shifrin on January 26, 2022, and is the target number of LTIC RSUs that the executive may earn under the award. The LTIC RSUs are market-based grants that will be earned based upon the Company’s TSR relative to the TSRs of the companies that comprise the Nareit Office Index over a three-year performance period, with any earned LTIC RSUs vesting 50% following the performance period and 50% on the Measurement Date in February of the calendar year during which the fourth anniversary of the date of grant occurs. The executive will earn between 0% and 249.25% of the number of the LTIC RSUs granted to him depending on the achievement of the performance criteria over the performance period. The executive will earn the target number of LTIC RSUs if the Company’s relative TSR performance over the three-year performance period is in the 50th percentile. The amount in the “Maximum” column represents the number of LTIC RSUs that the executive will earn if the Company’s relative TSR performance over the three-year performance period is in the 90th percentile, which is the maximum number of LTIC RSUs that the executive may earn under the award. The amount in the “Threshold” column represents the number of LTIC RSUs that the executive will earn if the Company’s relative TSR performance over the three-year performance period is in the 25th percentile, which is the minimum level of performance that will still result in a portion of the LTIC RSUs being earned by the executive (none of the LTIC RSUs will be earned if performance is below the 25th percentile).
3    Reflects the number of LTIC Shares granted to Messrs. Helfand, Griffiths, Weinberg and Shifrin on January 26, 2022. The LTIC Shares vest 25% on the Measurement Date in February of the calendar year in which the second anniversary of the grant date occurs, 25% on the Measurement Date in February of the calendar year in which the third anniversary of the grant date occurs, and 50% on the Measurement Date in February of the calendar year in which the fourth anniversary of the grant date occurs.
4    Represents the aggregate grant date fair value of the LTIC RSUs granted during 2022, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, and based on the assumptions described in Note 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
5    Represents the aggregate grant date fair value of the LTIC Shares granted during 2022, computed in accordance with FASB ASC Topic 718, and based on the assumptions described in Note 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
EQC may provide long-term equity compensation to employees, trustees, officers, consultants and advisors of the Company and its subsidiaries pursuant to the 2015 Omnibus Plan. The purpose of the 2015 Omnibus Plan is to provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its shareholders and other important stakeholders, including its employees and customers, and provide a means of obtaining, rewarding and retaining key personnel. The 2015 Omnibus Plan is administered by the Compensation Committee, which has the authority to select persons to whom awards will be granted and to determine the terms and conditions of such awards. The following types of awards may be granted under the 2015 Omnibus Plan, subject to the limitations set forth in the 2015 Omnibus Plan: stock options; stock appreciation rights; restricted stock; stock units; unrestricted stock; dividend equivalent rights; performance shares and other performance-based awards; limited partnership interests in the partnership entity through which the Company conducts its business; other equity-based awards; and cash bonus awards.
The key terms of the LTIC Shares and LTIC RSUs granted to the named executive officers on January 26, 2022, which were granted under the 2015 Omnibus Plan, are described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation.”

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table sets forth information with respect to each of the named executive officer’s outstanding equity awards at December 31, 2022.

Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
David A. Helfand	1/26/22	40,667	1,015,455	205,798	5,138,782
	1/25/21	36,709	916,624	185,764	4,638,515
	1/27/20	23,014	574,660	155,288	3,877,535
	1/29/19	45,353	1,132,464	—	—
William H. (Bill) Griffiths	1/26/22	5,306	132,491	26,852	670,487
	1/25/21	2,513	62,750	12,714	317,475
	1/27/20	1,769	44,172	11,937	298,056
	1/29/19	3,383	84,474	—	—
David S. Weinberg	1/26/22	21,548	538,054	109,042	2,722,776
	1/25/21	19,450	485,667	98,429	2,457,768
	1/27/20	12,194	304,484	82,280	2,054,530
	1/29/19	24,030	600,029	—	—
Orrin S. Shifrin	1/26/22	13,146	328,256	66,527	1,661,187
	1/25/21	11,867	296,319	60,052	1,499,494
	1/27/20	7,440	185,777	50,199	1,253,468
	1/29/19	14,661	366,085	—	—
1    Reflects the number of LTIC Shares granted to the executive on January 26, 2022, January 25, 2021, January 27, 2020, and January 29, 2019, respectively, as well as the number of LTIC RSUs granted to the executive on January 29, 2019, which became earned on February 9, 2022 and remain subject to time-based vesting conditions. The LTIC Shares granted in 2019, 2020, 2021 and 2022 vest 25% on the Measurement Date in February of the calendar year in which the second anniversary of the grant date occurs, 25% on the Measurement Date in February of the calendar year in which the third anniversary of the grant date occurs, and 50% on the Measurement Date in February of the calendar year in which the fourth anniversary of the grant date occurs. The LTIC RSUs granted in 2019 that remained outstanding as of December 31, 2022 vested on February 7, 2023.
2    Amounts reported are based on the closing market price of our Common Shares as of December 30, 2022 ($24.97), which was the last trading day of 2022.
3    Reflects the number of LTIC RSUs that the executive would earn in respect of the units granted to him on January 26, 2022, January 25, 2021, and January 27, 2020, as applicable, based on achieving the maximum level of performance for such LTIC RSUs. The number of LTIC RSUs earned by the executive depends on the actual performance level achieved by the Company for the applicable three-year performance period.

Option Exercises and Stock Vested
The following table sets forth information with respect to the stock vested for each of the named executive officers during the fiscal year ended December 31, 2022. We do not have any outstanding options.

Name	Stock Awards[1]
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
David A. Helfand	155,538	4,026,879
William H. (Bill) Griffiths	10,772	278,887
David S. Weinberg	78,854	2,041,530
Orrin S. Shifrin	50,203	1,299,756
1    Reflects LTIC Shares that vested on February 9, 2022 (33,817 for Mr. Helfand; 2,400 for Mr. Griffiths; 17,331 for Mr. Weinberg; and 10,919 for Mr. Shifrin), as well as LTIC RSUs that vested on February 9, 2022 (121,721 for Mr. Helfand; 8,372 for Mr. Griffiths; 61,523 for Mr. Weinberg; and 39,284 for Mr. Shifrin).
2    The value realized upon vesting equals the closing market price of our Common Shares on the date of vesting ($25.89 on February 9, 2022) multiplied by the number of shares/LTIPs vested.
Potential Payments Upon Termination or Change in Control
The LTIC Program awards granted to the named executive officers, the key terms of which are described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long-Term Equity Compensation,” provide for the accelerated vesting of the awards in the event of certain terminations of employment or a change in control of the Company, as described below. In April 2019 for Messrs. Helfand, Weinberg and Shifrin and in August 2022 for Mr. Griffiths, the Company entered into Change in Control Agreements with each of its executive officers, which are described below in the section entitled “Change in Control Agreements.” As of December 31, 2022, the named executive officers were not entitled to receive any severance payments or benefits upon a termination of employment or a change in control of the Company.
LTIC Program Awards – LTIC Shares and Time-Based LTIP Units
If a named executive officer’s employment with the Company is terminated (i) by the Company without “Cause,” (ii) by the executive for “Good Reason,” (iii) due to the executive’s “Retirement,” or (iv) due to the executive’s death or “Disability” (as such terms are defined in the equity award agreements) (any such termination, a “Qualified Termination”), then the executive’s unvested LTIC Shares and Time-Based LTIP Units, as applicable, will vest as of the date of termination on a pro rata basis, determined based on the number of days that the executive was employed by the Company during the four-year vesting period. If the executive’s Qualified Termination occurs within twelve months after a “Change in Control” (as such term is defined in the equity awards agreements), in which the LTIC Shares and Time-Based LTIP Units are assumed by the acquirer or surviving entity in the Change in Control transaction, then the executive’s unvested LTIC Shares and Time-Based LTIP Units, as applicable, will become fully vested on the date of termination.
If a Change in Control occurs prior to the fourth anniversary of the grant date and while the executive is an employee of the Company, and the LTIC Shares and Time-Based LTIP Units are not assumed by the acquirer or surviving entity in the Change in Control transaction, then the executive’s unvested LTIC Shares and Time-Based LTIP Units, as applicable, will become fully vested as of the date of the Change in Control.
Each Time-Based LTIP Unit and earned Performance-Based LTIP Unit will convert automatically into an OP Unit on a one for one basis when the LTIP Unit becomes vested and upon a Book-Up Event. Holders of OP Units (other than the Company) generally have the right, commencing six months from the date of issuance of such OP Units, to cause the Operating Trust to redeem their OP Units in exchange for cash or, at the option of the Company, Common Shares on a one for one basis.

LTIC Program Awards – LTIC RSUs and Performance-Based LTIP Units
If, during the performance period, the named executive officer’s employment with the Company is terminated as a result of a Qualified Termination, then the number of LTIC RSUs and Performance-Based LTIP Units, as applicable, that are earned by the executive will be determined at the end of the three-year performance period based on the achievement of the performance criteria. The executive’s earned LTIC RSUs and Performance-Based LTIP Units, as applicable and if any, will become vested as of the date that the Compensation Committee determines the achievement of the performance criteria on a pro rata basis, determined based on the number of days that the executive was employed by the Company during the four-year period commencing on the first day of the performance period. If the executive’s Qualified Termination occurs during the performance period and within twelve months after a Change in Control in which the LTIC RSUs and Performance-Based LTIP Units are assumed by the acquirer or surviving entity in the Change in Control transaction, then any LTIC RSUs and Performance-Based LTIP Units that become earned after the end of the three-year performance period will become fully vested as of the date the Compensation Committee determines the achievement of the performance criteria. With respect to any earned LTIC RSUs and Performance-Based LTIP Units, as applicable, held by the named executive officer for which the performance period is complete but for which the additional vesting period is incomplete prior to the executive’s Qualified Termination, such earned LTIC RSUs and Performance-Based LTIP Units, as applicable, will become fully vested as of the date of the executive’s Qualified Termination. The named executive officer will be issued one Common Share for each earned LTIC RSU that vests in accordance with the provisions described above, less applicable withholding taxes, as soon as practicable following the applicable vesting date (but in no event later than 60 days after such vesting date).
If, during the performance period, a Change in Control occurs while the named executive officer is an employee of the Company and the LTIC RSUs and Performance-Based LTIP Units are not assumed by the acquirer or the surviving entity in the Change in Control transaction, then the executive’s LTIC RSUs and Performance-Based LTIP Units, as applicable, will be deemed earned based on the actual level of achievement of the performance criteria measured as of the date of the Change in Control, as determined by the Compensation Committee based on the 40-day trailing average price per Common Share. Any such earned LTIC RSUs and Performance-Based LTIP Units will be fully vested. With respect to any earned LTIC RSUs and Performance-Based LTIP Units, as applicable, held by the executive for which the performance period is complete but for which the additional vesting period is incomplete, such earned LTIC RSUs and Performance-Based LTIP Units, as applicable, will become fully vested as of the date of the Change in Control. The named executive officer will be issued one Common Share for each earned LTIC RSU that vests in accordance with the provisions described above, less applicable withholding taxes, on the date of the Change in Control.
Change in Control Agreements
Effective April 24, 2019, for Messrs. Helfand, Weinberg and Shifrin and August 1, 2022, for Mr. Griffiths, the Company and Equity Commonwealth Management LLC entered into Change in Control Agreements (the “CIC Agreements”) with each of our executive officers. The Company adopted the CIC Agreements because it believed that they would serve as an effective retentive measure to provide the named executive officers with certain assurances regarding the benefits that will be payable if a Change in Control (as defined in the 2015 Omnibus Plan) occurs and their employment is terminated upon certain termination scenarios, as described below.
Under the CIC Agreements, upon a termination by the Company without Cause or by the named executive officer for Good Reason (as such defined terms are set forth below, and consistent with the definitions of such terms in the 2015 Omnibus Incentive Plan and the equity award agreements issued under such plan) that occurs (i) within the six-month period prior to or two-year period following a Change in Control; or (ii) at any time, if in connection with or in anticipation of a Change in Control (each, a “Qualifying Termination”), the applicable named executive officer will be entitled to, subject to his execution and delivery of an irrevocable release of claims against the Company: (i) a lump sum payment equal to three times the sum of (x) the named executive officer’s annual base salary (at the rate in effect as of the date of termination, or, if greater, as of the date of the Change in Control (as applicable)), and (y) the two-year average of the most recently earned STIP awards; (ii) a lump sum payment equal to the most recently earned STIP award multiplied by a fraction, the numerator of which is the number of days the named executive officer is employed by the Company during the year in which termination occurs and the denominator of which is 365; and (iii) a lump sum payment equal to the amount that would have been payable by the Company for the cost of continued family coverage under the Company’s medical plan for a specified period following the date of termination (36 months for Mr. Helfand and 24 months for the other applicable named executive officers). The applicable named executive officer will also be entitled to receive any accrued benefits (which will not be subject to a release), including, without limitation, any unpaid STIP award for the year prior to the year in which termination occurs, in the amount approved or to be approved by the Compensation Committee, payable in a lump sum at the time the Company pays STIP bonuses to active employees.
In addition, the CIC Agreements provide that, in the event the applicable named executive officer experiences a Qualifying Termination in connection with or in anticipation of, or within the two-year period following, a Change in Control in which the then-outstanding equity awards are assumed, the awards will be treated as follows: (i) any awards subject to solely time vesting (“Time-Based Awards”) will become fully vested as of the date of termination; and (ii) any awards subject to performance vesting (“Performance-Based Awards”) will remain outstanding and eligible to become earned at the end of the applicable performance period based on achievement of the applicable performance criteria, as determined by the Compensation Committee, with any such earned awards becoming fully vested as of the date of such determination and settled in accordance with the terms of the applicable award agreements. The CIC Agreements also provide that, in the event that an applicable named executive officer experiences a Qualifying Termination within the six-month period prior to a Change in Control in which the awards are assumed: (i) the unvested portion of any Time-Based Awards that would otherwise be forfeited by the named executive officer upon his termination of employment will remain outstanding and become fully vested as of the date of the Change in Control; and (ii) any Performance-Based Awards will become fully vested, to the extent earned based on achievement of the applicable performance criteria, upon the later of the date of the Change in Control and the date of the Compensation Committee’s determination of achievement of the applicable performance criteria. Pursuant to the applicable equity award agreements of the named executive officers, if a Change in Control occurs in which the awards are not assumed, then the awards will become fully vested as of the date of the Change in Control, subject, in the case of Performance-Based Awards, to the achievement of the applicable performance criteria measured as of the Change in Control.
Pursuant to the CIC Agreements, a “best-net” cutback provision will be applied if any payment made to the applicable named executive officer in connection with a Change in Control, including but not limited to any payment under the CIC Agreement, would result in an excise tax imposed by Section 4999 of the Internal Revenue Code, meaning that the named executive officer will either: (i) receive all the payments and benefits to which he is entitled, subject to the excise tax; or (ii) have such payments and benefits reduced by the minimum amount necessary so that the excise tax would not apply, if such reduction would result in a greater net after-tax benefit to the named executive officer. In addition, the CIC Agreements provide that the named executive officer is subject to a perpetual confidentiality covenant.
For purposes of the CIC Agreements, “Cause” means: (i) the named executive officer’s conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act by him involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate of the Company; (ii) the named executive officer’s gross negligence or willful misconduct in connection with the performance of his duties to the Company; (iii) a material breach by the named executive officer of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between him and the Company or an affiliate of the Company; or (iv) a material violation by the named executive officer of state or federal securities laws. For purposes of the CIC Agreements, “Good Reason” means the occurrence of one or more of the following without the named executive officer’s express written consent, which circumstances are not remedied by the Company within 30 days of its receipt of a written notice from the named executive officer describing the applicable circumstances giving rise to Good Reason (which notice must be provided by the named executive officer within 90 days of the named executive officer’s knowledge of the applicable circumstances); provided, however, that in order for the named executive officer to terminate his employment for Good Reason, the named executive officer must terminate employment within 60 days following the end of the Company’s cure period if the circumstances giving rise to Good Reason have not been cured: (i) any material, adverse change in the named executive officer’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the named executive officer’s base salary or bonus opportunity; or (iii) a geographical relocation of the named executive officer’s principal office location by more than 50 miles.

Quantification of Payments
The following table sets forth quantitative information with respect to potential payments to each of the named executive officers or their beneficiaries upon a termination of employment and/or a change in control of the Company in various circumstances as described above, assuming a termination of employment and/or a change in control of the Company occurred, in each case, on December 30, 2022, which was the last business day of fiscal year 2022. The amounts reported are based on the closing market price of our Common Shares as of December 30, 2022 ($24.97). The amounts included in the table below do not include amounts otherwise due and owing to each applicable named executive officer, such as salary, the prior year’s annual bonus, or payments or benefits generally available to all salaried employees of the Company.

Name	Qualified Termination not in connection with a Change in Control	Qualified Termination in connection with a Change in Control (Awards Assumed)[1]	Change in Control without Termination (Awards not Assumed)[2]	Change in Control without Termination (Awards Assumed)[3]
David A. Helfand
Cash Severance[4]	—	9,356,596	—	—
LTIC Shares – Value of Accelerated Vesting[5]	1,488,188	2,902,388	2,902,388	—
LTIC RSUs – Value of Accelerated Vesting[6]	3,255,237	6,215,183	12,239,680	—
Total	4,743,425	18,474,167	15,142,068	—
William H. (Bill) Griffiths
Cash Severance[4]	—	4,109,609	—	—
LTIC Shares – Value of Accelerated Vesting[5]	122,430	268,902	268,902	—
LTIC RSUs – Value of Accelerated Vesting[6]	266,714	570,939	1,185,355	—
Total	389,144	4,949,450	1,454,257	—
David S. Weinberg
Cash Severance[4]	—	5,429,418	—	—
LTIC Shares – Value of Accelerated Vesting[5]	788,506	1,537,827	1,537,827	—
LTIC RSUs – Value of Accelerated Vesting[6]	1,724,806	3,293,143	6,485,242	—
Total	2,513,312	10,260,388	8,023,069	—
Orrin S. Shifrin
Cash Severance[4]	—	4,784,883	—	—
LTIC Shares – Value of Accelerated Vesting[5]	481,085	938,248	938,248	—
LTIC RSUs – Value of Accelerated Vesting[6]	1,052,310	2,009,161	3,956,677	—
Total	1,533,395	7,732,292	4,894,925	—

1    With respect to the amounts in the column entitled “Qualified Termination in connection with a Change in Control (Awards Assumed),” we assumed that the LTIC Shares and LTIC RSUs were assumed by the acquirer or surviving entity in the Change in Control transaction and a Qualified Termination occurred within six months prior to or two years following, or in connection with or anticipation of, a Change in Control.
2    With respect to the amounts in the column entitled “Change in Control without Termination (Awards not Assumed),” we assumed that the LTIC Shares and LTIC RSUs were not assumed by the acquirer or surviving entity in the Change in Control transaction.
3    With respect to the amounts in the column entitled “Change in Control without Termination (Awards Assumed),” we assumed that the LTIC Shares and LTIC RSUs were assumed by the acquirer or surviving entity in the Change in Control transaction.
4    With respect to Messrs. Helfand, Griffiths, Weinberg, and Shifrin, pursuant to their CIC Agreements, cash severance includes three times current annual salary, three times average cash incentive compensation paid in last two years, a pro-rata portion of the STIP bonus for calendar year 2022 (calculated for this purpose based on the full bonus payable for 2022) and two years of continuation of healthcare benefits, except Mr. Helfand who receives three years of healthcare continuation.
5    In the circumstance of a Qualified Termination not in connection with a Change in Control, the LTIC Shares will vest on a pro rata basis. Accordingly, for purposes of the “Qualified Termination not in Connection with a Change in Control” column in the table above, we determined the number of LTIC Shares that will vest based on (i) the number of days that have elapsed from the applicable grant date (January 29, 2019, January 27, 2020, January 25, 2021, and January 26, 2022, respectively) through December 31, 2022, compared to (ii) the total number of days during the four-year period commencing on the applicable grant date. Pursuant to the CIC Agreements, the LTIC Shares constitute ”double-trigger” arrangements because the vesting of the LTIC Shares will not accelerate upon a Change in Control in which such awards are assumed by the acquirer or surviving entity in the Change in Control transaction unless the named executive officer experiences a Qualified Termination within six months prior to or two years following, or in connection with or anticipation of, a Change in Control in which the award is assumed. In connection with such a Qualified Termination, the LTIC Shares will become fully vested as of the date of termination or Change in Control, as applicable. In the circumstance in which there is a Change in Control but no termination, and the LTIC Shares are not assumed by the acquirer or surviving entity in the Change in Control transaction, such awards will become fully vested as of the date of the Change in Control.
6    For purposes of the “Qualified Termination not in connection with a Change in Control” and “Qualified Termination in connection with a Change in Control (Awards Assumed)” columns in the table above we assumed: (i) 100% of the earned LTIC RSUs, granted to the executives on January 29, 2019 that were measured on February 9, 2022 fully vested, and (ii) 100% of the LTIC RSUs granted to the executives on January 27, 2020, January 25, 2021, and January 26, 2022, respectively, will be earned at the end of the three-year performance period, which is the number of LTIC RSUs that the executives will earn if the target level of performance is achieved. For unearned LTIC RSUs the actual number of such awards that would be earned will be determined at the end of the performance period based on the achievement of the performance criteria. The executives will earn between 0% and 249.25% of the LTIC RSUs depending on the achievement of the performance criteria. In the circumstance of a Qualified Termination not in connection with a Change in Control, the LTIC RSUs for which performance has not been measured will be earned and vest at the end of the performance period on a pro rata basis. Accordingly, for purposes of the “Qualified Termination not in connection with a Change in Control” column, we determined the number of such LTIC RSUs that will vest based on (x) the number of days that have elapsed from the beginning of the applicable performance period (January 27, 2020, January 25, 2021, and January 26, 2022, respectively) through December 31, 2022, compared to (y) the total number of days during the four-year period commencing on the first day of the performance period. Pursuant to the CIC Agreements, the LTIC RSUs constitute “double-trigger” arrangements because the vesting of the LTIC RSUs will not accelerate upon a Change in Control in which such awards are assumed by the acquirer or surviving entity in the Change in Control transaction unless the named executive officer experiences a Qualified Termination within six months prior to or two years following, or in connection with or anticipation of, a Change in Control in which the award is assumed. In connection with such a Qualified Termination, LTIC RSUs will remain eligible to become earned at the end of the applicable performance period based on achievement of the applicable performance criteria, with the awards fully vesting on the date of such determination or the date of the Change in Control, as applicable. In the circumstance in which there is a Change in Control but no termination, and the LTIC RSUs are not assumed by the acquirer or surviving entity in the Change in Control transaction, the LTIC RSUs will be deemed earned based on the actual level of achievement of the performance criteria measured as of the date of the Change in Control and any earned LTIC RSUs will become fully vested. Accordingly, for purposes of the “Change in Control without Termination (Awards not Assumed)” column, assuming a Change in Control occurred on December 31, 2022 and based on performance measured as of such date, the LTIC RSUs granted in 2022 would be deemed earned at the maximum level of performance, the LTIC RSUs granted in 2021 and 2020 would be deemed earned between the target and maximum levels of performance and the unvested LTIC RSUs granted in 2019 would be earned at their measured level of performance, and all such earned LTIC RSUs would become fully vested.
Pay Ratio Disclosure
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (excluding our Chief Executive Officer). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u).
In identifying our median employee, we calculated the annual total cash compensation earned by each of our employees for the year ended December 31, 2022, excluding our Chief Executive Officer. Total cash compensation for these purposes included base salary and bonus, and was calculated using internal payroll records. We selected the median employee based on the 22 employees who were employed by us as of November 1, 2022, excluding our Chief Executive Officer, as determined under Item 402 of Regulation S-K (“Item 402 Compensation”).
The 2022 Item 402 Compensation for our Chief Executive Officer was $6,385,922. The 2022 Item 402 Compensation for our median employee was $315,094. The ratio of our Chief Executive Officer’s Item 402 Compensation to our median employee’s Item 402 Compensation for fiscal year 2022 is 20 to 1.
The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain measures of the Company’s financial performance. For further information concerning the Company’s pay-for-performance philosophy and how our Compensation Committee aligns executive compensation with the Company’s performance, refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”
The tabular and narrative disclosures provided below are intended to be calculated in a manner consistent with the applicable SEC rules and may reflect reasonable estimates and assumptions where appropriate.
Pay Versus Performance Table
The following table provides information required under the SEC’s Item 402(v) of Regulation S-K disclosing (i) a measure of total compensation and a measure reflecting “compensation actually paid” for our principal executive officer (“PEO”) and, as an average, for our other named executive officers (“Non-PEO NEOs”), and (ii) certain financial performance measures, in each case, for our three most recently completed fiscal years.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (Loss) ($)	Relative TSR (percentile)
(a)	(b)[1]	(c)[2]	(d)[3]	(e)[4]	(f)[5]	(g)[6]	(h)[7]	(i)[8]
2022	6,385,922	13,949,213	2,614,802	4,989,801	89.63	62.07	29,275,000	100.0
2021	6,274,233	1,394,009	4,185,762	2,022,954	89.26	99.51	(24,384,000)	10.5
2020	5,367,318	7,189,882	2,574,275	3,360,790	94.02	81.56	443,306,000	89.5
1    The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Helfand (who has been our PEO since May 2014) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the section of this Proxy Statement entitled “Executive Compensation – Summary Compensation Table.”
2    The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Helfand for the corresponding fiscal year, as computed in accordance with Item 402(v) of Regulation S-K and as further described below. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Helfand during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Helfand’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to PEO ($)
2022	6,385,922	(3,935,936)	11,499,227	13,949,213
2021	6,274,233	(3,859,442)	(1,020,786)	1,394,009
2020	5,367,318	(3,509,479)	5,332,043	7,189,882
(a)The grant date fair value of equity awards represents the total of the amount reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year. Refer to the section of this Proxy Statement entitled “Executive Compensation – Summary Compensation Table.” We have not provided pension benefits to our PEO or our Non-PEO NEOs; therefore, no adjustments to the Summary Compensation Table totals for changes in pension values are necessary.
(b)The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate the fair values were updated as of each measurement date and will differ from those disclosed as of the grant date. For LTIC Shares and Time-Based LTIP Units, the updated valuation assumptions reflect the price of EQC’s common shares as of the measurement date. For LTIC RSUs and Performance-Based LTIP Units, the updated valuation assumptions reflect EQC’s relative TSR performance and the price of EQC’s common shares, in either case, as of the measurement date. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	6,154,237	4,787,705	—	(1,555)	—	558,840	11,499,227
2021	950,763	(4,055,944)	—	332,357	—	1,752,038	(1,020,786)
2020	3,776,060	98,264	—	(10,309)	—	1,468,028	5,332,043
3    The dollar amounts reported in column (d) represent the average of the amounts reported for the Non-PEO NEOs in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, William H. (Bill) Griffiths, David S. Weinberg and Orrin S. Shifrin; (ii) for 2021, William H. (Bill) Griffiths, David S. Weinberg, Orrin S. Shifrin and Adam S. Markman, including severance payments paid to Mr. Markman in accordance with the terms of his March 1, 2021 separation agreement; and (iii) for 2020, David S. Weinberg, Orrin S. Shifrin and Adam S. Markman.
4    The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Non-PEO NEOs specified in footnote 3, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the Non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the Non-PEO NEOs for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	2,614,802	(1,290,451)	3,665,450	4,989,801
2021	4,185,762	(1,740,367)	(422,442)	2,022,954
2020	2,574,275	(1,502,477)	2,288,992	3,360,790
(a)Dollar amounts reported in 2021 and 2022 include the value attributable to accelerated vesting of certain of Mr. Markman’s equity awards in accordance with the terms of his March 1, 2021 separation agreement. The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year-End Fair Value of Equity Awards Granted in the Year and that are Unvested ($)	Average Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Prior Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Average Equity Award Adjustments ($)
2022	2,017,750	1,474,645	—	(466)	—	173,521	3,665,450
2021	219,049	(1,449,130)	111,404	123,986	—	572,249	(422,442)
2020	1,616,605	66,842	—	(4,290)	—	609,835	2,288,992
5    Represents our cumulative TSR calculated by dividing the sum of the cumulative amount of dividends for the measurement period (as defined in Item 402(v)(2)(iv) of Regulation S-K), assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
6    Represents the weighted peer group cumulative TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: the Nareit Office Index.
7    The dollar amounts reported represent our net income (loss) attributable to our common shareholders, as reflected in the Company’s audited financial statements for the applicable year.
8    Relative TSR refers the percentile ranking of our TSR during the applicable year when compared to the TSRs of the other companies that comprise the Nareit Office Index during the applicable year. While the Company uses several financial performance measures for the purpose of evaluating performance for the Company’s executive compensation programs, the Company has determined that relative TSR is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the named executive officers, for the most recently completed fiscal year, to the Company’s performance, because it is the measure the Company utilizes as the primary performance-based vesting requirement under our LTIC Program.
Financial Performance Measures
As described in greater detail in the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay-for-performance philosophy. The metrics that the Company uses for our incentive programs were selected based on, among other things, an objective of incentivizing our named executive officers to create long-term value for EQC shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the named executive officers, for the most recently completed fiscal year, to the Company’s performance are set forth in the following table:

Most Important Financial Performance Measures in Fiscal Year 2022
Relative TSR*
Same Property Cash Net Operating Income**
Same Property Leased Occupancy**
* Relative TSR is the primary performance-based vesting requirement under our LTIC Program.
** Same Property Cash Net Operating Income and Same Property Leased Occupancy are the corporate performance metrics under our STIP.
For further information concerning the Company’s variable pay-for-performance philosophy and how the Company uses these financial performance measures to align executive compensation with the Company’s performance, refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”
Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the descriptions below of the relationships between information presented in the Pay Versus Performance Table. Other than the Company-selected measure of relative TSR, the financial performance measures presented in the Pay Versus Performance Table are not directly used by the Company to make compensation decisions. Further, the relative TSR component of our LTIC Program is measured over a three-year period, rather than the one-year period measured in the Pay Versus Performance Table. Therefore, the information presented in the Pay Versus Performance Table and the outcomes of the analysis below are not necessarily reflective of our executive compensation program or our pay-for-performance philosophy. For more information regarding the elements of our executive compensation program and, in particular, our pay mix, please refer to the section of this Proxy Statement entitled “Compensation Discussion and Analysis.”
Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Helfand and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Company’s cumulative TSR over the three years presented in the Pay Versus Performance Table. The alignment of compensation actually paid with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to Mr. Helfand and to the Non-PEO NEOs is comprised of equity awards, a significant portion of which is performance-based and linked to the related financial performance measure of relative TSR.
Compensation Actually Paid and Net Income (Loss)
The Company does not use net income (loss) as a performance measure in its executive compensation program because it is neither a reliable indication of our Company’s performance nor an effective measure of long-term value creation for our Company. Therefore, even though the amount of compensation actually paid to Mr. Helfand and the average amount of compensation actually paid to the Non-PEO NEOs is generally aligned with the Company’s net income (loss) over the three years presented in the Pay Versus Performance Table, we do not view our net income (loss) results as having a direct relationship to our compensation decisions.
Compensation Actually Paid and Relative TSR
As demonstrated by the following graph, the amount of compensation actually paid to Mr. Helfand and the average amount of compensation actually paid to the Non-PEO NEOs is strongly aligned with the Company’s relative TSR over the three years presented in the Pay Versus Performance Table. While the Company uses several financial performance measures for the purpose of evaluating performance for the Company’s executive compensation programs, the Company has determined that relative TSR is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the Pay Versus Performance Table) used by the Company to link compensation actually paid to the named executive officers, for the most recently completed fiscal year, to the Company’s performance. In 2014, the Company began utilizing relative TSR as the primary performance-based vesting condition under our LTIC Program, and we have continued to utilize relative TSR as the primary performance-based vesting requirement under our LTIC Program through the most recent awards granted in 2023.

Compensation Actually Paid vs. EQC Relative TSR
Compenation Actually Paid
(in thousands)
$16,000
$14,000
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$0
100.0%
90.0%
80.0%
70.0%
60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
Relative TSR
(Percentile Rank Amongst Nareit Office Index
Constituents)
2020
2021
2022
PEO
Average for Non-PEO NEOs
EQC Relative TSR

Cumulative TSR of the Company and Cumulative TSR of the Peer Group
As demonstrated by the following graph, the Company’s cumulative TSR over the three-year period presented in the Pay Versus Performance Table was (10.4)%, while the cumulative TSR of the peer group presented for this purpose, the Nariet Office Index, was (37.9)% over the three years presented in the table. Based on an initial $100 investment, the Company’s cumulative TSR outperformed the index by $12.46 in 2020, underperformed the index by $10.24 through 2021 and outperformed the index by $27.56 through 2022.

EQC TSR vs. Nareit Office Index TSR
Cumulative TSR
(value of initial $100 investment)
$110.00
$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
2019
2020
2021
2022
Nareit Office Index Cumulative TSR
EQC Cumulative TSR

TRUSTEE COMPENSATION

Overview of Trustee Compensation Program

The terms of the compensation program for trustees of the Company excluding Messrs. Zell and Helfand (collectively, the “Independent Trustees”) are as follows:

Annual Retainer
Cash	$60,000
Equity (restricted shares or Time-Based LTIP Units)	$100,000
Total	$160,000

Additional Annual Compensation
Lead Independent Trustee	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Corporate Governance Committee Chair	$15,000
Audit Committee Member	$8,000
Compensation Committee Member	$6,000
Nominating and Corporate Governance Committee Member	$6,000

We will also reimburse trustees for travel and other expenses incurred in connection with their activities on our behalf.

The Board has determined that Mr. Zell is not independent because of, among other things, the role Mr. Zell plays for the Company. Mr. Zell does not receive the compensation discussed above nor has he received any expense reimbursements. Mr. Zell’s compensation is discussed below under the heading “Compensation for the Chairman of the Board.”

Members of our Board who are also our employees do not receive any additional compensation for their services on the Board. Therefore, Mr. Helfand did not receive any additional compensation for his service on the Board beyond his compensation as an executive officer, described earlier in this Proxy Statement under the heading “Executive Compensation.”
Equity Awards Granted to Independent Trustees

On June 21, 2022, the Compensation Committee approved the grant of 3,604 restricted Common Shares to each of Ms. Chube, Mr. Linneman, Ms. Robertson, Mr. Spector and Mr. Star, and 3,604 Time-Based LTIP Units to Mr. Edelman, in each case, in satisfaction of his or her annual equity retainer for fiscal year 2022. Each of these grants will vest on the first anniversary of the grant date of the award, subject to the trustee’s continued service as a trustee throughout such period. All such restricted shares and Time-Based LTIP Units will fully vest upon a “Change in Control” (as such term is defined in the equity award agreements) or the death of the trustee.

All of the equity grants to the trustees described above were made under the 2015 Omnibus Plan.
Compensation for the Chairman of the Board

Mr. Zell serves as our Chairman of the Board and provides invaluable contributions to the Company given his unique leadership capabilities along with his extraordinary real estate and business experience. Mr. Zell’s contributions go above and beyond those of a typical chairman. In 2022, Mr. Zell dedicated a considerable amount of time to sourcing and evaluating various investment opportunities to create long-term value for EQC shareholders. Mr. Zell also contributes the following to the Company:
•    Mr. Zell is one of the foremost authorities on real estate investment and management as well as a globally-recognized expert on public and private capital markets;
•    Mr. Zell has a distinctive skillset based on his more than fifty years in the real estate industry, including exceptional financial acumen, extensive investment and management experience, and wide-ranging business and strategic expertise;
•    Mr. Zell brings to the Company well-recognized brand value and a distinguished reputation in our industry that comes from his years of experience and his unparalleled role in the evolution of the REIT industry, in connection with which he is recognized as one of the founders of today’s public real estate industry having created two of the largest REITs in the country;

•    Mr. Zell has valuable and unequalled industry and community relationships, stature and contacts. His reputation, relationships and industry experience bring the Company selective opportunities to which we might not otherwise have access;
•    Mr. Zell has an exceptional track record and reputation for successfully leading companies with a focus on corporate governance and proper alignment of management and shareholder interests, including his role in the successful founding and building of Equity Commonwealth as an internally managed company, aligning the interests of our shareholders with management, and assembling an experienced team of professionals to turn around what was an undervalued and under managed portfolio of disparate real estate assets;
•    Mr. Zell’s insight in general and into the REIT industry in particular plays an integral role in the Company’s making of decisions in the best interests of our shareholders; and
•    Mr. Zell has regular interaction with the Company’s executive team regarding strategy, balance sheet management and other high-level matters, and he will continue to play an instrumental role with the Company.

Mr. Zell does not receive any cash compensation for serving as Chairman of the Board. Instead, to directly align his interests with those of our shareholders, Mr. Zell’s compensation is solely comprised of an annual grant of equity awards that generally have the same terms and conditions as the LTIC Program awards issued to our named executive officers. The aggregate grant date fair value of Mr. Zell’s annual grant of equity on January 26, 2022, calculated in accordance with FASB ASC Topic 718, which considers market conditions associated with the performance-based vesting requirements of his LTIC RSUs, equaled approximately $2.5 million, and included the following key terms:
•    33% of Mr. Zell’s target LTIC Program award was granted in the form of LTIC Shares;
•    67% of Mr. Zell’s target LTIC Program award was granted in the form of LTIC RSUs; and
•    Mr. Zell’s LTIC Program awards generally have the same terms and conditions (including time-based and performance-based vesting conditions) as the LTIC Program awards granted to our named executive officers, as described above in the section entitled “Compensation Discussion and Analysis – Elements of Compensation – Long Term Equity Compensation,” except that Mr. Zell’s LTIC Shares and LTIC RSUs (i) vest on a pro rata basis if Mr. Zell’s service terminates due to his death and (ii) vest in full if Mr. Zell dies or is no longer Chairman of the Board within 12 months of a “Change in Control” transaction (as such term is defined in Mr. Zell’s equity award agreements) in which the awards are assumed by the acquirer or surviving entity in such a transaction.
Based on the foregoing, the Board believes that Mr. Zell’s compensation, which is in consideration for his employment as Chairman and is 100% forward-looking to ensure alignment of his interests with those of our shareholders, is appropriate and in the best interests of our Company and our shareholders.
Stock Ownership Guidelines

We believe that equity ownership by our trustees helps align their interests with our shareholders’ interests. To that end, we have adopted formal stock ownership guidelines applicable to all of our non-employee trustees with the following key terms:
•    Required to own our securities equal in value to at least four times his or her annual base cash retainer;
•    Five years to comply with the ownership requirement and required to hold shares at this level while serving in his or her position; and
•    Mandatory holding period that requires non-employee trustees to retain all net securities (after payment of applicable taxes) earned from any equity award until the applicable stock ownership requirement is achieved.
All of our non-employee trustees are in compliance with our stock ownership guidelines as of the date of this Proxy Statement.

Trustee Compensation Table for Fiscal Year 2022

The table below sets forth information regarding trustee compensation for fiscal year 2022.

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)	Total ($)
Sam Zell	—	2,504,986[1]	2,504,986
Ellen-Blair Chube	74,000	100,011[2]	174,011
Martin Edelman	66,000	100,011[2]	166,011
Peter Linneman	104,000	100,011[2]	204,011
Mary Jane Robertson	80,000	100,011[2]	180,011
Gerald Spector	75,000	100,011[2]	175,011
James Star	81,000	100,011[2]	181,011
1    Represents the aggregate grant date fair value of the LTIC Shares and LTIC RSUs granted to Mr. Zell on January 26, 2022, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures for purposes of computing the value of the Performance-Based LTIP Units, and based on the assumptions described in Note 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of the Time-Based LTIP Units ($659,991) is equal to the closing price per Common Share on the date of grant, $25.50, multiplied by the number of units granted (25,882). The grant date fair value of the Performance-Based LTIP Units ($1,844,995) is based on a Monte Carlo simulation model, representing the number of Performance-Based LTIP Units that would be earned by Mr. Zell if the target level of performance is achieved (52,549), as such level of achievement represents the probable outcome as of the grant date. The number of Performance-Based LTIP Units that would be earned by Mr. Zell if the maximum level of performance is achieved is 130,978. The Time-Based LTIP Units represent 33% of Mr. Zell’s target LTIC Program award and are subject to time-based vesting conditions, and the Performance-Based LTIP Units represent 67% of his target LTIC Program award and are subject to both time-based and performance-based vesting conditions. The Performance-Based LTIP Units awarded to Mr. Zell are fully at-risk, as he will earn between 0% and 249.25% of the Performance-Based LTIP Units based on the achievement of the applicable performance measure, as described above in the section entitled “Trustee Compensation – Compensation for the Chairman of the Board.” As of December 31, 2022, Mr. Zell held 33,749 LTIC Shares, 40,969 Time-Based LTIP Units, 66,777 LTIC RSUs and 93,390 Performance-Based LTIP Units in the aggregate. The awards granted to Mr. Zell, as a non-independent Trustee, generally have the same terms and conditions as the LTIC Program awards issued to our named executive officers.
2    Represents the aggregate grant date fair value of the 3,604 LTIC Shares awarded to each of Ms. Chube, Mr. Linneman, Ms. Robertson, Mr. Spector, and Mr. Star, as well as the 3,604 Time-Based LTIP Units granted to Mr. Edelman, on June 21, 2022, computed in accordance with FASB ASC Topic 718 and based on the assumptions described in Note 9 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value of the LTIC Shares and Time-Based LTIP Units is equal to the closing price per Common Share on the date of grant, $27.75, multiplied by the number of shares or units granted. These LTIC Shares and Time-Based LTIP Units vest on the first anniversary of the grant date of the award. As of December 31, 2022, Ms. Chube, Mr. Linneman, Ms. Robertson, Mr. Spector, and Mr. Star each held 3,604 LTIC Shares in the aggregate, and Mr. Edelman held 3,604 Time-Based LTIP Units in the aggregate.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2022, relating to equity compensation plans of the Company pursuant to which Common Shares are authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)[1]	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders[2]	1,853,472	—	1,126,571
Equity compensation plans not approved by security holders	—	—	—
Total	1,853,472	—	1,126,571
1    Represents outstanding Performance-Based Awards in the form of LTIC RSUs and Performance-Based LTIP Units, a portion of which are subject to additional time-based vesting following their performance measurement. The number of Performance-Based Awards set forth above includes 85,870 Performance-Based Awards for which performance has already been measured but, as of December 31, 2022, remain subject to time-based vesting, and 1,767,602 Performance-Based Awards for which performance has not been measured and have been included for this purpose at the potential maximum payout level.
2    Represents the 2015 Omnibus Plan. The number of Common Shares authorized under the 2015 Omnibus Plan was 5,750,000 as of December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the information set forth below is as of April 13, 2023, the Record Date for the Annual Meeting. The following table sets forth information regarding the beneficial ownership of our Common Shares (excluding any fractional shares that may be beneficially owned by such persons) by: (1) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding Common Shares based on ownership information as of December 31, 2022; and (2) each of our named executive officers, each of our trustees, and our executive officers and trustees as a group. Unless otherwise indicated, (1) the address of each identified person or entity is: c/o Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, and (2) we believe that each owner named below has sole voting and investment power for all our Common Shares shown to be beneficially owned by that person or entity. Except as set forth below, as of April 13, 2023, we do not know of any outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act with respect to any of the beneficial owners set forth below.

Name of Beneficial Owner	Number of Shares and Units[1]	Percent of All Shares[2]	Percent of All Shares and Units[3]
Beneficial Owners of More Than 5% of Our Common Shares
The Vanguard Group[4]	16,977,632	15.5%	15.5%
BlackRock, Inc.[5]	10,899,209	9.9%	9.9%
Ariel Investments, LLC[6]	6,029,652	5.5%	5.5%
Named Executive Officers
David A. Helfand[7]	996,273	*	*
William H. (Bill) Griffiths[8]	87,327	*	*
David S. Weinberg[9]	384,599	*	*
Orrin S. Shifrin[10]	208,466	*	*
Trustees
Sam Zell[11]	1,018,497	*	*
Ellen-Blair Chube	9,831	*	*
Martin L. Edelman[12]	36,704	*	*
Peter Linneman	37,413	*	*
Mary Jane Robertson	36,704	*	*
Gerald A. Spector[13]	136,704	*	*
James A. Star[14]	73,535	*	*
All Named Executive Officers & Trustees as a Group (11 persons)	3,026,053	2.6%	2.8%
*    Less than 1% of our Common Shares.
1    Our Declaration of Trust and bylaws place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our shares, unless an exception is granted by the Company. Numbers include all Common Shares, OP Units and Time-Based LTIP Units (regardless of whether a Book-Up Event has occurred).
2    The percentages indicated are based upon the number of Common Shares held by the officer or trustee divided by 109,701,592 of our Common Shares outstanding as of April 13, 2023.
3    The percentages indicated are based upon the number of Common Shares, OP Units and Time-Based LTIP Units held by the officer or trustee (as calculated in footnote 1 above) divided by 109,701,592, which represents the number of our Common Shares outstanding as of April 13, 2023, plus all OP Units and Time-Based LTIP Units that such person owns, assuming such OP Units and Time-Based LTIP Units are deemed to have been redeemed for Common Shares, but such Common Shares are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.
4    This information is as of December 31, 2022, and is based solely on a Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group (“Vanguard Group”). According to that Schedule 13G/A, the address of Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard Group reports aggregate beneficial ownership of 16,977,632 Common Shares, with sole power to vote zero Common Shares, shared power to vote 201,790 Common Shares, sole power to dispose of 16,670,254 Common Shares and shared power to dispose of 307,378 Common Shares. Vanguard Group reports that it and certain of its subsidiaries serve as investment advisors for clients that have acquired our Common Shares that are listed in that Schedule 13G/A.
5    This information is as of December 31, 2022, and is based solely on a Schedule 13G/A filed with the SEC on March 8, 2023, by BlackRock, Inc. (“BlackRock”). Based on the information provided in that Schedule 13G/A, the address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reports beneficial ownership of 10,899,209 Common Shares, with sole power to vote 10,576,925 Common Shares and sole power to dispose of all 10,899,209 Common Shares. BlackRock reports that it is the parent holding company for certain subsidiaries that have acquired our Common Shares and that are listed in that Schedule 13G/A.
6    This information is as of December 31, 2022, and is based solely on a Schedule 13G filed with the SEC on February 14, 2023, by Ariel Investments, LLC (“Ariel”). Based on the information provided in that Schedule 13G, the address of Ariel is 200 E. Randolph Street, Suite 2900, Chicago, Illinois 60601. Ariel reports beneficial ownership of 6,029,652 Common Shares, with sole power to vote 3,228,715 Common Shares, shared power to vote 60,497 Common Shares and sole power to dispose of all 6,029,652 Common Shares. Ariel reports that it serves as investment advisor for clients that have acquired our Common Shares that are listed in that Schedule 13G.
7    Includes 290 Common Shares held by EGI-CW Holdings, L.L.C. (“EGI-CW”). Mr. Helfand is a member of EGI-Fund (14-16) Investors, L.L.C. (“EGI-Fund (14-16)”), which is a member of EGI-CW. These 290 Common Shares represent only the number of shares in which Mr. Helfand has a pecuniary interest in accordance with his proportionate interest in EGI-Fund (14-16).

8    Includes 68,534 Common Shares and 12,047 OP Units held by the William Harden Griffiths Revocable Trust, of which Mr. Griffths is the trustee and a beneficiary. Also includes 6,746 Common Shares held by BGAC Investments LLC, of which Mr. Griffiths and his spouse are members. Mr. Griffiths disclaims beneficial ownership of the securities held by BGAC Investments LLC, except to the extent of his pecuniary interest therein.
9    Held by the David S. Weinberg Revocable Trust, of which Mr. Weinberg is the trustee and a beneficiary.
10    Held by the Orrin S. Shifrin Revocable Trust, of which Mr. Shifrin is the trustee and a beneficiary.
11    Held by the Samuel Zell Revocable Trust, of which Mr. Zell is the trustee and a beneficiary, including 193,381 Time-Based LTIP Units and OP Units. Excludes 2,584,300 shares that are held by EGI-CW, which is indirectly controlled by Chai Trust Company, LLC (“Chai”). Two entities, in which trusts established for the benefit of Mr. Zell’s family, the trustee of each of which is Chai, indirectly own interests, are members of EGI-CW. Mr. Zell is not an officer or a director of Chai and does not have voting or dispositive power over the shares, and therefore disclaims beneficial ownership thereof, except to the extent of any pecuniary interest therein indirectly held by his family.
12    Includes 16,629 Time-Based LTIP Units and OP Units held directly by Mr. Edelman. The remaining 20,075 shares are held by 3MB Associates, LLC, in which Mr. Edelman has an indirect pecuniary interest.
13    Includes 3,184 OP Units held directly by Mr. Spector and 100,000 Common Shares held by the Gerald A. Spector Revocable Trust, of which Mr. Spector is the trustee and a beneficiary.
14    Excludes 246,702 shares held by Crown Investment Series LLC – Series 45 (“Crown Series 45”), in which trusts established for the benefit of Mr. Star’s wife and children indirectly own interests. Crown Series 45 is indirectly controlled by Longview Asset Management LLC, of which Mr. Star is Executive Chairman. Mr. Star disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval or Ratification of Transactions with Related Persons

Our Code of Business Conduct and Ethics prohibits trustees and executive officers from engaging in transactions that may result in a conflict of interest with us. However, the Code of Business Conduct and Ethics allows exceptions to this prohibition, but only if a majority of the disinterested trustees approves the transaction or the transaction has otherwise been approved pursuant to our Related Party Transaction Policy. According to our Related Party Transaction Policy and our Audit Committee’s charter, our Audit Committee must review any transaction involving a trustee, officer or 5% shareholder that may create a conflict of interest. The Audit Committee must either approve or reject the transaction or refer the transaction to the full Board, excluding any interested trustees.

Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website, www.eqcre.com.

Related Person Transactions

Two North Riverside Plaza Joint Venture Limited Partnership

Effective July 20, 2015, we entered into a lease with Two North Riverside Plaza Joint Venture Limited Partnership, an entity associated with Mr. Zell, our Chairman, to occupy office space on the twentieth and twenty-first floors of Two North Riverside Plaza in Chicago, Illinois (the “20th/21st Floor Office Lease”). The initial term of the lease was approximately five years, expiring on December 31, 2020. We made improvements to the office space utilizing the $0.7 million tenant improvement allowance pursuant to the lease. In connection with the 20th/21st Floor Office Lease, we also had a storage lease with Two North Riverside Plaza Joint Venture Limited Partnership for storage space in the basement of Two North Riverside Plaza. We terminated the storage lease, effective August 31, 2020.

In December 2020, we entered into an amendment to the 20th/21st Floor Office Lease extending the lease term for one year, through December 31, 2021, with no renewal options. The lease payment for the extended term was approximately $0.3 million.

In December 2021, we entered into an amendment to the 20th/21st Floor Office Lease extending the lease term for one year, through December 31, 2022, with no renewal options. The lease payment for the extended term was approximately $0.4 million.

In December 2022, we entered into an amendment to the 20th/21st Floor Office Lease extending the lease term for one year, through December 31, 2023, with no renewal options. The lease payment for the extended term is approximately $0.4 million.

Indemnification

The Maryland statute governing a REIT formed under the laws of Maryland, or the Maryland REIT law, permits a Maryland REIT to include in its charter a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established in a judgment and is material to the cause of action. Our Declaration of Trust includes provisions limiting the liability of our trustees and officers for any debt, claim, demand, judgement decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to the Company or arising out of any action take or omitted for or on behalf of the Company. Our Declaration of Trust further provides that no trustee, officer, employee or agent of the Trust shall be liable to the Company, the shareholders or any other person for any act or omission except for his or her own willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law for directors, officers, employees and agents of Maryland corporations. The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they were, may be, or threatened to be, a party by reason of their service in those or other capacities unless it is established that:

•    the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•    the director or officer actually received an improper personal benefit in money, property or services; or
•    in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable to the corporation on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•    a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•    a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our Declaration of Trust and bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and to pay, reimburse or advance reasonable expenses to:

•    any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•    any individual who, while a trustee or officer of our company and at our request, serves or has served as a trustee, officer or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our Declaration of Trust and bylaws also permit us, with the approval of our Board, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described in our Declaration of Trust and bylaws and to any employee or agent of our company or a predecessor of our company. Our bylaws specify that any indemnification or payment or reimbursement of the expenses as described above will be made in accordance with the procedures provided by the MGCL for directors of Maryland corporations.

MISCELLANEOUS

Other Matters to Come Before the Annual Meeting

No other matters are to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other matters properly come before the meeting, however, the persons named in the proxy card will vote all proxies solicited by this Proxy Statement as recommended by the Board, or, if no such recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2024 Annual Meeting of Shareholders

Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2024 annual meeting of shareholders must be received at our principal executive offices on or before December 27, 2023, in order to be considered for inclusion in our proxy statement for our 2024 annual meeting of shareholders, provided that if we hold our 2024 annual meeting on a date that is more than 30 days before or after June 13, 2024, shareholders must submit proposals for inclusion in our 2024 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless conditions specified in the rule are met.

In addition, any shareholder who wishes to propose a nominee to the Board or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our current bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the shareholders for the 2024 annual meeting must be received no earlier than November 27, 2023 and no later than 5:00 p.m., Central Time, December 27, 2023. However, in the event that the 2024 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 150th day prior to the date of the meeting and not later than 5:00 p.m., Central Time, on the later of the 120th day prior to the date of the meeting or the tenth day following the date of the first public announcement of the meeting.

In addition to satisfying the foregoing requirements under our current bylaws, to comply with the universal proxy rules, any shareholder who intends to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 14, 2024. However, in the event that the 2024 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the Annual Meeting, notice by the shareholder to be timely must be received no later than 5:00 p.m., Central Time, on the later of the 60th day prior to the date of the meeting or the tenth day following the date of the first public announcement of the meeting.

Householding of Annual Meeting Materials

Some banks, brokers and other record holders of our Common Shares may participate in the practice of “householding” proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you write to us at Investor Relations, Equity Commonwealth, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, or call us at (312) 646-2801. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 13, 2023

This Proxy Statement and our 2022 Annual Report are available on our website at www.eqcre.com. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

Additional copies of this Proxy Statement and our Annual Report will be furnished to our shareholders upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this Proxy Statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022 for a reasonable fee.

By Order of the Board of Trustees

Orrin S. Shifrin
Executive Vice President,
General Counsel and Secretary
Chicago, Illinois
April 25, 2023

Exhibit A

Amendment No. 3
To The
Equity Commonwealth 2015 Omnibus Incentive Plan

Pursuant to Section 5.2 of the Equity Commonwealth 2015 Omnibus Incentive Plan, as amended from time to time (the “Plan”), the Board of Trustees of Equity Commonwealth (the “Board”), at a meeting of the Board held on March 14, 2023, has duly adopted a resolution approving this Amendment No. 3 to the Plan (this “Amendment”) to amend the Plan as set forth below, subject to approval of this Amendment by the Company’s stockholders. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meaning given to them in the Plan.

1.Section 4.1. The first sentence of Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 18, the maximum number of shares of Stock available for issuance under the Plan shall be seven million four hundred thousand (7,400,000) shares of Stock.

2.This Amendment shall be and is hereby incorporated into and forms a part of the Plan.

3.Except as modified by the Amendment, the terms of the Plan remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment is made effective as of June 13, 2023.

EQUITY COMMONWEALTH

By: ______________________________
William H. Griffiths
Executive Vice President, CFO and Treasurer

A

Exhibit B

EQUITY COMMONWEALTH
AMENDED AND RESTATED
2015 OMNIBUS INCENTIVE PLAN

B

B-i

8.10 Family Transfers.	B-14
9. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS	B-14
9.1 Right to Payment and Grant Price.	B-14
9.2 Other Terms.	B-14
9.3 Term.	B-15
9.4 Transferability of SARS.	B-15
9.5 Family Transfers.	B-15
10. TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS	B-15
10.1 Grant of Restricted Stock or Stock Units.	B-15
10.2 Restrictions.	B-15
10.3 Registration; Restricted Share Certificates.	B-16
10.4 Rights of Holders of Restricted Stock.	B-16
10.5 Rights of Holders of Stock Units.	B-16
10.5.1 Voting and Dividend Rights.	B-16
10.5.2 Creditor’s Rights.	B-17
10.6 Termination of Service.	B-17
10.7 Purchase of Restricted Stock and Shares of Stock Subject to Stock Units.	B-17
10.8 Delivery of Shares of Stock.	B-17
10.9 Family Transfers.	B-17
11. TERMS AND CONDITIONS OF OP UNITS	B-18
11.1 Grant of OP Units.	B-18
11.2 Share Calculations.	B-18
11.3 Dividends and Distributions.	B-19
11.4 Family Transfers.	B-19
12. TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER AWARDS	B-19
12.1 Unrestricted Stock Awards.	B-19
12.2 Other Awards.	B-19
13. FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK	B-20
13.1 General Rule.	B-20
13.2 Surrender of Shares of Stock.	B-20
13.3 Cashless Exercise.	B-20
13.4 Other Forms of Payment.	B-20
14. TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS	B-20
14.1 Dividend Equivalent Rights.	B-20
14.2 Termination of Service.	B-21
15. TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS	B-21
15.1 Grant of Performance-Based Awards.	B-21
15.2 Value of Performance-Based Awards.	B-21
15.3 Earning of Performance-Based Awards.	B-21
15.4 Form and Timing of Payment of Performance-Based Awards.	B-22
B-ii

15.5 Performance Conditions.	B-22
15.6 Performance-Based Awards Granted to Designated Covered Employees.	B-22
15.6.1 Performance Goals Generally.	B-22
15.6.2 Timing For Establishing Performance Goals.	B-22
15.6.3 Payment of Awards; Other Terms.	B-23
15.6.4 Performance Measures.	B-23
15.6.5 Evaluation of Performance.	B-24
15.6.6 Adjustment of Performance-Based Compensation.	B-24
15.6.7 Committee Discretion.	B-24
15.7 Status of Awards Under Code Section 162(m).	B-25
16. PARACHUTE LIMITATIONS	B-25
17. REQUIREMENTS OF LAW	B-25
17.1 General.	B-25
17.2 Rule 16b-3.	B-26
18. EFFECT OF CHANGES IN CAPITALIZATION	B-26
18.1 Changes in Stock.	B-26
18.2 Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.	B-27
18.3 Change in Control in which Awards are not Assumed.	B-27
18.4 Change in Control in which Awards are Assumed.	B-28
18.5 Adjustments	B-29
18.6 No Limitations on Company.	B-29
19. GENERAL PROVISIONS	B-29
19.1 Disclaimer of Rights.	B-29
19.2 Nonexclusivity of the Plan.	B-29
19.3 Withholding Taxes.	B-30
19.4 Captions.	B-30
19.5 Construction.	B-30
19.6 Other Provisions.	B-30
19.7 Number and Gender.	B-31
19.8 Severability.	B-31
19.9 Governing Law.	B-31
19.10 Section 409A of the Code.	B-31

B-iii

EQUITY COMMONWEALTH
AMENDED AND RESTATED
2015 OMNIBUS INCENTIVE PLAN
Equity Commonwealth (the “Company”) sets forth herein the terms of its Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”), as follows:
1.PURPOSE
The Plan is intended to (a) provide eligible persons with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that will provide for the Company’s long-term growth and profitability to benefit its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of obtaining, rewarding and retaining key personnel. To this end, the Plan permits the grant of awards of stock options, stock appreciation rights, restricted stock, stock units, OP Units, unrestricted stock, dividend equivalent rights, performance shares and other performance-based awards, other equity-based awards, and cash bonus awards. Any of these awards may, but need not, be made as performance incentives to reward the holders of such awards for the achievement of performance goals in accordance with the terms of the Plan. All Options granted under the Plan shall be non-qualified stock options.
2.DEFINITIONS
For purposes of interpreting the Plan documents (including the Plan and Award Agreements), the following definitions shall apply:
2.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of grants of Options or Stock Appreciation Rights, an entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity within the meaning of Treasury Regulation Section 1.414(c)-2(b)(2)(i), provided that (a) except as specified in clause (b) below, an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i) and (b) where the grant of Options or Stock Appreciation Rights is based upon a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation Section 1.414(c)-2(b)(2)(i).
2.2 “Applicable Laws” means the legal requirements relating to the Plan and the Awards under (a) applicable provisions of the corporate, securities, tax and other laws, rules, regulations and government orders of any jurisdiction applicable to Awards granted to residents therein and (b) the rules of any Stock Exchange on which the Stock is listed.
2.3 “Award” means a grant under the Plan of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, an OP Unit, Unrestricted Stock, a Dividend Equivalent Right, a Performance Share or other Performance-Based Award, or an Other Award.
2.4 “Award Agreement” means the agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award.
2.5 “Benefit Arrangement” shall have the meaning set forth in Section 16.
2.6 “Board” means the Board of Trustees of the Company.

2.7 “Cause” means, with respect to any Grantee, as determined by the Committee and unless otherwise provided in an applicable agreement between such Grantee and the Company or an Affiliate, (a)  the conviction of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (b) gross negligence or willful misconduct in connection with the performance of duties; (c) a material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Grantee and the Company or an Affiliate; or (d) a material violation of state or federal securities laws. Any determination by the Committee whether an event constituting Cause shall have occurred shall be final, binding and conclusive.

2.8 “Change in Control” means the occurrence of any of the following:

(a) any Person (as defined below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of either the then outstanding common shares of the Company or the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in Section 2.8(c)(i) below;

(b) the following individuals cease for any reason to constitute a majority of the number of Trustees then serving: individuals who, on the Effective Date, constitute the Board and any new Trustee whose appointment, election, or nomination to the Board was approved or recommended by a vote of at least two-thirds (2/3) of the Trustees then in office who either were Trustees on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any Subsidiary with any other entity, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(d) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(e) there is consummated a complete liquidation or dissolution of the Company.
For purposes of this Section 2.8, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities and (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of the Company.
In the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
2.9 “Code” means the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code Section shall be deemed to include, as applicable, regulations promulgated under such Code Section.
2.10 “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).
2.11 “Company” means Equity Commonwealth, a Maryland real estate investment trust.
2.12 “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Code Section 162(m)(3).
2.13 “Disability” means the inability of a Grantee to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months.
2.14 “Dividend Equivalent Right” means a right, granted to a Grantee pursuant to Section 14, to receive cash, Stock, other Awards or other property equal in value to dividends or other periodic payments paid or made with respect to a specified number of shares of Stock.
2.15 “Effective Date” means March 18, 2015.
2.16 “Employee” means, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.
2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended.
2.18    “Fair Market Value” means the fair market value of a share of Stock for purposes of the Plan, which shall be determined as of any Grant Date as follows:
(a) If on such Grant Date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another established securities market (a “Securities Market”), the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such Grant Date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such Grant Date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code Section 409A.
Notwithstanding this Section 2.18 or Section 19.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 19.3, the Fair Market Value will be determined by the Company using any reasonable method; provided, further, that for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date).
2.19 “Family Member” means, with respect to any Grantee as of any date of determination, (a) a Person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of such Grantee, (b) any Person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the beneficial interest, (d) a foundation in which any one or more of the persons specified in clauses (a) and (b) above (and such Grantee) control the management of assets, and (e) any other entity in which one or more of the persons specified in clauses (a) and (b) above (and such Grantee) own more than fifty percent (50%) of the voting interests.
2.20 “Grant Date” means, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 hereof (e.g., in the case of a new hire, the first date on which such new hire performs any Service), or (c) such subsequent date specified by the Committee in the corporate action approving the Award.
2.21 “Grantee” means a Person who receives or holds an Award under the Plan.
2.22 “Operating Partnership” shall have the meaning set forth in Section 11.
2.23 “Option” means an option to purchase one or more shares of Stock pursuant to the Plan.
2.24 “Option Price” means the exercise price for each share of Stock subject to an Option.
2.25 “OP Units” shall have the meaning set forth in Section 11.
2.26 “Other Agreement” shall have the meaning set forth in Section 16.
2.27 “Other Award” means an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, other than an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, an OP Unit, Unrestricted Stock, a Dividend Equivalent Right or a Performance Share. Other Awards may also include cash payments under the Plan which may be based on one or more criteria determined by the Committee that are unrelated to the value of Stock and that may be granted in tandem with, or independent of, Awards granted under the Plan.
2.28 “Parachute Payment” shall have the meaning set forth in Section 16(a).
2.29 “Performance-Based Award” means an Award of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, OP Units, Performance Shares or Other Awards made subject to the achievement of performance goals (as provided in Section 15) over a Performance Period specified by the Committee.
2.30 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for “qualified performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for “qualified performance-based compensation” within the meaning of and pursuant to Code Section 162(m) does not constitute performance-based compensation for other purposes, including the purposes of Code Section 409A.
2.31 “Performance Measures” means measures as specified in Section 15.6.4 on which the performance goals under Performance-Based Awards are based and which are approved by the Company’s stockholders pursuant to, and to the extent required by, the Plan in order to qualify such Performance-Based Awards as Performance-Based Compensation.
2.32 “Performance Period” means the period of time during which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.
2.33 “Performance Shares” means a Performance-Based Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, made subject to the achievement of performance goals (as provided in Section 15) over a Performance Period of up to ten (10) years.

2.34 “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

2.35 “Plan” means the Company’s 2015 Omnibus Incentive Plan, as amended from time to time.
2.36 “Reporting Person” means a Person who is required to file reports under Section 16(a) of the Exchange Act, or any successor provision.
2.37 “Restricted Period” shall have the meaning set forth in Section 10.2.
2.38 “Restricted Stock” means shares of Stock awarded to a Grantee pursuant to Section 10.
2.39 “SAR Price” shall have the meaning set forth in Section 9.1.
2.40 “Securities Act” means the Securities Act of 1933, as amended, as now in effect or as hereafter amended.
2.41 “Service” means service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding and conclusive. If a Service Provider’s employment or other service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other service relationship to the Company or any other Affiliate.

2.42 “Service Provider” means an Employee, officer, or Trustee of the Company or an Affiliate, or a consultant or adviser (who is a natural Person) to the Company or an Affiliate currently providing services to the Company or an Affiliate.
2.43 “Stock” means the common shares of beneficial interest, par value $0.01 per share, of the Company, or any security which shares of Stock may be changed into or for which shares of Stock may be exchanged as provided in Section 18.1.
2.44 “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.
2.45 “Stock Exchange” means an established national or regional stock exchange.
2.46 “Stock Unit” means a bookkeeping entry representing the equivalent of one (1) share of Stock awarded to a Grantee pursuant to Section 10 that (a) is not subject to vesting or (b) is subject to time-based vesting, but not to performance-based vesting. A Stock Unit may also be referred to as a restricted stock unit.
2.47 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America, and (b) in the case of an Award of Options or Stock Appreciation Rights, such Award would be considered to be granted in respect of “service recipient stock” under Code Section 409A.
2.48 “Substitute Award” means an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan by a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.
2.49 “Trustee” means a member of the Board.
2.50 “Unrestricted Stock” shall have the meaning set forth in Section 12.
3.ADMINISTRATION OF THE PLAN
3.1Committee.
3.1.1Powers and Authorities.
The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan which the Committee deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive whether or not expressly provided for in any provision of the Plan, such Award or such Award Agreement.
In the event that the Plan, any Award or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.
3.1.2Composition of Committee.
The Committee shall be a committee composed of not fewer than two Trustees of the Company designated by the Board to administer the Plan. Each member of the Committee shall be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) if applicable, an “outside director” (within the meaning of Code Section 162(m)(4)(C)(i)) and (iii) an independent director in accordance with the rules of any Stock Exchange on which the Stock is listed; provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof if the Compensation Committee of the Board or such subcommittee satisfies the foregoing requirements.
3.1.3Other Committees.
The Board also may appoint one or more committees of the Board, each composed of one or more Trustees of the Company who need not be “outside directors” (within the meaning of Code Section 162(m)(4)(C)(i) and (iii)), which may administer the Plan with respect to Grantees who are not “officers” as defined in Rule 16a-1(f) under the Exchange Act or Trustees of the Company, may grant Awards under the Plan to such Grantees, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Exchange Act, Code Section 162(m) (if applicable) and the rules of the Stock Exchange on which the Stock is listed.

3.1.4 Delegation by Committee.
To the extent permitted by Applicable Laws, the Committee may by resolution delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (a) to make Awards to Trustees of the Company, (b) to make Awards to Employees who are (i) “officers” as defined in Rule 16a-1(f) under the Exchange Act, (ii) Covered Employees or (iii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (c) to interpret the Plan or any Award. Any delegation hereunder will be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan will be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 will serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority will have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” will, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2Board.
The Board from time to time may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3Terms of Awards.
3.3.1Committee Authority.
Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:
(a) designate Grantees;
(b) determine the type or types of Awards to be made to a Grantee;
(c) determine the number of shares of Stock to be subject to an Award;
(d) establish the terms and conditions of each Award (including the Option Price of any Option or the purchase price for Restricted Stock or OP Units), the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and the treatment of an Award in the event of a Change in Control (subject to applicable agreements);
(e) prescribe the form of each Award Agreement evidencing an Award; and
(f) subject to the limitation on repricing in Section 3.4, amend, modify or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural persons who are foreign nationals or are natural persons who are employed outside the United States to reflect differences in local law, tax policy, or custom, provided that, notwithstanding the foregoing, no amendment, modification or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award.
The Committee shall have the right, in its discretion, to make Awards in substitution or exchange for any award granted under another compensatory plan of the Company, an Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or will combine.

3.3.2Forfeiture; Recoupment.
The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of or in conflict with any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) Company policy or procedure, (f) other agreement, or (g) any other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. The Committee may annul an outstanding Award if the Grantee thereof is an Employee of the Company or an Affiliate and is terminated for Cause as defined in the Plan or the applicable Award Agreement or for “cause” as defined in any other agreement between the Company or such Affiliate and such Grantee, as applicable.
Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent the Grantee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

3.4No Repricing.
Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for or substitution of Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; (c) cancel outstanding Options or SARs in exchange for cash or other Awards (other than cash or other Awards with a value equal to the excess of the Fair Market Value of the Stock subject to such Options or SARs at the time of cancellation over the exercise or grant price for such Stock); or (d) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

3.5 Deferral Arrangement.
The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or Dividend Equivalent Rights and, in connection therewith, provisions for converting such credits into Stock Units and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code Section 401(k)(2)(B)(IV), provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. Any such deferrals shall be made in a manner that complies with Code Section 409A, including, if applicable, with respect to when a “separation from service” (within the meaning of Code Section 409A) occurs.

3.6No Liability.
No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.7Registration; Share Certificates.
Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4.STOCK SUBJECT TO THE PLAN
4.1Number of Shares of Stock Available for Awards.
Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 18, the maximum number of shares of Stock available for issuance under the Plan shall be seven million four hundred thousand (7,400,000) shares of Stock. Such shares of Stock may be authorized and unissued shares of Stock or treasury shares of Stock or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock available for issuance under the Plan may be used for any type of Award under the Plan.

4.2Adjustments in Authorized Shares of Stock.
In connection with mergers, reorganizations, separations, or other transactions to which Code Section 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan by another business entity that is a party to such transaction and to substitute Awards under the Plan for such awards. The number of shares of Stock available for issuance under the Plan pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and substitute Awards. Shares available for issuance under a shareholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange on which the Stock is listed.

4.3Share Usage.
(a) Shares of Stock subject to an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1.

(b) Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Section 10.4, shall be counted against the share issuance limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award. The number of shares of Stock subject to an Award of SARs shall be counted against the share issuance limit set forth in Section 4.1 as one (1) share of Stock for every one (1) share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle such SARs upon the exercise thereof. The target number of shares issuable under a Performance Share grant shall be counted against the share issuance limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance Shares to the extent different from such target number of shares.
(c) If any shares of Stock subject to an Award are not purchased or are forfeited or expire, or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture, termination, or expiration again be available for making Awards under the Plan. The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Stock upon exercise of an Option as provided in Section 13.2, (ii) deducted or delivered from payment of an Award in connection with the Company’s tax withholding obligations as provided in Section 19.3, (iii) purchased by the Company with proceeds from Option exercises, or (iv) subject to a SAR granted under the Plan that is settled in shares of Stock that were not issued upon the net settlement or net exercise of such SAR.
5.TERM; AMENDMENT AND TERMINATION
5.1Term.
The Plan shall terminate automatically ten (10) years after the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2Amendment and Termination.
The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been made. The effectiveness of any amendment to the Plan shall be contingent on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required by Applicable Laws (including the rules of any Stock Exchange on which the Stock is then listed), provided that no amendment shall be made to the no repricing provisions of Section 3.4 or the Option pricing provisions of Section 8.1 without the approval of the Company’s stockholders. No amendment, suspension or termination of the Plan shall impair rights or obligations under any Award theretofore made under the Plan without the consent of the Grantee thereof.
6.AWARD ELIGIBILITY AND LIMITATIONS
6.1Eligible Grantees.
Subject to this Section 6, Awards may be made under the Plan to (i) any Service Provider, as the Committee shall determine and designate from time to time and (ii) any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.
6.2Limitation on Shares of Stock Subject to Awards and Cash Awards.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act:
(a) the maximum number of shares of Stock subject to Options or SARs that may be granted under the Plan in a calendar year to any Person eligible for an Award under Section 6 is one million (1,000,000) shares;
(b) the maximum number of shares of Stock that may be granted under the Plan, other than pursuant to Options or SARs, in a calendar year to any Person eligible for an Award under Section 6 is one million (1,000,000) shares; and
(c) the maximum amount that may be paid as a cash-settled Performance-Based Award for a Performance Period of twelve (12) months or less to any Person eligible for an Award shall be five million dollars ($5,000,000).
The preceding limitations in this Section 6.2 are subject to adjustment as provided in Section 18.
6.3Stand-Alone, Additional, Tandem and Substitute Awards.
    Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award, or for an award granted under another plan of the Company, an Affiliate, or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such substitute or exchange Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Section 8.1 and Section 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in a manner consistent with Code Section 409A.

6.4Minimum Vesting Period.
    Except with respect to a maximum of five percent (5%) of the shares of Stock authorized for issuance pursuant to Section 4.1, as may be adjusted pursuant to Section 4.2, and except as otherwise provided in Section 18, any Award that vests on the basis of the Grantee’s continued Service shall not provide for vesting which is any more rapid than vesting on the one (1) year anniversary of the Grant Date and any Award that vests upon the attainment of Performance Goals shall provide for a Performance Period of at least twelve (12) months.
7.AWARD AGREEMENT
Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such form or forms as the Committee shall from time to time determine. Award Agreements employed under the Plan from time to time or at the same time need not contain similar provisions, but shall be consistent with the terms of the Plan.
8.TERMS AND CONDITIONS OF OPTIONS
8.1Option Price.
The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one (1) share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2 Vesting.
Subject to Sections 8.3 and 18.3, each Option granted under the Plan shall become exercisable at such times and under such conditions as shall be determined by the Committee and stated in the Award Agreement, in another agreement with the Grantee or otherwise in writing.

8.3Term.
Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option; provided that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural Person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of such period longer than ten (10) years from the Grant Date of such Option as the Committee shall determine.

8.4Termination of Service.
Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee thereof, if at all, shall have the right to exercise such Option following termination of such Grantee’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5Limitations on Exercise of Option.
Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Section 18 which results in the termination of such Option.

8.6Method of Exercise.
Subject to the terms of Section 13 and Section 19.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7Rights of Holders of Options.
Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option, or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other Person. Except as provided in Section 18, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8Delivery of Stock.
Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.7.

8.9Transferability of Options.
Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Option shall be subject to the same restrictions with respect to transfers of such shares of Stock as would have applied to the Grantee thereof. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.
9.TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
9.1Right to Payment and Grant Price.
A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (x) the Fair Market Value of one (1) share of Stock on the date of exercise over (y) the per share exercise price of such SAR (the “SAR Price”) as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award; provided that a SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one (1) share of Stock on the Grant Date of such SAR.

9.2Other Terms.
The Committee shall determine, on the Grant Date or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award, and any and all other terms and conditions of any SAR.

9.3Term.
Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten (10) years from the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4Transferability of SARS.
Except as provided in Section 9.5, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer, and shares of Stock acquired pursuant to a SAR shall be subject to the same restrictions on transfers of such shares of Stock as would have applied to the Grantee or such SAR. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

10.TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS
10.1Grant of Restricted Stock or Stock Units.
Awards of Restricted Stock and Stock Units may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2Restrictions.
At the time a grant of Restricted Stock or Stock Units is made, the Committee may, in its sole discretion, (a) establish a period of time (a “Restricted Period”) applicable to such Restricted Stock or Stock Units and (b) prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or Stock Units as provided in Section 15. Except as provided in Section 10.9, Awards of Restricted Stock and Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3Registration; Restricted Share Certificates.
Pursuant to Section 3.7, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.7 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, share certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either (a) the Secretary of the Company shall hold such share certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each share certificate, or (b) such share certificates shall be delivered to such Grantee, provided that such share certificates shall bear legends that comply with applicable securities laws and regulations and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4Rights of Holders of Restricted Stock.
Unless the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividends declared or paid with respect to such shares of Restricted Stock. The Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as the vesting conditions and restrictions applicable to such Restricted Stock. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. All stock distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the vesting conditions and restrictions applicable to such Restricted Stock.

10.5Rights of Holders of Stock Units.
10.5.1Voting and Dividend Rights.
Holders of Stock Units shall have no rights as stockholders of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Stock Units, to direct the voting of the shares of Stock subject to such Stock Units, or to receive notice of any meeting of the Company’s stockholders). The Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each such Stock Unit which is equal to the per-share dividend paid on such shares of Stock. Dividends paid on Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Stock Units are achieved, and if such performance goals are not achieved, the Grantee of such Stock Units shall promptly forfeit and repay to the Company such dividend payments. Such Award Agreement also may provide that such cash payment shall be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date on which such cash dividend is paid. Such cash payments paid in connection with Stock Units which vest or are earned based upon the achievement of performance goals shall not vest unless such performance goals for such Stock Units are achieved, and if such performance goals are not achieved, the Grantee of such Stock Units shall promptly forfeit and repay to the Company such cash payments.

10.5.2Creditor’s Rights.
A holder of Stock Units shall have no rights other than those of a general unsecured creditor of the Company. Stock Units represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6Termination of Service.
Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee or otherwise in writing after such Award Agreement is entered into, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or Stock Units, the Grantee thereof shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends with respect to such Restricted Stock or Stock Units.

10.7Purchase of Restricted Stock and Shares of Stock Subject to Stock Units.
The Grantee of an Award of Restricted Stock or vested Stock Units shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested Stock Units from the Company at a purchase price equal to the greater of (x) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested Stock Units or (y) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested Stock Units. Such purchase price shall be payable in a form provided in Section 13 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered to the Company or an Affiliate.

10.8Delivery of Shares of Stock.
Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including but not limited to any delayed delivery period, the restrictions applicable to Restricted Stock or Stock Units settled in shares of Stock shall lapse, and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a share certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.7, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the shares of Stock represented by such Stock Unit have been delivered in accordance with this Section 10.8.

10.9Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Award of Restricted Stock or Stock Units to any Family Member. For the purpose of this Section 10.9, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family

Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 10.9, any such Award of Restricted Stock or Stock Units shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Award of Restricted Stock or Stock Units shall be subject to the same restrictions with respect to transfers of such shares of Stock as would have applied to the Grantee thereof. Subsequent transfers of transferred Awards of Restricted Stock or Stock Units shall be prohibited except to Family Members of the original Grantee in accordance with this Section 10.9 or by will or the laws of descent and distribution. The provisions of Section 10.6 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Award of Restricted Stock or Stock Units.
11.TERMS AND CONDITIONS OF OP UNITS
11.1Grant of OP Units.
Awards may be granted under the Plan in the form of undivided fractional limited partnership interests in any partnership entity through which the Company conducts its business and that has elected to be treated as a partnership for federal income tax purposes (the “Operating Partnership”), of one or more classes (“OP Units”) established pursuant to the Operating Partnership’s agreement of limited partnership, as amended from time to time. Awards of OP Units shall be valued by reference to, or otherwise determined by reference to or based on, shares of Stock. OP Units awarded under the Plan may be (1) convertible, exchangeable or redeemable for other limited partnership interests in the Operating Partnership (including OP Units of a different class or series) or shares of Stock, or (2) valued by reference to the book value, fair value or performance of the Operating Partnership. Awards of OP Units are intended to qualify as “profits interests” within the meaning of IRS Revenue Procedure 93-27, as clarified by IRS Revenue Procedure 2001-43, with respect to a Grantee who is rendering services to or for the benefit of the Operating Partnership, including its subsidiaries.
11.2Share Calculations.
For purposes of calculating the number of shares of Stock underlying an Award of OP Units relative to the total number of shares of Stock available for issuance under the Plan, the Committee shall establish in good faith the maximum number of shares of Stock to which a Grantee receiving such Award of OP Units may be entitled upon fulfillment of all applicable conditions set forth in the relevant award documentation, including vesting conditions, partnership capital account allocations, value accretion factors, conversion ratios, exchange ratios and other similar criteria. If and when any such conditions are no longer capable of being met, in whole or in part, the number of shares of Stock underlying such Awards of OP Units shall be reduced accordingly by the Committee, and the number of shares of Stock available for issuance under the Plan shall be increased by one share of Stock for each share so reduced. Awards of OP Units may be granted either alone or in addition to other awards granted under the Plan. The Committee shall determine the eligible Grantees to whom, and the time or times at which, awards of OP Units shall be made; the number of OP Units to be awarded; the price, if any, to be paid by the Grantee for the acquisition of such OP Units (which may be less than the fair value of the OP Unit); and the restrictions and conditions applicable to such award of OP Units. Conditions may be based on continuing employment (or other service relationship), computation of financial metrics and/or achievement of pre-established performance goals and objectives, with related length of the service period for vesting, minimum or maximum performance thresholds, measurement procedures and length of the performance period to be established by the Committee at the time of grant, in its sole discretion (or any other Performance Measures). The Committee may allow awards of OP Units to be held through a limited partnership, or similar “look-through” entity, and the Committee may require such limited partnership or similar entity to impose restrictions on its partners or other beneficial owners that are not inconsistent with the provisions of this Section 11. The provisions of the grant of OP Units need not be the same with respect to each Grantee.
11.3Dividends and Distributions.
Notwithstanding Section 14, the Award Agreement or other award documentation in respect of an Award of OP Units may provide that the Grantee shall be entitled to receive, currently or on a deferred or contingent basis, dividends or dividend equivalents with respect to the number of shares of Stock underlying the Award or other distributions from the Operating Partnership prior to vesting (whether based on a period of time or based on attainment of specified performance conditions), as determined at the time of grant by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional shares of Stock or OP Units.
11.4Family Transfers.
If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Award of OP Units to any Family Member. For the purpose of this Section 11.4, a transfer “not for value” is a transfer which is (a) a gift, (b) a transfer under a domestic relations order in settlement of marital property rights or (c) unless Applicable Laws do not permit such transfer, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (and/or the Grantee) in exchange for an interest in such entity. Following a transfer under this Section 11.4, any such Award of OP Units shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, and the shares of Stock acquired pursuant to such Award of OP Units shall be subject to the same restrictions with respect to transfers of such shares of Stock as would have applied to the Grantee thereof. Subsequent transfers of transferred Awards of OP Units shall be prohibited except to Family Members of the original Grantee in accordance with this Section 11.4 or by will or the laws of descent and distribution.
12.TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS AND OTHER AWARDS
12.1Unrestricted Stock Awards.
Subject to Section 6.4, the Committee may, in its sole discretion, grant (or sell at the par value of a share of Stock or at such other higher purchase price as shall be determined by the Committee) an Award to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted or sold to any Grantee as provided in the immediately preceding sentence in respect of past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service, to the Company or an Affiliate or other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.
12.2Other Awards.
The Committee may, in its sole discretion, grant Awards in the form of Other Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Section 12.2 may be granted with vesting, value and/or payment contingent upon the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Awards at the Grant Date or thereafter. Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, upon the termination of a Grantee’s Service, any Other Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Award, the Grantee thereof shall have no further rights with respect to such Other Award.
13.FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK
13.1General Rule.
Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

13.2Surrender of Shares of Stock.
To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

13.3Cashless Exercise.
To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 19.3, or, with the consent of the Company, by issuing the number of shares of Stock equal in value to the difference between such Option Price and the Fair Market Value of the shares of Stock subject to the portion of such Option being exercised.

13.4Other Forms of Payment.
To the extent the Award Agreement so provides and/or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock may be made in any other form that is consistent with Applicable Laws, including (a) Service by the Grantee thereof to the Company or an Affiliate and (b) by withholding shares of Stock that would otherwise vest or be issuable in an amount equal to the Option Price or purchase price and the required tax withholding amount.
14.TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS
14.1Dividend Equivalent Rights.
A Dividend Equivalent Right is an Award entitling the recipient thereof to receive credits based on cash distributions that would have been paid on the shares of Stock specified in such Dividend Equivalent Right (or other Award to which such Dividend Equivalent Right relates) if such shares of Stock had been issued to and held by the recipient of such Dividend Equivalent

Right as of the record date. A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement therefor. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently (with or without being subject to forfeiture or a repayment obligation) or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional Dividend Equivalent Rights (with or without being subject to forfeiture or a repayment obligation). Any such reinvestment shall be at the Fair Market Value thereof on the date of such reinvestment. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or in multiple installments, all as determined in the sole discretion of the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and repay to the Company payments made in connection with such Dividend Equivalent Rights.

14.2 Termination of Service.
Unless the Committee otherwise provides in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, a Grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon such Grantee’s termination of Service for any reason.
15.TERMS AND CONDITIONS OF PERFORMANCE-BASED AWARDS
15.1 Grant of Performance-Based Awards.
Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance-Based Awards to a Plan participant in such amounts and upon such terms as the Committee shall determine.

15.2 Value of Performance-Based Awards.
Each grant of a Performance-Based Award shall have an actual or target number of shares of Stock or initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are achieved, shall determine the value and/or number of shares of Stock subject to a Performance-Based Award that will be paid out to the Grantee thereof.

15.3Earning of Performance-Based Awards.
Subject to the terms of the Plan, in particular Section 15.6.3, after the applicable Performance Period has ended, the Grantee of Performance-Based Awards shall be entitled to receive a payout on the number of the Performance-Based Awards or value earned by such Grantee over such Performance Period.

15.4Form and Timing of Payment of Performance-Based Awards.
Payment of earned Performance-Based Awards shall be made in the manner described in the applicable Award Agreement as determined by the Committee. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance-Based Awards in the form of cash or shares of Stock (or a combination thereof) equal to the value of such earned Performance-Based Awards and shall pay the Awards that have been earned at the close of the applicable Performance Period, or as soon as reasonably practicable after the Committee has determined that the performance goal or goals relating thereto have been achieved; provided that, unless specifically provided in the Award Agreement for such Awards, such payment shall occur no later than the 15th day of the third month following the end of the calendar year in which such Performance Period ends. Any shares of Stock paid out under such Performance-Based Awards may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Performance-Based Awards shall be set forth in the Award Agreement therefor.

15.5Performance Conditions.
The right of a Grantee to exercise or receive a grant or settlement of any Performance-Based Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. If and to the extent required under Code Section 162(m), any power or authority relating to an Award intended to qualify under Code Section 162(m) shall be exercised by the Committee and not by the Board.

15.6Performance-Based Awards Granted to Designated Covered Employees.
If and to the extent that the Committee determines that a Performance-Based Award to be granted to a Grantee should constitute “qualified performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 15.6.

15.6.1Performance Goals Generally.
The performance goals for Performance-Based Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 15.6. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Awards shall be granted, exercised and/or settled upon achievement of any single performance goal or of two (2) or more performance goals. Performance goals may differ for Awards granted to any one Grantee or to different Grantees.

15.6.2Timing For Establishing Performance Goals.
Performance goals for any Performance-Based Award shall be established not later than the earlier of (a) 90 days after the beginning of any Performance Period applicable to such Award, and (b) the date on which twenty-five percent (25%) of any Performance Period applicable to such Award has expired, or at such other date as may be required or permitted for compensation payable to a Covered Employee to constitute Performance-Based Compensation.

15.6.3Payment of Awards; Other Terms.
Payment of Performance-Based Awards shall be in cash, shares of Stock, or other Awards, including an Award that is subject to additional Service-based vesting, as determined in the sole discretion of the Committee. The Committee may, in its sole discretion, reduce the amount of a payment otherwise to be made in connection with such Awards. The Committee shall specify the circumstances in which such Performance-Based Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a Performance Period or settlement of such Awards. In the event payment of the Performance-Based Award is made in the form of another Award subject to Service-based vesting, the Committee shall specify the circumstances in which the payment Award will be paid or forfeited in the event of a termination of Service.

15.6.4 Performance Measures.
The performance goals upon which the payment or vesting of a Performance-Based Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be conditioned, shall be limited to the following Performance Measures, with or without adjustment:
(a) earnings (either in the aggregate or on a per-share basis);
(b) growth or rate of growth in funds from operations or funds from operations as adjusted (either in the aggregate or on a per-share basis);
(c) growth or rate of growth in earnings (either in the aggregate or on a per-share basis);
(d) net income or loss (either in the aggregate or on a per-share basis);
(e) cash available for distribution per share;
(f) cash flow provided by operations (either in the aggregate or on a per-share basis);
(g) growth or rate of growth in cash flow (either in the aggregate or on a per-share basis);
(h) free cash flow (either in the aggregate or on a per-share basis);
(i) reductions in expense levels (determined either on a Company-wide basis or in respect of any one or more business units);
(j) operating cost management and employee productivity;
(k) return measures (including on assets, equity or invested capital, whether at the shareholder level, a subsidiary level or an operating unit or division level);
(l) growth or rate of growth in return measures (including return on assets, equity or invested capital);
(m) share price (including attainment of a specified per-share price during the applicable performance period or growth measures and total shareholder return or attainment by the shares of a specified price for a specified period of time);
(n) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets and goals relating to acquisitions or divestitures;
(o) measures relating to earnings before interest, taxes, depreciation and amortization;

(p) achievement of business or operational goals such as market share and/or business development; and
(q) any other business criteria set forth in any Company bonus or incentive plan which has been approved by the Company's stockholders.
Performance under any of the foregoing Performance Measures (a) may be used to measure the performance of (i) the Company and its Subsidiaries and other Affiliates as a whole, (ii) the Company, any Subsidiary, and/or any other Affiliate or any combination thereof, or (iii) any one or more business units of the Company, any Subsidiary, and/or any other Affiliate, as the Committee, in its sole discretion, deems appropriate and (b) may be compared to the performance of one or more other companies or one or more published or special indices designated or approved by the Committee for such comparison, as the Committee, in its sole discretion, deems appropriate. In addition, the Committee, in its sole discretion, may select performance under the Performance Measure specified in clause (m) above for comparison to performance under one or more stock market indices designated or approved by the Committee. The Committee also shall have the authority to provide for accelerated vesting of any Performance-Based Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 15.

15.6.5Evaluation of Performance.
The Committee may provide in any Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; (h) tax valuation allowance reversals; (i) impairment expense; and (j) environmental expense. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, such inclusions or exclusions shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

15.6.6Adjustment of Performance-Based Compensation.
The Committee shall have the sole discretion to adjust Awards that are intended to qualify as Performance-Based Compensation, either on a formula or discretionary basis, or on any combination thereof, as the Committee determines consistent with the requirements of Code Section 162(m) for deductibility.

15.6.7Committee Discretion.
In the event that Applicable Laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval, provided that the exercise of such discretion shall not be inconsistent with the requirements of Code Section 162(m). In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 15.6.4.

15.7Status of Awards Under Code Section 162(m).
It is the intent of the Company that Performance-Based Awards under Section 15.6 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and the regulations promulgated thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m). Accordingly, the terms of Section 15.6, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). If any provision of the Plan or any agreement relating to any such Performance-Based Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
16.PARACHUTE LIMITATIONS
If any Grantee is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of the Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by such Grantee with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), any right of the Grantee to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:
(a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Grantee under the Plan to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and
(b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.
The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Stock Units, then by reducing or eliminating any other remaining Parachute Payments.
17.REQUIREMENTS OF LAW
17.1General.
The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or SAR or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company or an Affiliate, or any other Person, of any provision of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, issuance, sale or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, issued or sold to the Grantee or any other Person under such Award, whether pursuant to the exercise of an Option or SAR or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee shall have received evidence satisfactory to it that the Grantee or any other Person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

17.2Rule 16b-3.
During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder that would otherwise be subject to Section 16(b) of the Exchange Act shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of such Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that such Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of, or to permit the Company to avail itself of the benefits of, the revised exemption or its replacement.
18.EFFECT OF CHANGES IN CAPITALIZATION
18.1Changes in Stock.
If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of stock for which grants of Options and other Awards may be made under the Plan, including the share limits set forth in Section 6.2, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust (a) the number and kind of shares of stock subject to outstanding Awards and/or (b) the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

18.2Reorganization in Which the Company Is the Surviving Entity Which Does not Constitute a Change in Control.
Subject to Section 18.3, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities which does not constitute a Change in Control, any Option or SAR theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option or SAR would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement or in another agreement with the Grantee, or otherwise set forth in writing, any restrictions applicable to such Award shall apply as well to any replacement shares received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 18.2, Performance-Based Awards shall be adjusted (including any adjustment to the Performance Measures applicable to such Awards deemed appropriate by the Committee) so as to apply to the securities that a holder of the number of shares of Stock subject to the Performance-Based Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

18.3Change in Control in which Awards are not Assumed.
Except as otherwise provided in the applicable Award Agreement or in another agreement with the Grantee, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Stock Units, OP Units, Dividend Equivalent Rights or Other Awards are not being assumed or continued, the following provisions shall apply to such Award, to the extent not assumed or continued:

(a) in each case with the exception of Performance-Based Awards, all outstanding Restricted Stock shall be deemed to have vested, all Stock Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, all OP Units shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, and all Dividend Equivalent Rights shall be deemed to have vested and the shares of Stock subject thereto shall be delivered, immediately prior to the occurrence of such Change in Control, and one or both of the following two actions shall be taken:

(i) fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days, which exercise shall be effective upon such consummation; and/or
(ii) the Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock, Stock Units, OP Units and/or Dividend Equivalent Rights and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or Stock Units, OP Units and Dividend Equivalent Rights (for shares of Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (y) the Option Price or SAR Price applicable to such Options or SARs.

(b) For Performance-Based Awards, actual performance to date shall be determined as of the date of consummation of the Change in Control as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control. For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Awards shall be treated as though target performance has been achieved. After application of this Section 18.3(b), if any Awards arise from application of this Section 18, such Awards shall be settled under the applicable provision of Section 18.3(a).
(c) Other Awards shall be governed by the terms of the applicable Award Agreement.
With respect to the Company’s establishment of an exercise window, (A) any exercise of an Option or SAR during the fifteen (15)-day period referred to above shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and (B) upon consummation of any Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate. The Committee shall send notice of an event that shall result in such a termination to all natural persons and entities who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

18.4Change in Control in which Awards are Assumed.
Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control in which outstanding Options, SARs, Restricted Stock, Stock Units, OP Units, Dividend Equivalent Rights or Other Awards are being assumed or continued, the following provisions shall apply to such Award, to the extent assumed or continued:
The Plan and the Options, SARs, Restricted Stock, Stock Units, OP Units, Dividend Equivalent Rights and Other Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, Stock Units, OP Units, Dividend Equivalent Rights and Other Awards, or for the substitution for such Options, SARs, Restricted Stock, Stock Units, OP Units, Dividend Equivalent Rights and Other Awards of new common stock options, stock appreciation rights, restricted stock, common stock units, OP Units, dividend equivalent rights and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and stock appreciation rights exercise prices.

18.5Adjustments
Adjustments under this Section 18 related to shares of Stock or other securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement at the time of grant, in another agreement with the Grantee, or otherwise in writing at any time thereafter with the consent of the Grantee, for different provisions to apply to an Award in place of those provided in Sections 18.1, 18.2, 18.3 and 18.4. This Section 18 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.

18.6No Limitations on Company.
The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or engage in any other transaction or activity.
19.GENERAL PROVISIONS
19.1Disclaimer of Rights.
No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or Service of the Company or an Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any natural Person or entity at any time, or to terminate any employment or other relationship between any natural Person or entity and the Company or an Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee thereof, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

19.2Nonexclusivity of the Plan.
Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable.

19.3Withholding Taxes.
The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to any other Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation; provided that if there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, (a) by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (b) by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 19.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Stock. Notwithstanding Section 2.18 or this Section 19.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to this Section 19.3, for any shares of Stock subject to an Award that are sold by or on behalf of a Grantee on the same date on which such shares may first be sold pursuant to the terms of the related Award Agreement, the Fair Market Value of such shares shall be the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date), so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale. In such case, the percentage of shares of Stock withheld shall equal the applicable minimum withholding rate.

19.4Captions.
The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

19.5Construction.
Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

19.6Other Provisions.
Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

19.7Number and Gender.
With respect to words used in the Plan, the singular form shall include the plural form and the masculine gender shall include the feminine gender, as the context requires.

19.8Severability.
If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.9Governing Law.
The validity and construction of the Plan and the instruments evidencing the Awards hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

19.10Section 409A of the Code.
The Company intends to comply with Code Section 409A, or an exemption to Code Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Code Section 409A. To the extent that the Company determines that a Grantee would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Committee.

*    *    *

To record adoption of the Plan by the Board on March 18, 2015, and approval of the Plan by the stockholders on June 16, 2015, as subsequently amended, including as most recently amended by the Board on March 14, 2023, and approved by the stockholders on June 13, 2023, the Company has caused its authorized officer to execute the Plan.

EQUITY COMMONWEALTH

By:__________________________________
William H. Griffiths Executive Vice President, CFO and Treasurer

SCAN TO VIEW MATERIALS & VOTE

AUTHORIZE YOUR PROXY BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 12, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EQC2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 12, 2023. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity Commonwealth, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Equity Commonwealth in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically by e-mail or over the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V06194-P88533

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY COMMONWEALTH

Our Board of Trustees Recommends You Vote "FOR" the Nominees for Trustee in Proposal 1, "FOR" Proposals 2, 4 and 5 and "ONE YEAR" for Proposal 3.

	For All	Withhold All	For All Except
1. To elect the nominees named in our proxy statement to our Board of Trustees	☐	☐	☐

01) Sam Zell
02) Ellen-Blair Chube
03) Martin L. Edelman
04) David A. Helfand
05) Peter Linneman
06) Mary Jane Robertson
07) Gerald A. Spector
08) James A. Star

Our Board recommends you vote "FOR" Proposal 1.

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of our named executive officers. **Our Board recommends you vote "FOR" Proposal 2.**	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To select, on a non-binding advisory basis, the frequency with which the advisory vote on executive compensation should be held. **Our Board recommends you vote "ONE YEAR" for Proposal 3.**	☐	☐	☐	☐

	For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. **Our Board recommends you vote "FOR" Proposal 4.**	☐	☐	☐
5. To approve the amendment to our 2015 Omnibus Incentive Plan. **Our Board recommends you vote "FOR" Proposal 5.**	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSAL 1, "FOR" PROPOSALS 2, 4 and 5 and "ONE YEAR" FOR PROPOSAL 3.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person indicating title.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

EQUITY COMMONWEALTH
ANNUAL MEETING OF SHAREHOLDERS
June 13, 2023, 1:30 p.m. Central Time
www.virtualshareholdermeeting.com/EQC2023

V06195-P88533

EQUITY COMMONWEALTH

Proxy

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Equity Commonwealth annual meeting of shareholders, including our annual report and proxy statement, are available on the internet.

This proxy is solicited on behalf of the Board of Trustees of Equity Commonwealth.

The undersigned shareholder of Equity Commonwealth, a Maryland real estate investment trust, or the Company, hereby appoints David A. Helfand and Orrin S. Shifrin, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/EQC2023 on June 13, 2023, at 1:30 p.m. Central Time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED ON THE REVERSE SIDE HEREOF. IF THIS PROXY IS EXECUTED, BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" THE NOMINEES FOR TRUSTEE IN PROPOSAL 1, "FOR" PROPOSALS 2, 4 AND 5 AND "ONE YEAR" FOR PROPOSAL 3. ADDITIONALLY, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST BY THE PROXIES, IN THEIR DISCRETION, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

See reverse for voting instructions.